UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TALEO CORPORATION
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4140 Dublin Boulevard, Suite 400

Dublin, California 94568

March 6, 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Taleo Corporation, a Delaware corporation (“Taleo”), which will be held on April 5, 2012, at 8:00 a.m., local time, at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement pursuant to which Taleo would be acquired by OC Acquisition LLC, a wholly owned subsidiary of Oracle Corporation, and other related proposals. We entered into this merger agreement on February 8, 2012. If the merger is completed, you will be entitled to receive $46.00 in cash, without interest and less any applicable withholding taxes, for each share of Taleo Class A common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Taleo and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of Taleo Class A common stock you own. We cannot consummate the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of Taleo Class A common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about Taleo from documents we have filed with the Securities and Exchange Commission.

Thank you for your ongoing support of Taleo and your consideration of this matter.

Very truly yours,

Michael Gregoire
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated March 6, 2012 and is first being mailed to stockholders on or about March 6, 2012.

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

To Taleo Stockholders:

A special meeting of stockholders of Taleo Corporation, a Delaware corporation (“Taleo”), will be held on April 5, 2012, at 8:00 a.m., local time, at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 8, 2012, among Taleo, OC Acquisition LLC (“Oracle Acquisition Entity”), a Delaware limited liability company and wholly owned subsidiary of Oracle Corporation (“Oracle”), Tiger Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Oracle Acquisition Entity, and Oracle, solely with respect to certain obligations set forth therein, as it may be amended from time to time, pursuant to which Taleo will be acquired by Oracle Acquisition Entity and become an indirect wholly owned subsidiary of Oracle;

2. To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger;

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement; and

4. To consider, vote on and transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

Our board of directors has specified the close of business on March 2, 2012, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Taleo Class A common stock held on the record date.

Under Delaware law, Taleo stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures explained in the section entitled “Appraisal Rights’’ beginning on page 80 of the accompanying proxy statement.

THE TALEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

By Order of the Board of Directors,

Michael Gregoire
Chairman and Chief Executive Officer
Dublin, California

YOUR VOTE IS VERY IMPORTANT

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.investorvote.com/TLEO) or by telephone (1-800-652-8683), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you abstain from voting, it will have the same effect as a vote against the proposal to adopt the merger agreement, the compensation proposal and the proposal to adjourn the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and it will have no effect on the compensation proposal or the proposal to adjourn the special meeting. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn the special meeting.

ADDITIONAL INFORMATION

For additional questions about the merger, assistance in submitting proxies or voting shares of Taleo Class A common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

199 Water Street

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (888) 661-5651

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON APRIL 5, 2012.

Pursuant to Rule 14a-16 promulgated by the Securities and Exchange Commission, these proxy materials are being made available to stockholders on or about March 6, 2012 at the following URL: http://ir.taleo.com/financials.cfm.

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(continued)

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements represent Taleo’s expectations or beliefs concerning future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the possibility that our stockholders will not provide sufficient votes to adopt the merger agreement under applicable law and the merger agreement;

•	the inability to obtain regulatory approvals required for the merger or the imposition of regulatory conditions on Oracle or Oracle Acquisition Entity;

•	the possibility that all of the closing conditions to the consummation of the merger will not be satisfied and the merger will not be completed;

•	an unsolicited offer of another company to acquire Taleo;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of lawsuits that have been brought by certain purported stockholders seeking to enjoin the consummation of the merger;

•	the impact of the announcement of the merger on Taleo’s relationships with its employees, existing customers or potential future customers; and

•

other risks detailed in Taleo’s current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See “Where You Can Find More Information” on page 87 of this proxy statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, except as required by law, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger agreement, the merger contemplated thereby and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Taleo common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “we,” “our,” “ours,” “us” and “Taleo” refer to Taleo Corporation. We refer to Oracle Corporation as “Oracle,” OC Acquisition LLC as “Oracle Acquisition Entity,” Tiger Acquisition Corporation as “Oracle Merger Subsidiary” and Qatalyst Partners LP as “Qatalyst Partners.”

Q:	What is the purpose of the merger?

A:	Taleo, Oracle Acquisition Entity, Oracle Merger Subsidiary and Oracle have entered into a merger agreement pursuant to which, subject to the terms and conditions of the merger agreement, Oracle will acquire Taleo through the merger of Oracle Merger Subsidiary, a wholly owned subsidiary of Oracle Acquisition Entity, with and into Taleo. Taleo will be the surviving corporation (which we refer to as the surviving corporation) in the merger and will continue as an indirect wholly owned subsidiary of Oracle.

Q:	What will happen to my Taleo stock as a result of the merger?

A:	If the merger is completed, each share of Taleo Class A common stock (which we refer to as Taleo common stock) that you hold at the effective time of the merger will be converted into the right to receive $46.00 in cash, without interest, less any applicable withholding taxes. This does not apply to shares of Taleo common stock held by any Taleo stockholders who have properly perfected their appraisal rights under Delaware law (as more fully described below).

Q:	What will happen to Taleo generally as a result of the merger?

A:	If the merger is completed, Taleo will cease to be an independent public company and will be wholly owned by Oracle Acquisition Entity, which itself is wholly owned by Oracle. As a result, you will no longer have any ownership interest in Taleo. Upon completion of the merger, shares of Taleo common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market. In addition, following the completion of the merger, the registration of Taleo common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated.

Q:	How does the merger consideration compare to the market price of Taleo common stock?

A:	The merger consideration of $46.00 per share to be received by Taleo stockholders represents:

•	a 57% premium to the closing price of Taleo common stock on October 21, 2011 (the day preceding the public announcement of Oracle’s acquisition of RightNow Technologies, Inc.);

•	a 40% premium to the closing price of Taleo common stock on December 2, 2011 (the day preceding the public announcement of SAP’s acquisition of SuccessFactors Inc.);

•	a 25% premium to the average closing price of Taleo common stock during the 20 trading days prior to the date of the merger agreement;

•	an 18% premium to the closing price of Taleo common stock on February 7, 2012, the day immediately preceding the date of the merger agreement; and

•	a 9% premium to the highest all-time closing price for our common stock.

The closing sale price of a share of Taleo common stock on the NASDAQ Global Select Market on March 5, 2012, was $45.89. You are encouraged to obtain current market quotations for Taleo common stock in connection with voting your shares.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash in exchange for shares of Taleo common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of Taleo common stock. If you are a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States. The tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 of this proxy statement.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	If the merger is completed, Taleo stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Taleo common stock, as determined by the Delaware Court of Chancery, but only if they properly perfect appraisal rights under Delaware law, as described in the section entitled “Appraisal Rights’’ beginning on page 80 of this proxy statement.

A copy of the full text of Section 262 of the Delaware General Corporation Law, or the DGCL, is included as Annex C to this proxy statement. Failure to strictly comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q:	When do you expect the merger to be completed?

A:	We currently expect the merger to be completed mid-year 2012. However, the merger is subject to various closing conditions, including Taleo stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could delay the completion of the merger. We cannot assure you that we will complete the merger on this schedule or at all.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of Taleo as of March 2, 2012, the record date for the special meeting. To complete the merger, Taleo’s stockholders holding a majority of the outstanding shares of Taleo common stock must vote to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. Taleo will submit the merger agreement to its stockholders for adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page 19.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of Taleo stockholders (which we refer to as the special meeting) will be held on April 5, 2012, starting at 8:00 a.m., local time, at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) a proposal to adopt the merger agreement with Oracle Acquisition Entity, Oracle Merger Subsidiary and Oracle, (2) a non-binding, advisory proposal to approve the compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal, and (3) a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement.

Q:	How does the Taleo board of directors recommend that I vote on the proposals?

A:	The Taleo board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Taleo and our stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 32 of this proxy statement.

The Taleo board of directors unanimously recommends that you vote “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	Do any of Taleo’s directors or executive officers have interests in the merger that may differ from those of Taleo stockholders?

A:	In considering the recommendation of the Taleo board of directors with respect to the merger agreement, holders of shares of Taleo common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	severance arrangements covering our executive officers;

•	single-trigger vesting acceleration for our non-employee director equity-based awards; and

•	indemnification of our directors and executive officers by the surviving corporation following the merger.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is March 2, 2012. If you own shares of Taleo common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. As of the record date, there were approximately 42,122,006 shares of Taleo common stock issued and outstanding held collectively by approximately 108 stockholders of record.

Q:	How many votes are required to adopt the merger agreement?

A:	Under the applicable law, we must receive the affirmative approval of the holders of a majority of the outstanding shares of Taleo common stock entitled to vote at the special meeting, in person or represented by proxy, in order to complete the merger. In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of Taleo entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. As of March 2, 2012, the record date for the special meeting, these directors, executive officers and stockholders collectively beneficially owned approximately 2.1% of the Taleo common stock entitled to vote at the special meeting. If the merger agreement is terminated in accordance with its terms, these voting agreements will also terminate.

Q:	How many votes are required to approve the compensation proposal?

A:	The vote to approve the compensation proposal is advisory and therefore will not be binding on Taleo, nor will it overrule any prior decision or require Taleo’s board of directors (or any committee thereof) to take any action. However, Taleo’s board of directors values the opinions of Taleo’s stockholders, and to the extent that there is any significant vote against the compensation proposal as disclosed in this proxy statement, Taleo’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Taleo’s board of directors will consider the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal.

Q:	How many votes are required to adopt the proposal to adjourn the special meeting?

A:	The adoption of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of Taleo common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon. If a quorum fails to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting may adjourn the special meeting.

Q:	How are votes counted? Why is my vote important?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Taleo common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on Taleo, nor will it overrule any prior decision or require Taleo’s board of directors (or any committee thereof) to take any action. However, Taleo’s board of directors values the opinions of Taleo’s stockholders, and to the extent that there is any significant vote against the compensation proposal as disclosed in this proxy statement, Taleo’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Taleo’s board of directors will consider the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders holding a majority of the shares of Taleo common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of Taleo common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of Taleo common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by using the telephone voting instructions printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope; or

•	in person by appearing and casting your vote at the special meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of Taleo common stock are present in person or represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn the special meeting. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by Taleo will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of Taleo common stock, you have the right to change or revoke your proxy at any time before the vote being taken at the special meeting:

•	by delivering to Taleo’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of Taleo common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

Attn: Corporate Secretary

If you are a “street name” holder of Taleo common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Taleo common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Taleo common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Taleo common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” beginning on page 80 and Annex C.

Q:	What happens if the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason?

A:	If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain a stand-alone public company, and Taleo common stock will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances, we may be required to pay to Oracle Acquisition Entity a termination fee or expenses associated with the transaction, as described below under “The Merger Agreement—Termination Fees and Expenses” beginning on page 71.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Taleo common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

199 Water Street

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (888) 661-5651

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies

(Page 25)

Taleo Corporation is a leading global provider of on-demand talent management software solutions. Taleo offers recruiting, performance management, compensation, succession planning, learning management, leadership development and analytics software solutions that help its customers attract and retain high quality talent, more effectively match workers’ skills to business needs, reduce the time and costs associated with manual and inconsistent processes, ease the burden of regulatory compliance, and increase workforce productivity through better alignment of workers’ goals, skills and training, career plans and compensation with corporate objectives. Taleo delivers its solutions on demand as a service that is accessed through an Internet connection and a standard web browser. Taleo’s solution delivery model, also called software-as-a-service or SaaS, eliminates the need for its customers to install and maintain hardware and software in order to use its solutions. Taleo seeks to become the leading global provider of unified talent management solutions.

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

(925) 452-3000

www.taleo.com

Oracle Corporation is the world’s largest enterprise software company and a leading provider of computer hardware products and services. Oracle develops, manufactures, markets, distributes and services database and middleware software; applications software; and hardware systems, consisting primarily of computer server and storage products. Oracle’s products are built on industry standards and are engineered to work together or independently within existing customer information technology (IT) environments. Oracle offers customers secure, reliable, and scalable integrated software and hardware solutions that are designed to improve business efficiencies and more easily adapt to an organization’s unique needs, at a lower total cost of ownership. Oracle seeks to be an industry leader in each of the specific product categories in which it competes and to expand into new and emerging markets.

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

OC Acquisition LLC is a Delaware limited liability company and a wholly owned subsidiary of Oracle. Oracle Acquisition Entity is a holding company that owns the shares of certain entities recently acquired by Oracle.

OC Acquisition LLC

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

Tiger Acquisition Corporation is a Delaware corporation and wholly owned subsidiary of Oracle Acquisition Entity, and was formed solely for the purpose of facilitating Oracle’s acquisition of Taleo. Oracle Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Oracle Merger Subsidiary will merge with and into Taleo and will cease to exist.

Tiger Acquisition Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

The Special Meeting

(Page 19)

Date, Time and Place. The special meeting will be held on April 5, 2012, starting at 8:00 a.m., local time, at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

Purpose. You will be asked to consider and vote upon (1) a proposal to adopt the merger agreement, (2) a non-binding, advisory proposal to approve the compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal, (3) a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement and (4) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. We are currently not aware of any other business to come before the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Taleo common stock at the close of business on March 2, 2012, the record date for the special meeting. You will have one vote for each share of Taleo common stock that you owned on the record date. As of March 2, 2012, there were 42,122,006 shares of Taleo common stock issued and outstanding and entitled to vote. A majority of Taleo common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be postponed or adjourned pursuant to the terms of the merger agreement.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card(s). Even if you plan to attend the special meeting, if you hold shares of Taleo common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the adjournment proposal.

If your shares of Taleo common stock are held in “street name,” you should instruct your brokerage firm, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker or nominee. If your shares of Taleo common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of Taleo common stock, your nominee will not be able to vote such shares at the special meeting.

Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Taleo common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on Taleo, nor will it overrule any prior decision or require Taleo’s board of directors (or any committee thereof) to take any action. However, Taleo’s board of directors values the opinions of Taleo’s stockholders, and to the extent that there is any significant vote against the compensation proposal as disclosed in this proxy statement, Taleo’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Taleo’s board of directors will consider the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of Taleo entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. As of March 2, 2012, the record date for the special meeting, these directors, executive officers and stockholders collectively beneficially owned approximately 2.1% of the Taleo common stock entitled to vote at the special meeting.

A list of Taleo stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, during ordinary business hours, for ten days prior to the special meeting.

Revocability of Proxy. Any holder of record of Taleo common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to Taleo’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Taleo common stock and bearing a later date; or

•	submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

Attn: Corporate Secretary

If you are a “street name” holder of Taleo common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

The Merger and the Merger Agreement

The Merger (Page 27)

The Agreement and Plan of Merger, dated as of February 8, 2012, which we refer to as the merger agreement, among Taleo, Oracle Acquisition Entity, Oracle Merger Subsidiary, and Oracle, solely with respect to certain obligations set forth therein, provides that Oracle Merger Subsidiary will merge with and into Taleo.

If the merger is completed, at the effective time of the merger, each outstanding share of Taleo common stock will be automatically converted into the right to receive $46.00 in cash, without interest and less applicable withholding taxes (other than shares of Taleo common stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, as described in this proxy statement). We refer to this amount in this proxy statement as the merger consideration.

As a result of the merger, Taleo will become a direct wholly owned subsidiary of Oracle Acquisition Entity and an indirect wholly owned subsidiary of Oracle. Upon completion of the merger, shares of Taleo common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The merger consideration to be received by Taleo stockholders represents:

•	a 57% premium to the closing price of Taleo common stock on October 21, 2011 (the day preceding the public announcement of Oracle’s acquisition of RightNow Technologies, Inc.);

•	a 40% premium to the closing price of Taleo common stock on December 2, 2011 (the day preceding the public announcement of SAP’s acquisition of SuccessFactors Inc.);

•	a 25% premium to the average closing price of Taleo common stock during the 20 trading days prior to the date of the merger agreement;

•	an 18% premium to the closing price of Taleo common stock on February 7, 2012, the day immediately preceding the date of the merger agreement; and

•	a 9% premium to the highest all-time closing price for our common stock.

The closing sale price of a share of Taleo common stock on the NASDAQ Global Select Market on March 5, 2012, was $45.89. You are encouraged to obtain current market quotations for Taleo common stock in connection with voting your shares.

Material U.S. Federal Income Tax Consequences of the Merger (Page 75)

The receipt of cash in exchange for shares of Taleo common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of Taleo common stock surrendered. Taleo stockholders who are U.S. holders generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. Taleo stockholders who are non-U.S. holders generally will not be subject to U.S. income tax on any gain recognized in connection with the merger unless the stockholder has certain connections to the United States. Taleo stockholders should consult their own tax advisors to determine the tax consequences to them of the merger based on their particular circumstances.

Appraisal Rights (Page 80)

Under Delaware law, if the merger is completed, Taleo stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in this proxy statement. Section 262 of the DGCL is attached as Annex C to this proxy statement. Please read it carefully.

Reasons for the Merger (Page 32)

In reaching its decision to adopt and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Taleo board of directors consulted with Taleo’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believe supported their decision. In particular, the Taleo board of directors reviewed the strategic alternatives available to the company, including remaining as a stand-alone public company, and concluded that it is an appropriate time to sell Taleo and that the merger consideration reflected the highest value reasonably attainable for Taleo stockholders.

Board of Directors Recommendation (Page 35)

The Taleo board of directors unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of Taleo and its stockholders, (ii) approved the merger agreement and (iii) recommends that Taleo stockholders adopt the merger agreement. Accordingly, the Taleo board of directors unanimously recommends that holders of Taleo common stock vote “FOR” the proposal to adopt the merger agreement at the special meeting.

The Taleo board of directors unanimously recommends that holders of Taleo common stock vote “FOR” the compensation proposal and “FOR” the adjournment proposal.

Interests of Taleo’s Directors and Executive Officers in the Merger (Page 44)

Taleo’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Taleo’s stockholders generally. The Taleo board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Taleo’s Financial Advisor (Page 35)

The Taleo board of directors retained Qatalyst Partners LP (which we refer to as Qatalyst Partners) to act as our financial advisor in connection with the merger. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of the Taleo board of directors on February 8, 2012, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of February 8, 2012 and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Taleo common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated February 8, 2012, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Taleo board of directors and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the consideration to be received by the holders of Taleo common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) in the merger. It does not address any other aspect of the merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger or any other matter. For a further discussion of Qatalyst Partners’ opinion, see “The Merger—Opinion of Taleo’s Financial Advisor” beginning on page 35.

Conditions to the Merger (Page 67)

The obligations of Oracle, Oracle Acquisition Entity and Oracle Merger Subsidiary, on the one hand, and Taleo, on the other hand, to consummate the merger are subject to the satisfaction at or prior to the closing of the merger of the following conditions:

•	adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of Taleo common stock;

•

no governmental authority with jurisdiction over any party will have issued any order, injunction, judgment, decree or ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited.

The obligations of Oracle Acquisition Entity and Oracle Merger Subsidiary to consummate the merger are subject to the satisfaction of other conditions, including the following:

•

the representations and warranties of Taleo made in the merger agreement, subject to certain exceptions, disregarding materiality or material adverse effect qualifications, will be true when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true as of such specified date), provided that such representations and warranties will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on Taleo;

•	Taleo will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•

there will not be instituted, pending or in effect (i) any proceeding by a governmental authority challenging or prohibiting the merger or otherwise seeking to restrict Oracle’s ownership or operation of Taleo’s business, assets or products, (ii) any proceeding by a governmental authority seeking to require divestiture by Oracle Acquisition Entity, Oracle Merger Subsidiary or any of Oracle Acquisition Entity’s other affiliates of any equity interests or (iii) any order, injunction or other ruling that is reasonably likely to result in any of the effects referred to in clauses (i) and (ii);

•

the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act) or any applicable foreign competition law will have expired or been terminated and any affirmative approval of a governmental authority required under any applicable foreign competition law will have been obtained;

•

except as expressly permitted or contemplated by the merger agreement, as required by applicable law or agreed to in writing by Oracle Acquisition Entity, Taleo, in all respects, will not have taken certain actions with respect to employees and employee compensation; and

•

there will not have been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Taleo.

The obligation of Taleo to consummate the merger is subject to the satisfaction of the additional following conditions:

•

the representations and warranties of Oracle Acquisition Entity and Oracle Merger Subsidiary made in the merger agreement will be true and correct in all material respects (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•	Oracle Acquisition Entity and Oracle Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement; and

•	the waiting period applicable to the merger under the HSR Act will have expired or been terminated.

Non-Solicitation; Competing Acquisition Proposals (Page 60)

Under the merger agreement, Taleo, its subsidiaries and their respective representatives are not permitted to, among other things, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal; (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to or afford access to the business, properties, assets, books or records of Taleo or any of its subsidiaries, or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make or has made any acquisition proposal; or (iii) enter into any agreement or agreement in principle relating to any acquisition proposal or requiring Taleo to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement.

Notwithstanding the restrictions described above, prior to the adoption of the merger agreement by Taleo’s stockholders, the Taleo board of directors may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited acquisition proposal in writing after the date of the merger agreement, that did not result from a breach of the non-solicitation provisions of the merger agreement, and that the Taleo board of directors believes in good faith, after consultation with its outside legal counsel and Qatalyst Partners, constitutes or is reasonably likely to lead to a superior proposal and (ii) thereafter furnish to such third party non-public information relating to Taleo or any of its subsidiaries pursuant to a confidentiality agreement meeting certain requirements as set forth in the merger agreement, but in each case under the preceding clauses (i) and (ii), only if the Taleo board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties to Taleo’s stockholders under applicable law.

Termination of the Merger Agreement (Page 69)

Taleo and Oracle Acquisition Entity may terminate the merger agreement by mutual written consent at any time before the consummation of the merger, notwithstanding any approval of the merger agreement by the Taleo stockholders. In addition, either Oracle Acquisition Entity or Taleo may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger has not been consummated on or before August 8, 2012 (which we refer to as the end date); provided that if all of the conditions to the consummation of the merger have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and applicable foreign competition laws and the obtainment of any affirmative approval of any governmental authority required under any applicable foreign competition law, then either Oracle Acquisition Entity or Taleo will be entitled to extend the end date by a three month period, and Oracle Acquisition Entity will be entitled to further extend the end date by a second three month period, but in no event will the end date be extended to a date that is later than the twelve month anniversary of the merger agreement; provided that such right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement results in the failure of the merger to be consummated by the end date;

•

any governmental authority of competent jurisdiction has issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action becomes final and non-appealable;

•	any law or regulation has been adopted that makes consummation of the merger illegal or otherwise prohibited; or

•	the special meeting has been held and the adoption of the merger agreement by Taleo’s stockholders has not been obtained thereat or at any adjournment or postponement thereof.

Oracle Acquisition Entity may also terminate the merger agreement if:

•	an adverse recommendation change (as defined in the section entitled “The Merger Agreement—Taleo Board Recommendation”) has occurred;

•

Taleo has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than a confidentiality agreement) relating to an acquisition proposal;

•	Taleo or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement;

•

if the Taleo board of directors or any committee thereof (i) has failed to reject any acquisition proposal within ten business days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of Taleo of a tender offer or exchange offer, which constitutes a failure to reject such acquisition proposal) or (ii) has failed, pursuant to Rule 14e-2 promulgated under the Exchange Act, or otherwise, to publicly reconfirm the board recommendation within ten business days after receipt of a written request from Oracle Acquisition Entity that it do so if such request is made following the making by any person or entity of an acquisition proposal; or

•

Taleo has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Taleo set forth in the merger agreement was inaccurate when made or has become inaccurate, in either case such that the conditions to the merger relating to the accuracy of Taleo’s representations and warranties and performance of covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate, and such breaches or inaccuracies are either not cured or curable by Taleo through the exercise of commercially reasonable efforts prior to the end date and within 30 days or Taleo ceases to exercise commercially reasonably efforts to cure such breaches or inaccuracies.

Taleo may also terminate the merger agreement if:

•

prior to the adoption of the merger agreement by Taleo’s stockholders, the Taleo board of directors has authorized Taleo, in compliance with the terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party, provided that (i) Taleo pays any amounts due as described in the section entitled “The Merger Agreement—Termination Fees and Expenses” and (ii) Taleo substantially concurrently enters into such binding definitive agreement; or

•

Oracle Acquisition Entity or Oracle Merger Subsidiary has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Oracle Acquisition Entity or Oracle Merger Subsidiary has become inaccurate in any material respect, in either case such that the conditions to the merger relating to the accuracy of Oracle Acquisition Entity’s and Oracle Merger Subsidiary’s representations and warranties and performance of covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate, and such breaches or inaccuracies are either not cured or curable by Oracle Acquisition Entity or Oracle Merger Subsidiary through the exercise of commercially reasonable efforts prior to the end date and within 30 days or Oracle Acquisition Entity or Oracle Merger Subsidiary ceases to exercise commercially reasonable efforts to cure such breaches or inaccuracies.

Termination Fees and Expenses (Page 71)

Taleo has agreed to pay Oracle Acquisition Entity $66.0 million upon the termination of the merger agreement under certain circumstances (which we refer to as the termination fee). Additionally, upon termination of the merger agreement under certain circumstances, Taleo has agreed to pay up to $5.0 million of the documented reasonable out-of-pocket fees and expenses actually incurred by Oracle Acquisition Entity and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement. Any such payment as described in the preceding sentence will be credited against any obligation of Taleo to pay Oracle Acquisition Entity the termination fee.

Except as expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses. However, subject to certain exceptions, Oracle Acquisition Entity will pay all filing fees payable pursuant to the HSR Act or any applicable foreign competition law.

The Voting Agreements (Page 74)

In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of Taleo, each in his or her capacity as a stockholder, entered into a voting agreement with Oracle Acquisition Entity (collectively referred to as the voting agreements) pursuant to which each agreed, among other things, to vote his or her shares of Taleo common stock in favor of the adoption of the merger agreement and against any alternative acquisition proposal, reorganization, recapitalization, liquidation or winding up of Taleo, and against any action that would frustrate the purposes of, or prevent or delay the consummation of the transactions contemplated by the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. As of March 2, 2012, the record date for the special meeting, the directors, executive officers and stockholders of Taleo that entered into the voting agreements collectively beneficially owned approximately 2.1% of the Taleo common stock entitled to vote at the special meeting.

Regulatory Matters (Page 78)

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by Taleo and Oracle Acquisition Entity, and the applicable waiting period has expired or been terminated. In addition, the expiration or termination of the applicable waiting period under the HSR Act is a condition to each of Oracle Acquisition Entity and Taleo’s obligation to consummate the merger. Oracle Acquisition Entity and Taleo filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on February 21, 2012, and on February 27, 2012, Taleo was informed by the FTC that Taleo had been granted “early termination” of the waiting period under the HSR Act with respect to the merger.

Oracle Acquisition Entity is also required to file pre-merger notifications with the Austrian Federal Competition Authority and the Italian Antitrust Authority, so that each such competition authority may evaluate whether the transaction complies with its jurisdiction’s respective merger control laws. Oracle Acquisition Entity filed a pre-merger notification with the Austrian Federal Competition Authority on February 23, 2012, and filed a pre-merger notification with the Italian Antitrust Authority on March 2, 2012.

Consummation of the Merger

We currently expect the merger to be completed mid-year 2012. However, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated. In order to consummate the merger, Taleo’s stockholders must adopt the merger agreement and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Taleo Equity–Based Awards (Page 63)

The vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by the merger agreement) of each outstanding Taleo stock option, restricted stock unit award, and restricted stock award (each of which we refer to as a compensatory award) immediately prior to the effective time of the merger, and the vested and unvested portion of each outstanding compensatory award held by a person who is not an employee of, or a consultant to, Taleo or any of its subsidiaries immediately prior to the effective time of the merger, will, immediately prior to the effective time of the merger, be cancelled and, in exchange therefor, each former holder of any such cancelled compensatory award will have the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Taleo common stock subject to the vested portion of such cancelled compensatory award immediately prior to the effective time of the merger and (ii) the merger consideration less any per share exercise price of the vested portion of such cancelled compensatory award immediately prior to such cancellation.

At the effective time of the merger, the unvested portion of each outstanding compensatory award held by a person who is an employee of, or a consultant to, Taleo or any of its subsidiaries as of immediately prior to the effective time of the merger will be assumed by Oracle and converted automatically into an option, restricted stock unit award, or restricted stock award, as the case may be, denominated in shares of Oracle common stock and subject to terms and conditions substantially identical to those in effect at the effective time of the merger (including any accelerated vesting provisions), except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of Taleo common stock subject to the unvested portion of such compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is the per share merger consideration and the denominator of which is the average closing price of Oracle common stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of each such assumed compensatory award shall equal (x) the per share exercise price of the unvested portion of each compensatory award immediately prior to the effective time of the merger divided by (y) the award exchange ratio (rounded upwards to the nearest whole cent). At the effective time of the merger, each Taleo stock plan pursuant to which any assumed compensatory award has been granted will be assumed by Oracle.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Taleo’s stockholders as part of the solicitation of proxies by the Taleo board of directors for use at the special meeting to be held on April 5, 2012 starting at 8:00 a.m., local time, at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, or at any postponement or adjournment thereof. The purpose of the special meeting is for Taleo’s stockholders to consider and vote on the following:

1.	a proposal to adopt the merger agreement;

2.	a non-binding, advisory proposal to approve the compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger;

3.	a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement; and

4.	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Taleo’s stockholders must adopt the merger agreement in order for the merger to occur. If Taleo’s stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on March 2, 2012 as the record date for the special meeting, and only holders of record of Taleo common stock on the record date are entitled to vote at the special meeting. As of March 2, 2012, there were 42,122,006 shares of Taleo common stock outstanding and entitled to vote. Each share of Taleo common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Taleo common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals. Shares of Taleo common stock held by stockholders present in person or represented at the special meeting but not voted, including shares of Taleo common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum fails to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. In addition, Taleo may postpone or adjourn the special meeting as described below in “—Postponements and Adjournments.”

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on each proposal to be considered and voted on at the special meeting.

Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Taleo common stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote on the proposal to adopt the merger agreement, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the adoption of the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on Taleo, nor will it overrule any prior decision or require Taleo’s board of directors (or any committee thereof) to take any action. However, Taleo’s board of directors values the opinions of Taleo’s stockholders, and to the extent that there is any significant vote against the compensation proposal as disclosed in this proxy statement, Taleo’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Taleo’s board of directors will consider the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. Therefore, if you abstain from voting on the compensation proposal, it will have the same effect as a vote against the compensation proposal. If you fail to vote on the compensation proposal, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain from voting on the proposal to adjourn the special meeting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to vote on the proposal to adjourn the special meeting, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

As of March 2, 2012, the record date for the special meeting, the directors and executive officers of Taleo beneficially owned in the aggregate approximately 889,121 shares of Taleo common stock entitled to vote at the special meeting, representing approximately 2.1% of Taleo’s outstanding common stock as of the record date for the special meeting.

Voting and Proxies

Holders of record of Taleo common stock may vote their shares by attending the special meeting and voting their shares of Taleo common stock in person. Alternatively, you may vote your shares in one of the following three ways, whether or not you plan to attend the special meeting:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage prepaid envelope.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy via the Internet, by telephone or by mail, even if you plan to attend the special meeting, to ensure that your shares of Taleo common stock are present in person or represented at the special meeting.

All shares of Taleo common stock represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by Taleo will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

If your shares of Taleo common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. Brokers who hold shares of Taleo common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, Taleo anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your shares of Taleo common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the simple directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Revocation of Proxies

Proxies received by Taleo at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a stockholder of record of shares of Taleo common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting by any of the following actions:

•	delivering to Taleo’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Taleo common stock and bearing a date later than the date of the earlier proxy; or

•

submitting another proxy by Internet or telephone before 11:59 p.m. Eastern Time on the date prior to the date of the special meeting (the latest Internet or telephone voting instructions will be followed).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

Attn: Corporate Secretary

If you are a “street name” holder of Taleo common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Postponement and Adjournments

Although it is not currently expected, the special meeting may be postponed or adjourned for the purpose of, among other things, soliciting additional proxies. Under the terms of the merger agreement, we may postpone or adjourn the special meeting as follows:

•	Taleo may postpone or adjourn the special meeting to the extent (and only to the extent) Taleo reasonably determines that such postponement or adjournment is required by applicable law;

•	if Taleo is unable to obtain a quorum of its stockholders at the special meeting, Taleo may adjourn the special meeting for up to five business days if necessary to obtain a quorum; and

•

if Taleo receives an acquisition proposal (as described in “The Merger Agreement—Non-Solicitation; Competing Acquisition Proposals,” below) or the price or material terms of a previously received acquisition proposal are modified or amended, in any such case during the five business days immediately prior to the special meeting, Taleo may delay the special meeting until the seventh business day after the date the special meeting would have been held but for such extension.

Taleo’s amended and restated bylaws provide that Taleo may adjourn the special meeting without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Taleo prior to the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate. The affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to adjourn the special meeting, but if stockholders representing a quorum fail to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any postponement or adjournment of the special meeting as permitted by the merger agreement will allow Taleo’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as postponed or adjourned.

If, at the special meeting, the number of shares of Taleo common stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement is not sufficient to approve that proposal, with the prior consent of Oracle, Taleo may move to adjourn the special meeting in order to enable the Taleo board of directors to solicit additional proxies for the adoption of the merger agreement. In that event, Taleo will ask its stockholders to vote only upon the adjournment proposal, and not the merger proposal or the compensation proposal.

Solicitation of Proxies

We have retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $12,500, a nominal charge per stockholder contact and reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Taleo common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. The expense of the solicitation of proxies will be borne by Taleo.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

Georgeson Inc.

199 Water Street

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (888) 661-5651

Stockholder List

Our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

PROPOSALS SUBMITTED TO TALEO STOCKHOLDERS

The Merger Proposal

(Item 1 on the Proxy Card)

Taleo is asking its stockholders to adopt the merger agreement that Taleo has entered into with Oracle, Oracle Acquisition Entity and Oracle Merger Subsidiary.

For a summary and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in the sections entitled “The Merger” beginning on page 27 of this proxy statement and “The Merger Agreement” beginning on page 52 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Under applicable law, we cannot complete the merger without the affirmative vote of a majority of the outstanding shares of Taleo common stock entitled to vote at the special meeting voting in favor of the proposal to adopt the merger agreement. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The Taleo board of directors unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of Taleo and its stockholders, (ii) approved the merger agreement and (iii) recommends that Taleo stockholders adopt the merger agreement. Accordingly, the Taleo board of directors unanimously recommends that holders of Taleo common stock vote “FOR” the proposal to adopt the merger agreement. See “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 32 of this proxy statement.

The Compensation Proposal

(Item 2 on the Proxy Card)

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, Taleo is providing its stockholders an opportunity to cast a non-binding, advisory vote to approve the compensation that may become payable to its named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal.

Taleo believes that the information regarding the compensation proposal is reasonable and demonstrates that Taleo’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Taleo’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on Taleo, nor will it overrule any prior decision or require Taleo’s board of directors (or any committee thereof) to take any action. However, Taleo’s board of directors values the opinions of Taleo’s stockholders, and to the extent that there is any significant vote against the compensation proposal as disclosed in this proxy statement, Taleo’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Taleo’s board of directors will consider the affirmative vote of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The Taleo board of directors unanimously recommends that holders of Taleo common stock vote “FOR” the compensation proposal.

More information regarding the compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger is set forth in the section captioned “The Merger—Interests of Taleo’s Directors and Executive Officers in the Merger,” beginning on page 44 of this proxy statement.

The Adjournment Proposal

(Item 3 on the Proxy Card)

Taleo is asking its stockholders to authorize the holder of any proxy solicited by the Taleo board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement. If the Taleo stockholders approve the adjournment proposal, Taleo could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

If, at the special meeting, the number of shares of Taleo common stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement is not sufficient to approve that proposal, with the prior consent of Oracle, Taleo may move to adjourn the special meeting in order to enable the Taleo board of directors to solicit additional proxies for the adoption of the merger agreement. In that event, Taleo will ask its stockholders to vote only upon the adjournment proposal, and not the merger proposal or the compensation proposal. The approval of the adjournment proposal requires the affirmative vote of the majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting and entitled to vote thereon (or if a quorum fails to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of Taleo common stock present in person or represented by proxy at the special meeting may adjourn the special meeting). If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

The Taleo board of directors unanimously recommends that holders of Taleo common stock vote “FOR” the adjournment proposal.

THE COMPANIES

Taleo Corporation is a leading global provider of on-demand talent management software solutions. Taleo offers recruiting, performance management, compensation, succession planning, learning management, leadership development and analytics software solutions that help its customers attract and retain high quality talent, more effectively match workers’ skills to business needs, reduce the time and costs associated with manual and inconsistent processes, ease the burden of regulatory compliance, and increase workforce productivity through better alignment of workers’ goals, skills and training, career plans and compensation with corporate objectives. Taleo delivers its solutions on demand as a service that is accessed through an Internet connection and a standard web browser. Taleo’s solution delivery model, also called software-as-a-service or SaaS, eliminates the need for its customers to install and maintain hardware and software in order to use its solutions. Taleo seeks to become the leading global provider of unified talent management solutions.

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

(925) 452-3000

www.taleo.com

Oracle Corporation is the world’s largest enterprise software company and a leading provider of computer hardware products and services. Oracle develops, manufactures, markets, distributes and services database and middleware software; applications software; and hardware systems, consisting primarily of computer server and storage products. Oracle’s products are built on industry standards and are engineered to work together or independently within existing customer information technology (IT) environments. Oracle offers customers secure, reliable, and scalable integrated software and hardware solutions that are designed to improve business efficiencies and more easily adapt to an organization’s unique needs, at a lower total cost of ownership. Oracle seeks to be an industry leader in each of the specific product categories in which it competes and to expand into new and emerging markets.

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

OC Acquisition LLC is a Delaware limited liability company and a wholly owned subsidiary of Oracle. Oracle Acquisition Entity is a holding company that owns the shares of certain entities recently acquired by Oracle.

OC Acquisition LLC

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

Tiger Acquisition Corporation is a Delaware corporation and wholly owned subsidiary of Oracle Acquisition Entity, and was formed solely for the purpose of facilitating Oracle’s acquisition of Taleo. Oracle Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Oracle Merger Subsidiary will merge with and into Taleo and will cease to exist.

Tiger Acquisition Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

THE MERGER

Background of the Merger

Our board of directors and management periodically review and revise our long-term strategy and objectives in light of developments in the market in which we operate. As part of our annual planning and budgeting process, each November our management and board also review and discuss our long term business, operational and strategic plans. Over the past several years, we have considered a range of strategic alternatives with a view to increasing stockholder value, including potential commercial and strategic business partnerships, potential acquisitions by Taleo, potential business combination transactions and the possible sale of Taleo. In addition, from time to time we have been contacted by, and in certain instances have had preliminary discussions with, third parties regarding potential strategic transactions.

In January 2011, the chief executive officer of a publicly traded technology company (whom we refer to as Party A) contacted our chief executive officer and expressed an interest in a potential business combination between Party A and Taleo. The chief executive officer of Party A and our chief executive officer discussed a potential transaction on two occasions in January and early February 2011. Shortly thereafter, on February 15, 2011, we received a written preliminary non-binding proposal from Party A for a stock-for-stock business combination of Party A and Taleo, which had an implied value of $44.99 per share based on the two companies’ then prevailing stock prices. Following receipt of Party A’s non-binding proposal, Taleo engaged Qatalyst Partners as its financial advisor to help evaluate the transaction proposed by Party A and to provide financial advice to our board regarding possible alternative transactions in connection with our board’s evaluation of strategic alternatives (including our independent stand-alone strategy). Wilson Sonsini Goodrich & Rosati, Professional Corporation (whom we refer to as Wilson Sonsini), our outside legal counsel, also advised our board at this time regarding Party A’s non-binding proposal and strategic alternatives, as well as the board’s fiduciary duties relating thereto.

In early March 2011, our board discussed extensively with our management team, as well as representatives of Qatalyst Partners and Wilson Sonsini, Party A’s proposal, our long term business, operating and strategic plans and whether it would be advisable at that time to contact third parties that might have an interest in an acquisition or other strategic transaction with Taleo. After that discussion, our board authorized management to continue to discuss Party A’s proposal with representatives of Party A and authorized Qatalyst Partners to contact five other companies (one of which was Oracle) that the board, management and Qatalyst Partners believed might have an interest in a strategic transaction with Taleo.

In early and mid March 2011, Qatalyst Partners contacted the five companies that had been discussed with the board. Of the five companies, two companies (which we refer to as Party B and Party C, neither of which was Oracle) had an initial meeting with our chief executive officer, but subsequently determined that they were not interested in pursuing a transaction with Taleo at that time. The other three companies (including Oracle) advised Qatalyst Partners that they were not interested in pursuing a transaction with Taleo at that time.

On March 11, 2011, Taleo received a revised written, preliminary non-binding proposal from Party A for a stock-for-stock business combination of Party A and Taleo, which had an implied value of $49.41 per share based on the two companies’ then prevailing stock prices.

Throughout March 2011, the board and management had numerous meetings, along with representatives of Qatalyst Partners and Wilson Sonsini, to receive updates on Qatalyst Partners’ discussions with the other five companies that our board had authorized Qatalyst Partners to contact, and to discuss and evaluate Party A’s proposal and other strategic alternatives available to Taleo, particularly focusing on Taleo’s long term business, operational and strategic plans in comparison to a business combination transaction with Party A. After extensive discussions of Party A’s proposal, at a meeting in late March 2011, our board determined that continuing Taleo’s strategy as a stand-alone entity was the most likely strategy to build long-term sustainable growth in stockholder value in light of the substantial integration risks of the two companies’ businesses, products, technology platforms and management, customer migration challenges, and the substantial volatility risk in Party A’s share price due to its relatively high trading multiples compared to Taleo’s trading multiples (and Party A’s stock price declined by almost 40% over the next 6 months). Accordingly, our board unanimously determined to discontinue further discussions with Party A regarding a potential business combination and directed Qatalyst Partners to inform Party A of the board’s decision. Qatalyst Partners conveyed our board’s decision to Party A and all discussions between the parties ceased.

On September 27, 2011, our chief executive officer met with a representative of Party C to discuss potential strategic relationships and transactions. Neither our chief executive officer nor the representative of Party C made any proposals during this meeting or otherwise discussed the specific terms of a potential transaction. On October 28, 2011, our chief executive officer met with a representative of Oracle to discuss the companies’ existing business and commercial relationship.

On November 16, 17 and 18, 2011, our board and management held meetings to discuss our business, operational and strategic plans for 2012 and beyond. At the November 16 board meeting, at the request of our board and management, representatives of Qatalyst Partners were invited to present an update on recent mergers and acquisitions activity and trends in the software industry. During the November 17 and 18 meetings, our management presented an annual review of Taleo’s three year business and strategic plans, as well as a preliminary operating plan and budget for 2012. Over the course of this three day meeting, our board and management discussed Taleo’s competitive positioning, the business environment for enterprise software generally and the SaaS market in particular and the likelihood of Taleo’s business and strategic plans to drive continued revenue growth and profitability in the short and long term in light of this business environment. In addition, the board discussed potential acquisitions by Taleo and third parties likely to be moving into the human capital management industry, and Taleo’s potential value as an acquisition candidate if one or more of these third parties determined to expand into the industry by making a significant acquisition. In this regard, our management noted that large, well capitalized companies appeared to be looking for acquisitions of new technologies and emerging companies in the human capital management business, which was putting pressure on Taleo’s ability to expand through acquisitions by increasing valuations in the industry and rendering potential acquisitions more competitive.

In late November 2011, a representative of Oracle contacted our chief executive officer to convey Oracle’s interest in a potential acquisition of Taleo. Our chief executive officer met with representatives of Oracle on November 22, 2011 to discuss Oracle’s interest in Taleo and the business and strategic plans of both companies. Neither our chief executive officer nor representatives of Oracle made a proposal during this meeting.

On November 23, 2011, a representative of Oracle contacted our chief executive officer to request a meeting with our management team to discuss Taleo’s overall business, product and strategic plans. In anticipation of this meeting, we signed a non-disclosure agreement with Oracle on December 1, 2011 in order to enable us to provide Oracle with confidential information during this meeting.

On December 3, 2011, SAP announced that it had agreed to acquire SuccessFactors Inc., a Taleo competitor in the SaaS human capital management business. Further, on December 6, 2011, SuccessFactors Inc. announced that it had agreed to acquire Jobs2web, adding additional sourcing and recruiting functionality to SuccessFactors.

Senior members of our management team met with representatives of Oracle on December 12, 2011 to discuss Taleo’s business, product and strategic plans. The next day, a representative of Oracle called our chief executive officer to discuss additional meetings that Oracle wished to schedule and information that Oracle was requesting in order to further evaluate a potential acquisition of Taleo.

On December 15, 2011, salesforce.com announced that it had agreed to acquire Rypple, a privately held company and a Taleo competitor in the SaaS human capital management business.

On December 19, 2011, certain members of our finance team met with representatives of Oracle’s finance team to discuss Taleo’s financial plans, budgets and forecasts.

A representative of Oracle contacted our chief executive officer on December 22, 2011 to orally convey a non-binding preliminary proposal pursuant to which Oracle would acquire Taleo for $44.00 per share in cash. The representative of Oracle indicated that Oracle’s non-binding proposal was subject to further due diligence, completion of a definitive agreement and approval of a committee of Oracle’s board of directors, but that Oracle was prepared to proceed expeditiously on these matters.

On December 23, 2011, our board held a meeting to discuss Oracle’s non-binding proposal. Representatives of Wilson Sonsini attended this meeting and advised the board on its fiduciary duties in the context of its consideration of Oracle’s proposal. Representatives of Qatalyst Partners attended the meeting and discussed financial aspects of Oracle’s proposal. Representatives of Qatalyst Partners also discussed the potential benefits and risks of contacting other third parties at the time to determine whether any other parties might have interest in discussing an acquisition of Taleo, including the four other parties that Qatalyst Partners had contacted in March 2011 in connection with the board’s previous consideration of a strategic transaction earlier in the year. In this context, our board discussed recent consolidation in the SaaS industry and the human capital management business, including the impact on Taleo and the industry of SAP’s recently announced agreement to acquire SuccessFactors, SuccessFactors’s recently announced agreement to acquire Jobs2web and salesforce.com’s recently announced agreement to acquire Rypple, as well as the competitive environment for enterprise software generally, the SaaS industry and the human capital management business in the near and long term. Further, our board discussed the potential benefits and risks to Taleo of continuing to execute our business, operational and strategic plans as an independent company, particularly in light of the new challenges posed by recent industry consolidation, the growing interest of large, well capitalized companies in the SaaS industry in general and the human capital management business in particular, the entry of new competitors in the human capital management business such as Workday, and that large, well capitalized companies appeared to be looking for acquisitions of new technologies and emerging companies in the human capital management business, which was putting pressure on Taleo’s ability to expand through acquisitions by increasing valuations in the industry and rendering potential acquisitions more competitive. After an extensive discussion of these matters, our board authorized Qatalyst Partners and management to continue discussions with Oracle regarding a potential transaction, but to convey to Oracle that its proposed acquisition price of $44.00 per share was not sufficient, that a more appropriate price for Taleo would reflect similar multiples as those implied by Oracle’s recently announced acquisition of RightNow Technologies (another company in the SaaS business), and that speed and certainty of completing a transaction were also very important to the board’s evaluation of any proposal. Furthermore, our board authorized Qatalyst Partners to contact one of the parties that Qatalyst Partners had contacted in March 2011 (whom we refer to as Party D) to determine if that party might have interest in a transaction with Taleo at this time. Based on the March 2011 discussions with the other third parties that Qatalyst Partners had contacted on our behalf in March 2011, our board determined not to contact any other third parties at this time regarding a transaction with Taleo.

Following the preceding board meeting, Qatalyst Partners contacted Party D to inquire into Party D’s interest in exploring an acquisition of Taleo. Party D indicated that it would be interested in meeting with Taleo management and in anticipation of such a meeting, Taleo and Party D entered into a non-disclosure agreement on December 27, 2011. Members of our management team participated in a teleconference with representatives of Party D on December 28, 2011 and presented a preliminary outline of Taleo’s business, product and strategic plans. In addition, our chief executive officer had a telephone call with the chairman of Party D on January 3, 2012 to discuss a potential transaction. On January 6, 2012, Party D notified our chief executive officer that it was not interested in further exploring an acquisition of Taleo at the time. Following Party D’s response, Qatalyst Partners contacted Party B on January 6, 2012 to determine if Party B would have interest in exploring a transaction with Taleo. Party B indicated that it would be interested in meeting with Taleo management to discuss a potential transaction and in anticipation of such a meeting, we entered into a non-disclosure agreement with Party B on January 9, 2012. Members of our management team met with representatives of Party B on January 11, 2012 to present an outline of our business, product and strategic plans. On January 12, 2012, Party B notified us that it was not prepared to proceed with a transaction with Taleo at the time. During this same period, Qatalyst Partners also had several discussions with representatives of Oracle regarding valuation issues in a potential transaction with Taleo, emphasizing that Oracle’s proposed price of $44.00 per share was not sufficient and was not supported by our board or management.

On January 12, 2012, we received a written non-binding proposal from Oracle to acquire Taleo for $45.00 per share in cash. The written proposal had been approved by a committee of Oracle’s board of directors and was subject to due diligence, completion of a definitive agreement, final approval by Oracle’s board of directors and an exclusive negotiation period through February 14, 2012.

On January 13, 2012, our board held a meeting with management and representatives of Qatalyst Partners and Wilson Sonsini to discuss Oracle’s January 12 proposal and the status of Qatalyst Partners’ outreach to other third parties regarding a potential transaction with Taleo. Representatives of Qatalyst Partners reported that, after initial meetings, Party D and Party B had declined to pursue transaction discussions with Taleo at this time. The board noted that after accounting for Qatalyst Partners’ March 2011 discussions with various third parties, SAP’s recently announced acquisition of SuccessFactors, and the lack of interest of Party D and Party B, Oracle was the only major enterprise software company prepared to engage in transaction discussions with Taleo at this time. The board also discussed the business climate and prospects for Taleo in 2012 and beyond, trends in the SaaS industry generally and the human capital management business in particular, the competitive impact of acquisitions in the SaaS industry and human capital management business, overall increasing competition in the SaaS industry and the human capital management business, and the risks of expanding internationally and into new, adjacent businesses in order to maintain revenue growth. Management noted that while it had confidence in Taleo’s 2012 business, operations and strategic plans, visibility into 2013-2014 was less clear due to these factors. After an extensive discussion, the board determined to continue discussions with Oracle and instructed Qatalyst Partners and management to seek a higher price, address certain other issues in Oracle’s written proposal and emphasize to Oracle the importance of speed and deal certainty to minimize disruption to Taleo’s business during the pendency of transaction discussions.

Following the preceding board meeting, Qatalyst Partners contacted representatives of Oracle to convey our board’s response to Oracle’s January 12 proposal, again emphasizing that Oracle’s proposed price of $45.00 per share was not sufficient. On January 13, 2012, a representative of Oracle advised Qatalyst Partners that Oracle would be willing to increase its proposed price to $46.00 per share in cash. Qatalyst Partners responded that, based on prior guidance from our board, a price of $48.00 per share would be more likely to obtain the support of our board, but Qatalyst Partners agreed to convey Oracle’s indication to our board at an upcoming meeting.

On January 16, 2012, our board held a meeting with management and representatives of Qatalyst Partners and Wilson Sonsini to receive an update on discussions with Oracle. Wilson Sonsini made a presentation regarding the board’s fiduciary duties in the context of considering a sale of Taleo. Representatives of Qatalyst Partners then reported on its discussions with Oracle and noted that Oracle had accepted certain other changes to its written proposal requested by Taleo. Our management team then presented and reviewed our 2012 operating plan and budget (which had been presented to the board in preliminary form in November 2011) in light of our 2011 preliminary operating results and the likely outlook for 2012.

On January 17, 2012, we received a revised non-binding written proposal from Oracle to acquire Taleo for $46.00 per share in cash, subject to due diligence, completion of a definitive agreement and an exclusive negotiation period through February 12, 2012. Representatives of Qatalyst Partners subsequently contacted representatives of Oracle to discuss Oracle’s proposal and during the course of these discussions, Oracle confirmed that its $46.00 per share price proposal was Oracle’s “best and final” offer and that if Taleo declined to accept Oracle’s latest proposal, Oracle would discontinue further discussions with Taleo regarding a transaction and would continue to look for alternative ways to compete in the human capital management business independent of Taleo.

On January 19, 2012, our board held a meeting with management and representatives of Qatalyst Partners and Wilson Sonsini to discuss and consider Oracle’s final proposal of $46.00 per share, including Oracle’s request for a period of exclusive negotiations through February 12, 2012. Wilson Sonsini reviewed the board’s fiduciary duties in the context of considering an exclusive negotiation period with Oracle, as well as the terms of

Oracle’s latest January 17 proposal. Representatives of Qatalyst Partners then reviewed its price negotiations with Oracle, including Oracle’s oral confirmation that $46.00 per share was its “best and final” offer and Oracle’s verbal commitment to work expeditiously to execute a definitive agreement by February 12, 2012. Representatives of Qatalyst Partners then discussed financial aspects of Oracle’s latest January 17 proposal. The board again discussed whether a broader market check would be advisable (including an auction process), but determined that a broader outreach process could jeopardize the Oracle proposal, could significantly distract and disrupt Taleo’s business, management and employees and would be unlikely to yield positive results. The board then discussed the advisability and potential benefits and risks of continuing to operate its business as an independent company, but determined that recent increases in competition and consolidation in the SaaS industry in general and the human capital management business in particular, as well as the uncertainty of the economy generally, created significant risks to Taleo’s long term business plans and objectives and strongly supported acceptance of Oracle’s latest January 17 proposal of $46.00 per share. At the conclusion of its discussions, the board unanimously authorized Taleo to enter into exclusive negotiations with Oracle per the terms of its January 17, 2012 written proposal.

Between January 19, 2012 and February 7, 2012, representatives of Taleo and Oracle, their respective legal advisors, Wilson Sonsini and Dewey & LeBeouf LLP, together with representatives of Qatalyst Partners, negotiated the terms of the definitive merger agreement and Oracle continued to conduct business and legal due diligence on Taleo.

On February 7, 2012, members of our board had an update call with our management and representatives of Wilson Sonsini and Qatalyst Partners to discuss the current status of negotiations with Oracle regarding the terms of the merger agreement. Management and Wilson Sonsini reported on the status of negotiations with Oracle and discussed the business and legal terms of the transaction and the remaining open issues being discussed with Oracle. In particular, the board reviewed and considered the closing conditions, provisions related to competing acquisition proposals, the termination rights and fees contemplated by the merger agreement, provisions governing the operation of our business during the pendency of the merger and various related matters. Management, representatives of Qatalyst Partners and Wilson Sonsini also reviewed the process to date and the proposed timing going forward.

On February 8, 2012, our board held a meeting with management and representatives of Qatalyst Partners and Wilson Sonsini to review and deliberate regarding the proposed final terms of the merger agreement. Representatives of Qatalyst Partners discussed its written presentation as to financial aspects of the proposed transaction, which had been distributed to the board. Wilson Sonsini again reviewed with the board its fiduciary duties and discussed in detail the material terms of the proposed merger agreement. Qatalyst Partners then delivered to our board its oral opinion, subsequently confirmed in writing, that as of February 8, 2012, and based upon and subject to the considerations, limitations and other matters set forth in the written opinion, the consideration to be received by the holders of shares of our common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the opinion of Qatalyst Partners, dated as of February 8, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. Management and representatives of Qatalyst Partners and Wilson Sonsini advised the board regarding likely timing for execution of a definitive agreement later that day. After discussion, the board unanimously approved the merger agreement. The board also deemed it advisable, and in the best interests of our stockholders, to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and to recommend that our stockholders adopt the merger agreement. The merger agreement was executed later in the evening on February 8, 2012.

Taleo and Oracle jointly announced the merger agreement on the morning of February 9, 2012, before the U.S. stock markets opened.

Reasons for the Merger and Recommendation of our Board of Directors

Reasons for the Merger

During the course of its deliberations on the merger, our board of directors held numerous meetings and consulted with our senior management, financial advisor and legal counsel, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, including the following:

•

our business plans and strategic objectives, as well as the risks to executing our business plans and accomplishing these strategic objectives in light of customer trends and demand for our products and services, the current business environment and industry consolidation and other evolving competitive dynamics in the software-as-a-service (SaaS) industry in general and the human capital management market in particular, as well as adjacent market areas such as human resource management systems;

•	our business and competitive prospects if we remain an independent company and the scale and other skills and assets required to effectively compete, noting in particular:

•

the growing interest of large, well capitalized competitors (such as SAP, Salesforce and Oracle itself) in the field of human capital management as well as the emergence of new market entrants (such as Workday);

•	our need as an independent company to expand internationally and into adjacent market areas in order to maintain revenue growth and the challenges associated with such expansion; and

•	the ability of large competitors to potentially out bid us for related technologies and new companies entering the field of human capital management due to their greater resources and scale;

•	the current macro-economic climate and conditions in the United States and around the world, and the potential impact of these conditions on our business and prospects as an independent company;

•	our current financial condition, as well as our historical financial performance and results of operations;

•	management forecasts of our financial condition and results of operations;

•

current conditions in the financial market generally, as well as the historical trading prices and other statistics with respect to Taleo common stock and the stock of certain comparable companies that our board of directors, in consultation with its financial advisor, determined to be relevant;

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possible alternatives to the merger (including the option of continuing to operate our business independently), the timing and the likelihood of accomplishing the business plans and strategic objectives of those alternatives and potential benefits and risks of those alternatives;

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the results of our discussions with certain third parties that would reasonably be expected to have interest in acquiring Taleo relating to a possible acquisition of Taleo, and our ability under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if we receive such a proposal during the pendency of the merger;

•

the terms of the merger agreement that would reasonably be expected to have an impact on the likelihood we will receive an unsolicited competing acquisition proposal during the pendency of the merger (including the termination fees that would be payable under certain circumstances in connection therewith); and

•

the terms of the merger agreement governing our ability to negotiate with third parties concerning certain unsolicited competing acquisition proposals if we receive such a proposal during the pendency of the merger.

In reaching its decision to approve the merger agreement and the merger, and to recommend that our stockholders adopt the merger agreement, our board of directors determined that the following were positive reasons to support the merger agreement and the merger:

•

the belief of our board of directors that the merger consideration of $46.00 per share to be received by Taleo stockholders in the merger compares favorably to a range of values of Taleo as an independent company based on traditional valuation analyses such as discounted cash flow analyses, comparable companies’ trading statistics analyses and comparable transaction analyses;

•	the fact the merger consideration of $46.00 per share to be received by Taleo stockholders in the merger reflected:

•	a 57% premium to the closing price of our common stock on October 21, 2011 (the day preceding the public announcement of Oracle’s acquisition of RightNow Technologies, Inc.);

•	a 40% premium to the closing price of our common stock on December 2, 2011 (the day preceding the public announcement of SAP’s acquisition of SuccessFactors Inc.);

•	a 25% premium to the average closing price of our common stock during the 20 trading days prior to the date of the merger agreement;

•	an 18% premium to the closing price of our common stock on February 7, 2012, the day immediately preceding the date of the merger agreement; and

•	a 9% premium to the highest all-time closing price for our common stock;

•

the belief of our board of directors that the merger consideration of $46.00 per share to be received by Taleo stockholders in the merger provides certainty of value to our stockholders in the near term because:

•	the merger consideration is a fixed amount per share payable in cash; and

•

our board’s view is that the merger is likely to be completed in light of the nature of the closing conditions contained in the merger agreement and Oracle’s strong reputation as an acquiror and historical track record of completing its acquisitions on the terms proposed;

•

the belief of our board of directors that the merger consideration of $46.00 per share to be received by Taleo stockholders in the merger provides greater certainty of value (and less risk) to our stockholders relative to the potential trading price of our common stock over a longer period of time after accounting for the long term risks to our business resulting from operational execution risk and evolving industry dynamics, noting in particular:

•

the growing interest of large, well capitalized competitors (such as SAP, Salesforce and Oracle itself) in the field of human capital management as well as the emergence of new market entrants (such as Workday);

•	our need as an independent company to expand internationally and into adjacent market areas in order to maintain revenue growth and the challenges associated with such expansion; and

•	the ability of large competitors to potentially out bid us for related technologies and new companies entering the field of human capital management due to their greater resources and scale;

•	the belief of our board of directors that Taleo stockholders will receive the highest price reasonably obtainable in the merger due to:

•	the belief of our board of directors that after extensive negotiations with representatives of Oracle, we obtained the highest price that Oracle is willing to pay for Taleo; and

•

the fact that our board of directors, with the advice and assistance of our management, financial advisor and counsel, evaluated a list of third parties that it believed would be reasonably expected to have interest in an acquisition of Taleo based on their respective businesses, strategic objectives and financial capabilities, contacted and held preliminary discussions with some of those third parties to determine their level of interest in an acquisition of Taleo, but ultimately did not receive any offers or proposals to acquire Taleo from any of them;

•

the fact that we are permitted under the terms of the merger agreement, subject to the limitations and requirements contained in the merger agreement, to furnish confidential information to, and conduct negotiations with, any third party that has made an unsolicited proposal to acquire Taleo, and ultimately terminate the merger agreement with Oracle to accept a superior acquisition proposal from a third party under certain circumstances and subject to certain conditions, including the payment to Oracle of a $66.0 million termination fee, which our board considered to be a reasonable termination fee in light of market comparables and not preclusive of third party proposals to acquire Taleo; and

•

the oral opinion of Qatalyst Partners to our board of directors, subsequently confirmed in writing, that, as of February 8, 2012, and based upon and subject to the considerations, limitations and other matters set forth in the opinion, the consideration to be received by the holders of shares of Taleo common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement was fair, from a financial point of view, to such holders (The full text of the written opinion of Qatalyst Partners, dated as of February 8, 2012, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. See also “The Merger—Opinion of Taleo’s Financial Advisor” (beginning on page 35).

In reaching its decision to approve the merger agreement and the merger, and to recommend that our stockholders adopt the merger agreement, our board of directors considered the following potentially negative aspects of the merger and consequences of announcing the merger, but nevertheless determined that the merger agreement and the merger are advisable and in the best interests of our stockholders:

•	the fact that our stockholders will not participate in any future growth potential or benefit from any future increase in our value;

•

the restrictions contained in the merger agreement on our ability to solicit competing acquisition proposals and the requirement that we pay a termination fee of $66.0 million to Oracle in order to terminate our merger agreement with Oracle and accept a superior acquisition proposal from a third party, which may discourage third parties from making a competing proposal to acquire Taleo;

•

the potential loss of customer, vendor or other commercial relationships prior to the completion of the merger as a result of their potential unwillingness to do business with Oracle, or other potential disruption to customer, vendor or other commercial relationships that are important to us as a result of the merger;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course and preventing us from taking certain specified actions, subject to specific limitations, all of which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the potential negative effect of the public announcement of the merger on our ability to retain management, technical, sales and other key personnel;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•

the risk that the merger would not be completed and that we would be required to operate our business independently after experiencing the disruptions and negative consequences of the announcement and pendency of the merger described above;

•	the fact that the merger consideration consists of cash and, therefore will be taxable to our stockholders for U.S. federal income tax purposes;

•	the possibility that we may be obligated to reimburse Oracle for its expenses if our stockholders fail to approve the proposal to adopt the merger agreement; and

•

the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Taleo generally, as described in “The Merger—Interests of Taleo’s Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisor.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of Taleo’s stockholders. Accordingly, our board of directors unanimously recommends that our stockholders approve the proposal to adopt the merger agreement and that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

Opinion of Taleo’s Financial Advisor

We retained Qatalyst Partners to act as financial advisor to our board of directors in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received by the holders of our common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Taleo and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement. At the meeting of our board of directors on February 8, 2012, Qatalyst Partners rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the $46.00 per share cash consideration to be received by the holders of our common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated February 8, 2012, to our board of directors following the meeting of our board of directors.

The full text of the Qatalyst Partners’ written opinion, dated February 8, 2012, to our board of directors is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $46.00 per share cash consideration to be received by the holders of Taleo common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter and does not in any manner address the price at which Taleo common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and schedules, and certain publicly available financial statements and other business and financial information of Taleo. Qatalyst Partners also reviewed certain financial projections and operating data prepared by the management of Taleo, which we refer to as the “company projections” described below in the section entitled “Certain Prospective Financial Information”. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Taleo with senior executives of Taleo. Qatalyst Partners also reviewed the historical market prices and trading activity for Taleo common stock and compared the financial performance of Taleo and the prices and trading activity of Taleo common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Taleo. With respect to the company projections, Qatalyst Partners was advised by management of Taleo, and Qatalyst Partners assumed, that the company projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Taleo of the future financial performance of Taleo and other matters covered thereby. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification or delay. In addition, Qatalyst Partners assumed, that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Taleo or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Taleo, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Taleo as to the existing and future technology and products of Taleo and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Taleo to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Taleo. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $46.00 per share cash consideration to be received by the holders of our common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Taleo’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated February 8, 2012. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, which we refer to as the “Analyst Projections”, and the company projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow (“DCF”) analysis, which is designed to imply a potential, present value of Taleo by adding the net present value of the estimated future unlevered free cash flows, based on company projections, to the net present value of a corresponding terminal value of Taleo. Qatalyst Partners’ analysis included the unlevered free cash flows of Taleo for calendar year 2012 through calendar year 2015 and calculated the terminal value at the end of 2015 by applying a range of multiples of 22.5x to 32.5x to Taleo’s calendar year 2016 estimated unlevered free cash flow. These values were discounted to present values using an estimated weighted average cost of capital ranging from 9.5% to 14.0%. Qatalyst Partners then applied a dilution factor of 18% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by Taleo’s management. Based on the calculations set forth above, this analysis implied a range of values for Taleo’s common stock of approximately $33.60 to $52.71 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Taleo with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below and were selected because they are publicly traded companies in Taleo’s industry.

Ariba, Inc.	RealPage, Inc.

Concur Technologies, Inc.	RightNow Technologies, Inc.

Cornerstone OnDemand, Inc.	salesforce.com, inc.

Kenexa Corp.	SuccessFactors Inc.

LogMeIn Inc.	The Ultimate Software Group, Inc.

Based upon research analyst consensus estimates for calendar year 2012, and using the closing prices as of February 7, 2012 for shares of the selected companies, except for RightNow Technologies, Inc. and SuccessFactors Inc., for which closing prices as of October 21, 2011 and December 2, 2011 were used, respectively, representing the last trading day prior to the announcement of their respective acquisition by third parties, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2012, which we refer to as the CY12E Revenue Multiple for each of the selected companies. The median CY12E Revenue Multiples among the selected companies analyzed was 5.9x, and the CY12E Revenue Multiple for Taleo based on the Analyst Projections was 4.3x.

Based on an analysis of the CY12E Revenue Multiple for the selected companies, including the application by Qatalyst Partners of its judgment regarding the multiples observed in the selected companies, including its assessment of Taleo’s historic multiples and the relative discount Taleo has traded at relative to certain of the selected companies, Qatalyst Partners selected a representative range of 3.0x to 5.0x and applied this range to Taleo’s estimated calendar year 2012 revenue. Based on Taleo’s fully-diluted shares (assuming treasury stock method), including common stock, RSUs, and stock options as provided by management of Taleo on February 6, 2012, this analysis implied a range of values for Taleo’s common stock of approximately $28.36 to $44.94 per share based on the company projections and approximately $28.45 to $45.09 per share based on the Analyst Projections.

Based upon research analyst consensus estimates for calendar year 2012, and using the closing prices as of February 7, 2012 for shares of the selected companies, except for RightNow Technologies, Inc. and SuccessFactors Inc., for which closing prices as of October 21, 2011 and December 2, 2011 were used, respectively representing the last trading day, prior to the announcement of their respective acquisition by third parties, Qatalyst Partners calculated, among other things, the implied fully diluted equity value divided by the estimated consensus levered free cash flow for calendar year 2012, which we refer to as the CY12E Levered Free Cash Flow Multiples, for each of the selected companies. The median CY12E Levered Free Cash Flow Multiple among the selected companies analyzed was 47.3x, and the CY12E Levered Free Cash Flow Multiple for Taleo based on the Analyst Projections was 33.8x.

Based on an analysis of the CY12E Levered Free Cash Flow Multiple for the selected companies, including the application by Qatalyst Partners of its judgment regarding the multiples observed in the selected companies, including its assessment of Taleo’s historic multiples and the relative discount Taleo has traded at relative to certain of the selected companies, Qatalyst Partners selected a representative range of 25.0x to 35.0x and applied this range to Taleo’s estimated calendar year 2012 levered free cash flow. Based on the calculations set forth above, this analysis implied a range of values for Taleo common stock of approximately $31.68 to $43.96 per share based on the company projections and approximately $29.02 to $40.24 per share based on the Analyst Projections.

No company included in the selected companies analysis is identical to Taleo. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Taleo, such as the impact of competition on the business of Taleo and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Taleo or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared six selected transactions announced between October 2007 and December 2011 involving software-as-a-service companies. These transactions are listed below:

Announcement Date	Target	Acquiror
December 8, 2011	DemandTec, Inc.	IBM
December 3, 2011	SuccessFactors Inc.	SAP AG
October 24, 2011	RightNow Technologies, Inc.	Oracle
July 1, 2011	Blackboard Inc.	Providence Equity Partners
September 15, 2009	Omniture, Inc.	Adobe System Incorporated
October 25, 2007	Visual Sciences, Inc.	Omniture, Inc.

For each of the transactions listed above, Qatalyst Partners reviewed the implied fully diluted enterprise value of the target company as a multiple of next twelve months revenue of the target company as reflected in Wall Street analyst research, certain publicly available financial statements and press releases, which we refer to as the NTM Revenue Multiple. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 3.2x to 8.7x applied to Taleo’s next twelve months estimated revenue reflected in the Analyst Projections. The median NTM Revenue Multiple for the selected transactions analyzed was 4.5x. Based on the calculations set forth above and Taleo’s fully-diluted shares (assuming treasury stock method), including common stock, RSUs, and stock options as provided by management of Taleo on February 6, 2012, this analysis implied a range of values for Taleo’s common stock of approximately $28.81 to $73.06 per share and a value for Taleo’s common stock implied by the median NTM Revenue Multiple for the selected transactions of approximately $39.70.

For each of the transactions listed above, Qatalyst Partners also reviewed, among other things, an implied fully diluted enterprise value of the target company as a multiple of the last twelve months revenue of the target company reflected in Wall Street analyst research, certain publicly available financial statements and press releases, which we refer to as the LTM Revenue Multiple. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 3.7x to 11.7x and applied this range of multiples to Taleo’s last twelve months revenue per share reflected in the Analyst Projections. The median LTM Revenue Multiple for the selected transactions analyzed was 5.0x. Based on the calculations set forth above and Taleo’s fully-diluted shares (assuming treasury stock method), including common stock, RSUs, and options as provided by management of Taleo on February 6, 2012, this analysis implied a range of values for Taleo’s common stock of approximately $28.47 to $83.09 per share and a value for Taleo’s common stock implied by the median LTM Revenue Multiple for the selected transactions of approximately $37.41.

No company or transaction utilized in the selected transactions analysis is identical to Taleo or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Taleo, such as the impact of competition on the business of Taleo or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Taleo or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by our board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Taleo. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Taleo. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $46.00 per share cash consideration to be received by the holders of Taleo common stock (other than shares held in treasury or held by Oracle or any subsidiary of Taleo or Oracle) pursuant to the merger agreement, and in connection with the delivery of its opinion to our board of directors. These analyses do not purport to be appraisals or to reflect the price at which Taleo’s common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to our board of directors was one of many factors considered by our board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration to be received by Taleo’s stockholders pursuant to the merger or of whether our board of directors would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between Taleo and Oracle and was approved by our board of directors. Qatalyst Partners provided advice to Taleo during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Taleo or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Taleo, Oracle or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Taleo or Oracle pursuant to which compensation was received by Qatalyst Partners or its affiliates. However, Qatalyst Partners or its affiliates may in the future provide investment banking and other financial services to Taleo and Oracle or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Taleo with financial advisory services in connection with the proposed merger for which it will be paid approximately $20 million, $250,000 of which was payable upon execution of such engagement letter and $4 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the merger. Taleo has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Taleo has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities law, and expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Prospective Financial Information

Our senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal quarter and current fiscal year, and generally does not make public projections for extended periods due to the unpredictability of the underlying assumptions and estimates, the impact of which is magnified by time. However, as part of our normal annual update of our long-term strategic plan, generally undertaken in November, our management prepares and presents to our board of directors management’s preliminary targets for our revenue (non-GAAP), gross profit (non-GAAP), income from operations (non-GAAP), net income (non-GAAP) and net income per share (non-GAAP) for the succeeding fiscal year. Subsequently, our management prepares a detailed bottoms-up annual operating plan for the succeeding fiscal year, which is reviewed and approved by our board of directors at a board meeting typically held in January. In addition, as part of the update of our long term strategic plan at the November board meeting in each fiscal year, our management prepares a high level financial outlook for three calendar years reflecting management’s expectations of the growth and challenges of our business. In connection with the exploration of strategic alternatives by the board of directors, our management also prepared a set of financial projections in December of 2011 based upon the assumptions and projections which had been developed in connection with the presentation of the long-term strategic plan.

Financial Plan and Projection for 2012 to 2016

To give our stockholders access to certain nonpublic information that was available to our board of directors at the time of its evaluation of the merger, we have presented below management’s targets for our revenue (non-GAAP), gross profit (non-GAAP), income from operations (non-GAAP), net income (non-GAAP), net income per share (non-GAAP) and unlevered free cash flow for the full year 2012 and each of the four succeeding years that were provided to our board of directors at meetings of the board of directors held in December 2011 and January 2012.

These financial plans and projections were developed by extrapolation from historical financial statements. The plans and projections did not give effect to any changes or expenses as a result of the merger or any other effects of the merger. The financial projections included below were prepared solely for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. The inclusion of this information should not be regarded as an indication that our board of directors, Qatalyst Partners or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our independent registered certified public accounting firm, PricewaterhouseCoopers LLP, has neither examined nor compiled this prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. None of us, Qatalyst Partners, Oracle, any of our or their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the plans and projections described below. None of us, Qatalyst Partners, Oracle or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the plans and projections if they are or become inaccurate (even in the short term).

Our future financial results may materially differ from those expressed in the plans and projections due to factors that are beyond our ability to control or predict. We cannot assure you that any of these plans and projections will be realized or that our future financial results will not materially vary from the plans and projections. The plans and projections do not take into account any circumstances or events occurring after the date they were prepared and have not been updated since their respective dates of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

Furthermore, while presented with numerical specificity, the plans and projections necessarily are based on numerous assumptions, many of which are beyond our control and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, which assumptions may not prove to have been, or may no longer be, accurate. The plans and projections do not take into account any circumstances or events occurring after the date they were prepared, including the February 9, 2011 announcement of the merger agreement or subsequent integration planning activities. For instance, there can be no assurance that the announcement of the merger will not cause our customers to delay or cancel purchases of our services pending the consummation of the merger or the clarification of Oracle’s intentions with respect to the conduct of our business thereafter. Any such delay or cancellation of customer sales would likely adversely affect our ability to achieve the results reflected in the financial projections. Further, the financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. The plans and projections were prepared in November 2011 through January 2012 in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the plans and projections were prepared. The plans and projections are not necessarily indicative of future performance, which may be significantly more favorable or less favorable than as set forth below. The plans and projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

For the foregoing and other reasons, readers of this proxy statement are cautioned that the inclusion of the plans and projections in this proxy statement should not be regarded as a representation that the targets will be achieved and that they should not place undue reliance on the plans and projections.

The plans and projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the plans and projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in such financial projections, including, but not limited to, our performance, the marketplace for our products, industry performance, general business and economic conditions, customer requirements, competition, our ability to successfully manage costs in the future, adverse changes in applicable laws, regulations or rules and other risks and uncertainties described in our reports filed with the SEC. See also “Special Note Regarding Forward-Looking Statements.”

The inclusion of the plans and projections below should not be deemed an admission or representation by us, Qatalyst Partners, Oracle or any of our or their respective affiliates with respect to such projections or that the projections included are viewed by us, Qatalyst Partners, Oracle or any of our or their respective affiliates as material information regarding Taleo, and in fact we view the projections included below as non-material because of the inherent risks and uncertainties associated with such long range projections. The projections included below are not being included herein to influence your decision whether to vote in favor of the proposal to adopt the merger agreement, but because such financial projections, or portions of these projections, were provided by Taleo to our board of directors and our financial advisor, Qatalyst Partners. The information from the projections included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Taleo contained in our public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in our financial projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

(In millions, except amounts per share)	2012E	2013E	2014E	2015E	2016E
Revenue (non-GAAP)	$378	$447	$536	$643	$772
Gross profit (non-GAAP)	260	316	382	463	556
Income from operations (non-GAAP)	48	60	75	90	108
Net income (non-GAAP)	47	50	52	63	75
Net income per share (non-GAAP)	1.02	1.06	1.06	1.25	1.45
Unlevered free cash flow	57	58	64	82	113

As noted above, the plans and projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. The plans and projections reflect the following significant assumptions:

•	continued strong demand from customers for SaaS based talent management solutions in North America and Europe and increasing demand for these products in the Asia Pacific region;

•	successful performance of Taleo’s talent management suite strategy resulting in increased penetration within its installed base and growth in its customer base;

•	continued expansion into international markets;

•	successful introduction of new services across its talent management suite;

•	continued product innovation and distribution investments that will permit Taleo to maintain or improve its competitive position; and

•	Taleo’s cash taxes paid and effective tax rates during the projection periods increase as its net operating loss deductions are utilized.

The estimates of revenue (non-GAAP), gross profit (non-GAAP), income from operations (non-GAAP), net income (non-GAAP) and net income per share (non-GAAP), as they are presented above, were calculated using GAAP and other measures which are derived from GAAP, but such estimates were not calculated and are not presented in accordance with GAAP and therefore constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC (which we refer to as non-GAAP financial measures). The estimates of revenue (non-GAAP), gross profit (non-GAAP), income from operations (non-GAAP), net income (non-GAAP) and net income per share (non-GAAP) exclude stock-based compensation, and amortization of intangibles. Our management believes that these non-GAAP financial measures better reflect our operating performance as they exclude the effects of certain non-cash expenses that are not necessarily representative of underlying trends in our performance. Taleo uses these non-GAAP financial measures to enhance its understanding of Taleo’s operating performance and improve Taleo’s planning and budgeting processes. Taleo believes that the use of these non-GAAP financial measures provides useful information to management and the board of directors regarding financial and business trends relating to Taleo’s financial condition and results of operations, particularly by excluding certain expense and income items that we believe are not indicative of its core operating results. In addition, non-GAAP net income and non-GAAP diluted net income per share are commonly used as a basis for investors and analysts to evaluate and compare the periodic and future operating performance and value of companies within the human capital management industry.

Under applicable rules and regulations of the SEC, we are required to provide an explanation of any non-GAAP financial measures included in the projections and a reconciliation of such non-GAAP financial measures with the most closely related GAAP financial measures. Set forth below are reconciliations of revenue (non-GAAP), gross profit (non-GAAP), income from operations (non-GAAP), net income (non-GAAP) and net income per share (non-GAAP) to the most comparable GAAP financial measures (totals may not add due to rounding):

Reconciliation of non-GAAP financial measures to GAAP financial measures:

(In millions, except amounts per share)	2012E	2013E	2014E	2015E	2016E
Revenue (non-GAAP)	$378	$447	$536	$643	$772
Less:
Non-GAAP subscription and services revenue	2	—	—	—	—

Revenue (GAAP)	$376	$447	$536	$643	$772

Gross profit (non-GAAP)	$260	$316	$382	$463	$556
Less:
Non-GAAP subscription and services revenue	2	—	—	—	—
Stock based compensation expense	5	5	6	7	9
Amortization of acquisition-related intangibles	3	3	3	2	—

Gross profit (GAAP)	$250	$308	$373	$454	$547

Income from operations (non-GAAP)	$48	$60	$75	$90	$108
Less:
Non-GAAP subscription and services revenue	2	—	—	—	—
Stock based compensation expense	27	31	36	44	52
Amortization of acquisition-related intangibles	17	14	12	8	4

Income from operations (GAAP)	$2	$15	$27	$38	$52

Net income (non-GAAP)	$47	$50	$52	$63	$75
Less:
Non-GAAP subscription and services revenue	2	—	—	—	—
Stock based compensation expense	27	31	36	44	52
Amortization of acquisition-related intangibles	17	14	12	8	4
Income taxes associated with certain non-GAAP adjustments	(2)	(6)	(12)	(12)	(13)

Net income (GAAP) (a)	$3	$11	$16	$23	$32

Net income per share (non-GAAP)	$1.02	$1.06	$1.06	$1.25	$1.45
Less:
Non-GAAP subscription and services revenue	0.04	—	—	—	—
Stock based compensation expense	0.59	0.65	0.74	0.87	1.01
Amortization of acquisition-related intangibles	0.37	0.30	0.25	0.16	0.08
Income taxes associated with certain non-GAAP adjustments	(0.04)	(0.13)	(0.24)	(0.24)	(0.25)

Diluted net income per share (GAAP) (b)	$0.06	$0.24	$0.31	$0.46	$0.61

(a)	Taleo maintains valuation allowances on its deferred tax assets (including most of its subsidiaries). The timing of the release of such valuation allowances and the related future tax expense is uncertain and will differ in each taxing jurisdiction. The recognition of the net operating loss deductions is assumed to occur at the same rate as the utilization of such net operating loss deductions as we cannot predict the timing or the release of the valuation allowances applied to deferred tax assets.
(b)	GAAP diluted net income per share was calculated by dividing the GAAP net income by the non-GAAP diluted weighted average shares outstanding.

Interests of Taleo’s Directors and Executive Officers in the Merger

In considering the recommendation of the Taleo board of directors with respect to the merger agreement and the merger, you should be aware that Taleo’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Taleo’s stockholders generally. Taleo’s board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement and the merger.

Equity-Based Awards. The vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by the merger agreement) of each outstanding Taleo compensatory award immediately prior to the effective time of the merger, and the vested and unvested portion of each outstanding compensatory award held by a person who is not an employee of, or a consultant to, Taleo or any of its subsidiaries immediately prior to the effective time of the merger, will, immediately prior to the effective time of the merger, be cancelled and, in exchange therefor, each former holder of any such cancelled compensatory award will have the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Taleo common stock subject to the vested portion of such cancelled compensatory award immediately prior to the effective time of the merger and (ii) the merger consideration less any per share exercise price of the vested portion of such cancelled compensatory award immediately prior to such cancellation.

At the effective time of the merger, the unvested portion of each outstanding compensatory award held by a person who is an employee of, or a consultant to, Taleo or any of its subsidiaries as of immediately prior to the effective time of the merger will be assumed by Oracle and converted automatically into an option, restricted stock unit award, or restricted stock award, as the case may be, denominated in shares of Oracle common stock and subject to terms and conditions substantially identical to those in effect at the effective time of the merger (including any accelerated vesting provisions), except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of Taleo common stock subject to the unvested portion of such compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is the per share merger consideration and the denominator of which is the average closing price of Oracle common stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of each such assumed compensatory award shall equal (x) the per share exercise price of the unvested portion of each compensatory award immediately prior to the effective time of the merger divided by (y) the award exchange ratio (rounded to the nearest whole cent). At the effective time of the merger, each Taleo stock plan pursuant to which any assumed compensatory award has been granted will be assumed by Oracle.

The following table referred to herein as the “—Vested Options Table” sets forth information regarding Taleo stock options held by our executive officers and directors that are vested or are scheduled to be vested by March 31, 2012 (the assumed date the merger is completed for purposes of this table).

Executive Officer / Director	Number of Shares	Weighted Average Exercise Price	Aggregate Vested Option Payment (1)
Michael Gregoire	162,770	$19.31	$4,344,956
Douglas Jeffries	41,313	$32.06	$575,896
Guy Gauvin	5,586	$30.38	$87,256
Neil Hudspith	79,785	$18.07	$2,228,523
Jason Blessing	64,802	$19.72	$1,702,862
Jonathan Faddis	7,538	$29.59	$123,694
Gary Bloom	25,000	$14.12	$797,000
Patrick Gross	31,000	$12.55	$1,037,070
Greg Santora	25,000	$13.58	$810,500
Jeffrey Schwartz	—	—	—
Jonathan Schwartz	35,000	$23.97	$771,050
Jeffrey Stiefler	35,000	$24.82	$741,300
Michael Tierney	6,000	$21.03	$149,820
James Tolonen	35,000	$23.97	$771,050

(1)	To estimate the value of vested stock options, we multiplied the aggregate number of shares of Taleo common stock issuable upon exercise of the stock options by $46.00 per share less the weighted average exercise price (if any).

Taleo Employment Agreement with Michael Gregoire. In January 2010, Taleo entered into an employment agreement with Mr. Gregoire, Taleo’s president and chief executive officer, for a term of four years.

Under the employment agreement, if Mr. Gregoire’s employment is terminated by us without cause or Mr. Gregoire resigns for good reason, as such terms are defined in the employment agreement, Mr. Gregoire will, after executing and not revoking a release of claims agreement, be entitled to receive (i) for any bonus period partially completed at the time Mr. Gregoire’s employment is terminated, a lump sum payment equal to the daily pro-rated amount of Mr. Gregoire’s then current quarterly bonus (if any) and annual bonus, (ii) a lump sum payment equal to 150% of his then current annual base salary payable within 30 days of such termination or resignation, and (iii) if Mr. Gregoire elects to continue coverage under COBRA, reimbursement of health coverage premiums for 18 months following termination or resignation or until the date Mr. Gregoire becomes eligible for similar health insurance coverage from another employer. In addition, Mr. Gregoire will receive immediate vesting with respect to outstanding equity awards that would have vested (based either on time-vesting or performance vesting at 100% of target performance goals) had Mr. Gregoire remained employed for an additional 18 months from the date of termination of employment, and he will be permitted to exercise vested options for 12 months following termination of employment.

In addition to the foregoing severance benefits, if Mr. Gregoire’s employment is terminated without cause or Mr. Gregoire resigns for good reason, and either such event takes place within 60 days prior to or 18 months following a change of control, as such term is defined in the employment agreement, Mr. Gregoire will be entitled to receive (i) a lump sum payment equal to 150% of his then current annual base salary plus 150% of his target bonus for the year of termination (in lieu of (ii) above), and (ii) all of Mr. Gregoire’s unvested outstanding equity awards will vest immediately.

Taleo may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gregoire.

Also, Mr. Gregoire is subject to a nonsolicitation covenant for 12 months following termination of employment, as well as customary confidentiality and nondisclosure covenants for the term of employment and thereafter.

Taleo Employment Agreement with Douglas Jeffries. In November 2010, Taleo entered into an employment agreement with Mr. Jeffries, Taleo’s executive vice president and chief financial officer, for a term of four years.

Under the employment agreement, if Mr. Jeffries’s employment is terminated by us without cause or Mr. Jeffries resigns for good reason, as such terms are defined in the employment agreement, Mr. Jeffries will, after executing and not revoking a release of claims agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Jeffries’s then current annual base salary, and (iii) if Mr. Jeffries elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage under COBRA, or (3) the date Mr. Jeffries becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, Mr. Jeffries will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Jeffries remained employed for an additional six months from the date of termination of employment, other than equity awards with performance-based vesting conditions that had not been achieved at the time of termination.

Further, if Mr. Jeffries’s employment is terminated without cause or Mr. Jeffries resigns for good reason, and either such event takes place within 60 days prior to or 18 months following a change of control, as such term is defined in the employment agreement, Mr. Jeffries will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Jeffries’s then current annual base salary, (iii) a lump sum payment equal to 100% of Mr. Jeffries’s then current target annual bonus, and (iv) if Mr. Jeffries elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage under COBRA, or (3) the date Mr. Jeffries becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, all of Mr. Jeffries’s outstanding equity awards will vest or be released from restriction immediately. Taleo may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Jeffries.

Also, Mr. Jeffries is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Taleo Employment Agreement with Guy Gauvin. In January 2010, Taleo (Canada) Inc., a subsidiary of Taleo, entered into an amended and restated employment agreement with Mr. Gauvin, Taleo’s executive vice president, global services, for a term of four years.

Under the employment agreement, if Mr. Gauvin’s employment is terminated by us without cause or Mr. Gauvin resigns for good reason, as such terms are defined in the employment agreement, Mr. Gauvin will, after executing and not revoking a release of claims agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Gauvin’s then current annual base salary, and (iii) reimbursement of health insurance premiums until the earliest of (1) 12 months following termination or resignation, or (2) the date Mr. Gauvin becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, Mr. Gauvin will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Gauvin remained employed for an additional six months from the date of termination of employment, other than equity awards with performance-based vesting conditions that had not been achieved at the time of termination.

Further, if Mr. Gauvin’s employment is terminated without cause or Mr. Gauvin resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, as such term is defined in the employment agreement, Mr. Gauvin will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Gauvin’s then current annual base salary, (iii) a lump sum equal to 100% of Mr. Gauvin’s then current target annual bonus, and (iv) reimbursement of health insurance premiums until the earliest of (1) 12 months following termination or resignation, or (2) the date Mr. Gauvin becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, all of Mr. Gauvin’s outstanding equity awards will vest or be released from restriction immediately. Taleo may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gauvin.

Also, Mr. Gauvin is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Taleo Employment Agreement with Neil Hudspith. In January 2010, Taleo entered into an amended and restated employment agreement with Mr. Hudspith, Taleo’s executive vice president, worldwide field operations and chief customer officer, for a term of four years.

Under the employment agreement, if Mr. Hudspith’s employment is terminated by us without cause or Mr. Hudspith resigns for good reason, as such terms are defined in the employment agreement, Mr. Hudspith will, after executing and not revoking a release of claims agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Hudspith’s then current annual base salary, and (iii) if Mr. Hudspith elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage under COBRA, or (3) the date Mr. Hudspith becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, Mr. Hudpsith will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Hudspith remained employed for an additional six months from the date of termination of employment, other than equity awards with performance-based vesting conditions that had not been achieved at the time of termination.

Further, if Mr. Hudspith’s employment is terminated without cause or Mr. Hudspith resigns for good reason, and either such event takes place within 60 days prior to or 18 months following a change of control, as such term is defined in the employment agreement, Mr. Hudspith will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Hudspith’s then current annual base salary, (iii) a lump sum equal to 100% of Mr. Hudspith’s then current target annual bonus, and (iv) if Mr. Hudspith elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination or resignation, (2) the expiration of coverage under COBRA, or (3) the date Mr. Hudspith becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, all of Mr. Hudspith’s outstanding equity awards will vest or be released from restriction immediately. Taleo may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Hudspith.

Also, Mr. Hudspith is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Taleo Employment Agreement with Jason Blessing. In July 2011, Taleo entered into an employment agreement with Mr. Blessing, Taleo’s executive vice president, products and technology, for a term of four years.

Under the employment agreement, if Mr. Blessing’s employment is terminated by us without cause or Mr. Blessing resigns for good reason, as such terms are defined in the employment agreement, Mr. Blessing will, after executing and not revoking a release of claims agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% of Mr. Blessing’s then current annual base salary, and (iii) if Mr. Blessing elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination of employment, (2) the expiration of coverage under COBRA, or (3) the date Mr. Blessing becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, Mr. Blessing will receive immediate vesting with respect to outstanding equity awards that would have vested had Mr. Blessing remained employed for an additional six months from the date of termination of employment, other than equity awards with performance-based vesting conditions that had not been achieved at the time of termination.

Further, in the event Mr. Blessing’s employment is terminated without cause or Mr. Blessing resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, as such term is defined in the employment agreement, Mr. Blessing will be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 100% percent of Mr. Blessing’s then current annual base salary, (iii) a lump sum payment equal to 100% percent of Mr. Blessing’s then current target annual bonus, and (iv) if Mr. Blessing elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) 12 months following termination of employment, (2) the expiration of coverage under COBRA, or (3) the date Mr. Blessing becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, all of Mr. Blessing’s outstanding equity awards will vest or be released from restriction immediately. Taleo may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Blessing.

Also, Mr. Blessing is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Taleo Employment Agreement with Jonathan Faddis. In July 2010, Taleo entered into an employment agreement with Mr. Faddis, Taleo’s senior vice president and general counsel and former interim chief executive officer, for a term of four years.

Under the employment agreement, if Mr. Faddis’s employment is terminated by us without cause, as such term is defined in the employment agreement, Mr. Faddis will, after executing and not revoking a release of claims agreement, be entitled to receive (i) a lump sum prorated bonus payment for any partially completed bonus periods, (ii) a lump sum payment equal to 50% of Mr. Faddis’s then current annual base salary, and (iii) if Mr. Faddis elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage under COBRA, or (3) the date Mr. Faddis becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment

Further, if Mr. Faddis’s employment is terminated without cause or Mr. Faddis resigns for good reason, and either such event takes place within sixty (60) days prior to or eighteen (18) months following a change of control, as such term is defined in the employment agreement, Mr. Faddis will be entitled to receive (i) for any partially completed bonus periods, a lump sum equal to the daily prorated amount of Mr. Faddis’s then current quarterly and annual bonuses, (ii) an additional lump sum equal to 50% of Mr. Faddis’s then current annual base salary, (iii) an additional lump sum equal to 50% of Mr. Faddis’s then current target bonus, and (iv) if Mr. Faddis elects to continue coverage under COBRA, reimbursement of COBRA premiums until the earliest of (1) six months following termination of employment, (2) the expiration of coverage under COBRA, or (3) the date Mr. Faddis becomes eligible for substantially equivalent health insurance coverage in connection with new or self-employment. In addition, all of Mr. Faddis’s outstanding equity awards will vest or be released from restriction immediately. Taleo may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Faddis.

Also, Mr. Faddis is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Oracle Employment Agreements with Executive Officers. We do not currently anticipate any executive officer of Taleo entering into a separate employment arrangement with Oracle prior to or in connection with the closing of the merger.

Non-Employee Directors. In addition, all stock options and restricted stock awards granted to Taleo’s non-employee directors under its 2009 Equity Incentive Plan will vest in full upon a change in control, provided that they remain in service immediately prior to the effective time of the merger.

The following table sets forth estimated information regarding accelerated vesting of (i) Taleo stock options, restricted stock unit awards and restricted stock awards payable to executive officers upon a qualifying termination of employment following completion of the merger and (ii) Taleo stock options and restricted stock awards payable to non-employee directors upon the closing of the merger, in each case, on March 31, 2012 (the assumed date the merger is completed for purposes of this table).

	Accelerated Options			Accelerated RSUs		Accelerated Restricted Stock		Total
Executive Officer/Director	Number of Shares	Weighted Average Exercise Price	Aggregate Accelerated Option Payment (1)	Number of Shares	Aggregate Accelerated RSU Payment (1)	Number of Shares	Aggregate Accelerated Restricted Stock Payment (1)
Michael Gregoire	115,121	$26.44	$2,252,049	65,992	$3,035,632	15,000	$690,000	$5,977,681
Douglas Jeffries	90,888	$32.06	$1,266,972	18,150	$834,900	—	—	$2,101,872
Guy Gauvin	36,191	$25.20	$752,924	45,765	$2,105,190	—	—	$2,858,114
Neil Hudspith	41,885	$27.45	$776,763	52,901	$2,433,446	6,875	$316,250	$3,526,459
Jason Blessing	34,127	$26.05	$680,665	47,299	$2,175,771	3,000	$138,000	$2,994,436
Jonathan Faddis	17,863	$30.58	$275,417	19,322	$888,812	750	$34,500	$1,198,729
Gary Bloom	—	—	—	—	—	4,312	$198,352	$198,352
Patrick Gross	—	—	—	—	—	4,312	$198,352	$198,352
Greg Santora	—	—	—	—	—	4,312	$198,352	$198,352
Jeffrey Schwartz	—	—	—	—	—	4,312	$198,352	$198,352
Jonathan Schwartz	23,333	$23.97	$514,026	—	—	4,312	$198,352	$712,378
Jeffrey Stiefler	—	—	—	—	—	4,312	$198,352	$198,352
Michael Tierney	—	—	—	—	—	4,312	$198,352	$198,352
James Tolonen	23,333	$23.97	$514,026	—	—	4,312	$198,352	$712,378

(1)

To estimate the value of accelerated vesting of Taleo stock options, restricted stock unit awards and restricted stock awards, we multiplied the aggregate number of shares of Taleo common stock issuable upon exercise of the stock options or vesting of the restricted stock unit awards or restricted stock awards by $46.00 per share less the weighted average exercise price (if any). Amounts payable pursuant to the accelerated vesting of stock options, restricted stock unit awards, and restricted stock awards are in addition to the value of vested stock options shown above in the “ – Vested Options Table.”

The following table sets forth estimated dollar amounts payable to Taleo’s executive officers under the compensation arrangements described above upon a qualifying termination of employment following completion of the merger on March 31, 2012 (the assumed date the merger is completed for purposes of this table).

Executive Officer	Cash (1)	Equity (2)	Pension/ NQDC	Perquisites/ Benefits (3)	Tax Reimbursement	Other	Total
Michael Gregoire	$1,875,000	$10,322,637	—	$22,500	—	—	$12,220,137
Douglas Jeffries	$652,500	$2,677,768	—	$15,000	—	—	$3,345,268
Guy Gauvin	$532,933	$2,945,370	—	$15,000	—	—	$3,493,302
Neil Hudspith	$779,625	$5,754,982	—	$15,000	—	—	$6,549,607
Jason Blessing	$565,000	$4,697,297	—	$15,000	—	—	$5,277,797
Jonathan Faddis	$231,329	$1,322,423	—	$7,500	—	—	$1,561,252

(1)	Represents the estimated value of cash severance payments, payable upon a qualifying termination of employment following completion of the merger, assuming base salaries and target bonus opportunities remain unchanged from their current levels.
(2)	Represents total value of accelerated vesting of Taleo stock options, restricted stock unit awards, and restricted stock awards pursuant to each executive officer’s employment agreement with Taleo as described above upon a qualifying termination of employment following completion of the merger, plus the value of vested stock options shown in the “—Vested Options Table” above.
(3)	All amounts represent the estimated value of the in-kind benefits provided over the applicable severance period, upon a qualifying termination of employment following completion of the merger, and include only reimbursement of COBRA premiums for 18 months for Mr. Gregoire, 12 months for Messrs. Jeffries, Gauvin, Hudspith and Blessing, and 6 months for Mr. Faddis, which, in all cases, is the maximum time period allotted for each named executive officer. The estimated value of the COBRA premiums is assumed to be $1,250 per month for each Taleo executive officer.

Director and Officer Indemnification and Insurance. For a period of six years after the effective time of the merger, Oracle Acquisition Entity is required to, or to cause the surviving corporation to, maintain officers’ and directors’ liability insurance (which we refer to as D&O insurance) with respect to acts or omissions occurring before the effective time of the merger covering each such person currently covered by Taleo’s D&O insurance policy on terms with respect to coverage and amount no less favorable than Taleo’s D&O insurance in effect on the date of the merger agreement. In satisfying the foregoing obligation, neither Oracle Acquisition Entity nor the surviving corporation will be required to pay annual premiums for insurance in excess of 200% of the aggregate premiums paid by Taleo in fiscal year 2011 (which we refer to as the current premium). If the premiums for such insurance would at any time exceed 200% of the current premium, the surviving corporation will maintain, in its judgment, the maximum coverage available at an annual premium equal to 200% of the current premium. In lieu of the foregoing, Taleo may obtain prepaid policies prior to the effective time of the merger for, unless otherwise agreed to by Oracle Acquisition Entity, an aggregate amount not in excess of 200% of the current premium, which policies provide the covered persons with D&O insurance coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the merger agreement. If prepaid policies have been obtained prior to the effective time of the merger, the surviving corporation will maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder.

From and after the effective time of the merger, Oracle Acquisition Entity and the surviving corporation are required to fulfill and honor in all respects the obligations of Taleo and its subsidiaries (i) pursuant to indemnification agreements between Taleo or any of its subsidiaries and any person who is now, or has been at any time prior to the date of the merger agreement, or becomes prior to the effective time of the merger, a director or officer of Taleo or any of its subsidiaries (which we refer to as the indemnified parties), and (ii) any indemnification provision and any exculpation provision set forth in Taleo’s certificate of incorporation or bylaws as in effect on the date of the merger agreement.

The obligations of Oracle Acquisition Entity and the surviving corporation as described in the two immediately preceding paragraphs will not be terminated, amended, or modified in any manner so as to adversely affect any indemnified party or their respective successors, heirs and legal representatives without the consent of such indemnified party.

If Oracle Acquisition Entity, the surviving corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person or entity, then the merger agreement requires that proper provision be made so that the successors and assigns of Oracle Acquisition Entity or the surviving corporation will assume all of the indemnification obligations described above.

Financing of the Merger

The merger is not conditioned on Oracle Acquisition Entity’s ability to obtain financing.

Delisting and Deregistration of Taleo Common Stock

If the merger is completed, Taleo common stock will be removed from listing on the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Oracle Merger Subsidiary will be merged with and into Taleo and, as a result of the merger, the separate corporate existence of Oracle Merger Subsidiary will cease and Taleo will continue as the surviving corporation and become an indirect wholly owned subsidiary of Oracle. As the surviving corporation, Taleo will possess the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Taleo and Oracle Merger Subsidiary, all as provided under Delaware law.

The closing of the merger will occur as soon as practicable but in any event within two business days after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, to the extent permitted under the merger agreement, or at such other time as agreed to in writing by the parties unless the merger agreement has been terminated pursuant to its terms.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger. The merger is expected to be completed mid-year 2012. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of Taleo common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $46.00 in cash, without interest and less any applicable withholding taxes, other than:

•

shares of Taleo common stock owned by Oracle or any subsidiary of Oracle (including Oracle Acquisition Entity and Oracle Merger Subsidiary) immediately prior to the effective time of the merger, which will be canceled, and no payment will be made with respect thereto;

•

shares of Taleo common stock held by Taleo as treasury stock or by any subsidiary of Taleo immediately prior to the effective time of the merger, which will be converted into such number of shares of common stock, par value $0.01 per share, of the surviving corporation such that Taleo and each such subsidiary of Taleo owns the same percentage of the surviving corporation immediately following the effective time as Taleo or such subsidiary of Taleo, as applicable, owned in Taleo immediately prior to the effective time of the merger; and

•	shares of Taleo common stock held by a stockholder who has properly exercised dissenter’s rights in accordance with Delaware law.

The price to be paid for each share of Taleo common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Taleo, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, that occurs prior to the effective time of the merger.

Each share of common stock of Oracle Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of Taleo common stock held by Taleo as treasury stock or any subsidiary of Taleo immediately prior to the effective time which will be converted into common stock of the surviving corporation as described in the second bullet point above, will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Oracle Acquisition Entity will appoint an exchange agent for the purpose of exchanging for the merger consideration the certificates and uncertificated shares of Taleo common stock. As of the effective time of the merger, Oracle Acquisition Entity will deposit with the exchange agent the aggregate merger consideration to be paid in respect of the certificates and uncertificated shares of Taleo common stock.

Each holder of shares of Taleo common stock that are converted into the right to receive the merger consideration will be entitled to receive the merger consideration upon (i) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares. Until so surrendered or transferred, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, such payment is subject to the conditions that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other similar tax required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time of the merger, there will be no further registration of transfers of shares of Taleo common stock on the stock transfer books of the surviving corporation. If, after the effective time of the merger, certificates or uncertificated shares of Taleo common stock are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration.

Any portion of the payment fund deposited with the exchange agent that remains unclaimed by the holders of shares of Taleo common stock six months after the effective time of the merger will be returned to Oracle Acquisition Entity, upon demand, and any such holder who has not exchanged shares of Taleo common stock for the merger consideration prior to that time will thereafter look only to Oracle Acquisition Entity for payment of the merger consideration. Oracle Acquisition Entity will not be liable to any holder of shares of Taleo common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Taleo common stock two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of Oracle Acquisition Entity free and clear of any claims or interest of any person previously entitled thereto.

Taleo Representations and Warranties

The merger agreement contains representations and warranties made by Taleo to Oracle Acquisition Entity and Oracle Merger Subsidiary and representations and warranties made by Oracle Acquisition Entity to Taleo. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including information contained in a confidential disclosure schedule provided by Taleo to Oracle Acquisition Entity in connection with the signing of the merger agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Taleo and Oracle Acquisition Entity rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Taleo or Oracle Acquisition Entity. This description of the representations and warranties is included to provide Taleo’s stockholders with additional information regarding the terms of the merger agreement. It is not intended to provide any other factual information about Taleo or Oracle Acquisition Entity.

In the merger agreement, Taleo has made representations and warranties to Oracle Acquisition Entity and Oracle Merger Subsidiary with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Taleo;

•	its power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Taleo;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•

the absence of conflicts with, creation of liens, violations or defaults under Taleo’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the accuracy and compliance with applicable securities laws of the information supplied by Taleo contained in this proxy statement; and

•

its capitalization, including in particular the number of outstanding shares of Taleo common stock and preferred stock, and the number of shares of common stock issuable upon the exercise of stock options, warrants and restricted stock units;

•	its subsidiaries and their due incorporation or organization, valid existence, good standing, power and authority;

•	its SEC filings since January 1, 2008, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•

conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Taleo;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	Taleo’s and its subsidiaries’ compliance with applicable legal requirements since January 1, 2006;

•	matters with respect to Taleo’s material contracts;

•	tax matters;

•	matters related to Taleo’s employee benefit plans;

•	labor and employment matters;

•	matters related to Taleo’s insurance policies;

•	compliance with environmental laws and regulations;

•	intellectual property and information technology;

•	title to properties and the absence of encumbrances;

•	inventory matters;

•	related party transaction matters;

•	compliance with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws;

•	relationships with, and other matters related to, major customers and suppliers of Taleo;

•	the absence of undisclosed brokers’ fees and expenses;

•	receipt by the Taleo board of directors of a fairness opinion from Qatalyst Partners; and

•	the inapplicability of state takeover statutes to the merger and the absence of a “poison pill” stockholder rights plan.

Many of the representations and warranties in the merger agreement made by Taleo are qualified by a “materiality” or “material adverse effect on Taleo” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Taleo). For purposes of the merger agreement, a “material adverse effect on Taleo” means (i) a material adverse effect on the business, financial condition or results of operations of Taleo and its subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair Taleo’s ability to consummate the merger.

For purposes of clause (i) above, the definition of “material adverse effect on Taleo” excludes any material adverse effect resulting from or arising out of:

•

the announcement or pendency of the merger (including any loss of or adverse change in the relationship of Taleo and its subsidiaries with their respective employees, customers, partners or suppliers related thereto);

•

general economic or political conditions or changes in such conditions (including acts of terrorism or war) to the extent that such conditions or changes do not disproportionately affect Taleo and its subsidiaries, taken as a whole, as compared to other companies participating in the same industry as Taleo;

•

general conditions or changes in such conditions in the industry in which Taleo and its subsidiaries operate to the extent that such conditions or changes do not disproportionately affect Taleo and its subsidiaries, taken as a whole, as compared to other companies participating in the same industry as Taleo;

•	any changes (after the date of the merger agreement) in GAAP or applicable law;

•

any failure to take any action described under “—Conduct of Taleo’s Business During the Pendency of the Merger” or the taking of any specific action at the written direction of Oracle Acquisition Entity or expressly required by the merger agreement;

•

any suit, claim, action, litigation, arbitration or proceeding made or brought by any Taleo stockholder (on its own behalf or on behalf of Taleo) arising out of or related to the merger agreement or any of the transactions contemplated thereby (including the merger); or

•

any failure of Taleo to meet internal or analysts’ estimates or projections (although any cause of any such failure may be taken into consideration when determining whether a material adverse effect on Taleo has occurred).

In the merger agreement, Oracle Acquisition Entity made customary representations and warranties to Taleo with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Oracle Acquisition Entity, Oracle and Oracle Merger Subsidiary;

•

the power and authority of each of Oracle Acquisition Entity, Oracle and Oracle Merger Subsidiary to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Oracle Acquisition Entity, Oracle and Oracle Merger Subsidiary;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•

the absence of conflicts with, violations or defaults under Oracle Acquisition Entity’s, Oracle’s or Oracle Merger Subsidiary’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the accuracy and compliance with applicable securities laws of the information supplied by Oracle Acquisition Entity contained in this proxy statement; and

•	the absence of certain litigation;

•	the sufficiency of funds to pay the merger consideration.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Conduct of Taleo’s Business During the Pendency of the Merger

Except for matters permitted or contemplated by the merger agreement, as required by applicable law or agreed to in writing by Oracle Acquisition Entity, from the date of the merger agreement until the effective time of the merger, Taleo will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to:

•	preserve its intellectual property, business organization and material assets;

•	keep available the services of its directors, officers and employees;

•	maintain in effect all of its government authorizations; and

•	maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others that have business relationships with Taleo.

In addition, except as expressly permitted or contemplated by the merger agreement, as required by applicable law or agreed to in writing by Oracle Acquisition Entity, Taleo will not, nor will it permit its subsidiaries to:

•	amend Taleo’s or any of its subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Taleo or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Taleo to its parent (except distributions under the ESPP in the ordinary course and distributions resulting from the vesting or exercise of Taleo stock options, restricted stock units and restricted stock awards (which we collectively refer to as Taleo compensatory awards));

•	split, combine or reclassify any capital stock of Taleo or any of its subsidiaries;

•	except as described below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Taleo or any of its subsidiaries;

•

purchase, redeem or otherwise acquire any securities of Taleo or any of its subsidiaries, except in satisfaction by holders of Taleo compensatory awards of the applicable exercise price and/or withholding taxes;

•	take any action that would result in the amendment, modification or change of any term of any indebtedness of Taleo or any of its subsidiaries;

•	issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any securities of Taleo or any of its subsidiaries, other than:

•

the issuance of shares of Taleo common stock upon the exercise of Taleo stock options or pursuant to the terms of Taleo restricted stock units that are outstanding as of the date of the merger agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of the merger agreement; or

•	the issuance of shares of Taleo common stock pursuant to the ESPP;

•	amend any term of any securities of Taleo or any of its subsidiaries (whether by merger, consolidation or otherwise);

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Taleo or any of its subsidiaries;

•	make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $2,000,000 in the aggregate in any fiscal quarter;

•

acquire any business, assets or capital stock of any person or entity or division thereof, whether in whole or in part (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

•	acquire any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

•

sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its intellectual property, material assets or material properties except (i) pursuant to existing contracts or commitments, (ii) sales of used equipment in the ordinary course of business consistent with past practice or (iii) permitted liens incurred in the ordinary course of business consistent with past practice;

•

hire or engage any employees, consultants or contractors, or induce or encourage any employees, consultants or contractors to resign from Taleo or any of its subsidiaries or promote, transfer or change the employment status, titles or terms of employment of any employees;

•	increase the salary or other compensation payable to any employees, consultants, contractors or advisors of Taleo or any of its subsidiaries;

•

form, create, adopt or issue any new, or modify any existing, salary, bonus, commission, severance, equity compensation or other equity arrangement or other compensatory arrangement with any employees, consultants, contractors or advisors of Taleo or any of its subsidiaries;

•	reprice any right to acquire securities of Taleo or any of its subsidiaries or amend, accelerate or waive any vesting terms related to any award of securities of Taleo or any of its subsidiaries;

•

declare, pay, commit to, approve or undertake any obligation for the payment of a bonus, commission or other additional salary, compensation or employee benefits to any employees, consultants, contractors or advisors of Taleo or any of its subsidiaries;

•	write down any of its material assets, including any intellectual property of Taleo;

•	make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable law;

•

repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities or issue or sell options, warrants, calls or other rights to acquire any debt securities of Taleo or any of its subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice);

•

make any loans, advances or capital contributions to, or investments in, any other person or entity other than (i) Taleo and its subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

•

agree to any exclusivity, non-competition, most favored nation or similar provision or covenant restricting Taleo, any of its subsidiaries or their affiliates from competing in any line of business or with any person or entity or in any area or engaging in any activity or business, or pursuant to which any benefit or right would be required to be given or lost as a result thereof, or which would have any such effect on Oracle Acquisition Entity or its affiliates after the effective time of the merger;

•

enter into any contract, or relinquish or terminate any contract or other right, in any individual case with an annual value in excess of $100,000 or with a value over the life of the contract value in excess of $300,000 other than:

•

entering into software license agreements or the renewal of any such existing agreements where Taleo or any of its subsidiaries is the licensor in the ordinary course of business consistent with past practice;

•	entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which Taleo or any of its subsidiaries is providing services to customers;

•

entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a product or service of Taleo or any of its subsidiaries by a third party; or

•	entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

•	make or change any material tax election, change any annual tax accounting period or adopt or change any material method of tax accounting;

•

amend any material tax returns or file any material claim for tax refunds, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit or assessment or surrender any right to claim a material tax refund or material reduction in tax liability;

•

institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $150,000 in any individual case, other than (i) as required by their terms as in effect on the date of the merger agreement, (ii) claims, liabilities or obligations reserved against on the September 30, 2011 balance sheet of Taleo (for amounts not in excess of such reserves) or (iii) claims, liabilities or obligations incurred since September 30, 2011 in the ordinary course of business consistent with past practice (however, in the case of each of (i), (ii) and (iii), the payment, discharge, settlement or satisfaction of such claim, liability or obligation may not include any material obligation (other than the payment of money) to be performed by Taleo or any of its subsidiaries following the consummation of the merger);

•	waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice;

•

waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract to which Taleo or any of its subsidiaries is a party;

•	pay any fees and expenses incurred in connection with the transactions contemplated by the merger agreement in excess of $100,000;

•

engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by Taleo or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

•	authorize, commit or agree to take any of the actions described above.

Taleo Stockholders Meeting

Pursuant to the terms of the merger agreement, Taleo agreed to, as promptly as practicable after the date of the merger agreement, establish a record date for, duly call and give notice of, convene and hold a meeting of its stockholders (which we refer to as the special meeting) for the purpose of obtaining the adoption of the merger agreement by Taleo’s stockholders regardless of whether the Taleo board of directors determines that the merger agreement is no longer advisable or recommends that Taleo stockholders reject it or any other adverse recommendation change has occurred. If Taleo is unable to obtain a quorum of its stockholders at such time, Taleo may adjourn the date of the special meeting for no more than five business days and Taleo must use its commercially reasonable efforts to obtain such a quorum as soon as practicable during the five business day period. Taleo may adjourn or postpone the special meeting to the extent (and only to the extent) Taleo reasonably determines that such adjournment or postponement is required by applicable law. If Taleo receives an acquisition proposal, or the price or material terms of a previously received acquisition proposal are modified or amended, in any such case during the five business days immediately prior to the stockholder meeting, Taleo may delay the stockholder meeting until the seventh business day after the date the special meeting would have been held but for such extension.

Unless the Taleo board of directors shall have effected an adverse recommendation change, the Taleo board of directors will make the board recommendation (as defined in the section entitled “—Taleo Board Recommendation”) and use its reasonable best efforts to obtain adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of Taleo common stock, and Taleo will otherwise comply with all laws applicable to the stockholder meeting. The foregoing obligations will not be affected by the commencement, public proposal, public disclosure or communication to Taleo or any other person of any acquisition proposal. In addition, Taleo shall establish a record date for, call, give notice of, convene and hold the stockholder meeting whether or not an adverse recommendation change has occurred or any acquisition proposal or superior proposal shall have been publicly proposed or announced or otherwise submitted to Taleo. Taleo has agreed that it will not submit any acquisition proposal to a vote of the stockholders prior to the vote of Taleo’s stockholders with respect to the merger at the special meeting.

Non-Solicitation; Competing Acquisition Proposals

Taleo has agreed that neither Taleo nor any of its subsidiaries will, nor will Taleo or any of its subsidiaries authorize or permit any of its or their directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives (whom we refer to collectively as representatives) to, and Taleo will instruct, and cause each applicable subsidiary to instruct, each such representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal (as defined below) or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal or, subject to the third immediately succeeding paragraph:

•

conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Taleo or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Taleo or any of its subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make or has made any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Taleo or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Delaware law;

•

enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any acquisition proposal or enter into any agreement or agreement in principle requiring Taleo to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Taleo also agreed to, and agreed to cause its subsidiaries and its or their respective representatives to, cease immediately and cause to be terminated, and not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Taleo or any of its subsidiaries that was furnished by or on behalf of Taleo and its subsidiaries to return or destroy (and confirm destruction of) all such information.

“Acquisition proposal” means any offer, proposal or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any person or entity, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of Taleo, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of any class of outstanding voting or equity securities of Taleo, (ii) any acquisition or purchase by any person or entity, directly or indirectly, of a majority of any class of outstanding voting or equity securities of one or more subsidiaries of Taleo the business of which constitutes 15% or more of the consolidated revenues, net income or assets of Taleo and its subsidiaries (for or as of, as applicable, the twelve month period ended on the last day of Taleo’s last fiscal year), (iii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Taleo or any of its subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of Taleo and its subsidiaries (for or as of, as applicable, the twelve month period ended on the last day of Taleo’s last fiscal year), (iv) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of Taleo and its subsidiaries (measured by the lesser of book or fair market value thereof as of the last day of Taleo’s last fiscal year) or (v) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Taleo or any of its subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of Taleo and its subsidiaries (for or as of, as applicable, the twelve month period ended on the last day of Taleo’s last fiscal year).

Notwithstanding the restrictions described above, or anything else to the contrary set forth in the merger agreement, prior to the adoption of the merger agreement by Taleo’s stockholders, the Taleo board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited acquisition proposal in writing after the date of the merger agreement, that did not result from a breach of the non-solicitation provisions of the merger agreement, and that the Taleo board of directors believes in good faith, after consultation with its outside legal counsel and Qatalyst Partners (or another financial advisor of nationally recognized reputation), constitutes or is reasonably likely to lead to a superior proposal (as defined in “—Taleo Board Recommendation” ) and (ii) thereafter furnish to such third party non-public information relating to Taleo or any of its subsidiaries pursuant to a confidentiality agreement meeting certain requirements as set forth in the merger agreement, but in each case under the preceding clauses (i) and (ii), only if the Taleo board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties to Taleo’s stockholders under applicable law.

The merger agreement requires Taleo to give Oracle Acquisition Entity, on one occasion with respect to any particular third party, at least 24 hours’ prior written notice before taking any action referred to in clauses (i) or (ii) of the immediately preceding paragraph. Taleo is required to notify Oracle Acquisition Entity promptly (and in no event later than 24 hours) after it obtains knowledge of the receipt by Taleo or any of its representatives of any acquisition proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal, or any request for non-public information relating to Taleo or any of its subsidiaries or for access to the business, properties, assets, books or records of Taleo or any of its subsidiaries by any third party, in either case in connection with any acquisition proposal or inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal. This notice is required to contain the identity of the third party and a description of the terms and conditions of the acquisition proposal, inquiry, offer, proposal or request. Commencing upon the provision of any notice referred to above, Taleo must (i) keep Oracle Acquisition Entity reasonably informed, on a prompt basis, of the status and material terms of any such acquisition proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms of any such acquisition proposal, inquiry, offer, proposal or request, and (ii) promptly upon receipt or delivery of any of the following, provide Oracle Acquisition Entity (or its outside counsel) with copies of all material documents and material written or electronic communications relating to any such acquisition proposal (including the financing thereof), inquiry, offer, proposal or request exchanged between Taleo, its subsidiaries or any of their respective officers, directors, employees or representatives, on the one hand, and the person or entity making an acquisition proposal, inquiry, offer, proposal or request (or any of such person’s or entity’s affiliates, or their respective officers, directors, employees, or representatives), on the other hand. Taleo will promptly provide Oracle Acquisition Entity with any non-public information concerning the business, present or future performance, financial condition or results of operations of Taleo (or any of its subsidiaries), provided to any third party that was not previously provided to Oracle Acquisition Entity. Taleo will provide Oracle Acquisition Entity with at least 48 hours’ prior notice (or any lesser period of advance notice provided to the members of the Taleo board of directors generally) of any meeting of the Taleo board of directors at which the Taleo board of directors is reasonably expected to consider any acquisition proposal.

Taleo Board Recommendation

Subject to the provisions described below, the Taleo board of directors will unanimously recommend that Taleo’s stockholders vote in favor of the adoption of the merger agreement at the special meeting (which we refer to as the board recommendation). The Taleo board of directors also agreed to include the board recommendation in this proxy statement. Subject to the provisions described below, the merger agreement provides that neither the Taleo board of directors nor any committee thereof will:

•

fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Oracle Acquisition Entity or Oracle Merger Subsidiary, the board recommendation;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any acquisition proposal or superior proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for Taleo common stock within ten business days after the commencement of such offer;

•	make any public statement inconsistent with the board recommendation; or

•	resolve or agree to take any of the foregoing actions.

We refer to each of the foregoing actions as an adverse recommendation change.

Notwithstanding anything to the contrary set forth in the merger agreement, prior to the adoption of the merger agreement by Taleo’s stockholders, the Taleo board of directors, following receipt of and on account of a superior proposal, may make an adverse recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, but only if the Taleo board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be a breach of its fiduciary duties under applicable law. In addition, the Taleo board of directors will not make an adverse recommendation change or terminate the merger agreement unless Taleo first takes the following actions:

•

Taleo provides written notice to Oracle Acquisition Entity at least three business days in advance of its intention to take such action with respect to a superior proposal (which we refer to as the notice period);

•

Taleo attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of the superior proposal and the identity of the third party making the superior proposal;

•

Taleo, during the notice period, causes its financial and legal advisors to negotiate with Oracle Acquisition Entity in good faith to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal is no longer a superior proposal, if Oracle Acquisition Entity proposes to make such adjustments (it being understood and agreed that in the event that if, after the commencement of the notice period, there is any material revision to the terms of the superior proposal, including any revision in price, the notice period will be extended, to the extent necessary, to ensure that at least three business days remain in the notice period subsequent to the time that Taleo notifies Oracle Acquisition Entity of any such material revision); and

•

Oracle Acquisition Entity does not make within the notice period a binding offer capable of acceptance by Taleo that is determined by the Taleo board of directors in good faith, after consulting with its outside legal counsel and its financial advisor, to be at least as favorable to Taleo’s stockholders as the superior proposal.

“Superior proposal” means any binding bona fide, unsolicited, written acquisition proposal capable of acceptance by Taleo that did not result from a breach of the non-solicitation provisions of the merger agreement, made by a third party, that, if consummated, would result in such third party (or, in the case of a direct merger between such third party or any subsidiary of such third party and Taleo, the stockholder of such third party) owning, directly or indirectly, all of the outstanding shares of Taleo common stock, or all or substantially all of the consolidated assets of Taleo and its subsidiaries, and which acquisition proposal the Taleo board of directors determines in good faith, after considering the advice of its outside legal counsel and Qatalyst Partners (or another financial advisor of nationally recognized reputation), and after taking into account all of the terms and conditions of such acquisition proposal (including any termination or breakup fees, expense reimbursement provisions and any conditions, potential time delays or other impediments to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such acquisition proposal (including the financing terms and the ability of such third party to finance such acquisition proposal), is more favorable to Taleo’s stockholders (other than Oracle Acquisition Entity and its affiliates) than as provided in the merger agreement (including any changes to the terms of the merger agreement proposed by Oracle Acquisition Entity in a binding offer capable of acceptance by Taleo in response to such superior proposal pursuant to and in accordance with the merger agreement).

Notwithstanding the foregoing, the Taleo board of directors may, in response to a material fact, event, change, development or set of circumstances (other than an acquisition proposal occurring or arising after the date of the merger agreement) that was not known to the Taleo board of directors nor reasonably foreseeable by the Taleo board of directors as of or prior to the date of the merger agreement (and not relating in any way to any acquisition proposal) (which we collectively refer to as an intervening event), the Taleo board of directors may fail to make, withdraw or modify, in a manner adverse to Oracle Acquisition Entity and Oracle Merger Subsidiary, the board recommendation (which shall be deemed an adverse recommendation change), if:

•

the Taleo board of directors determines in good faith, after consultation with its outside legal counsel, that, in light of such intervening event, the failure of the Taleo board of directors to effect such an adverse recommendation change would be a breach of its fiduciary duties under applicable law;

•

at least four business days prior to such adverse recommendation change, Taleo provides Oracle Acquisition Entity written notice advising Oracle Acquisition Entity that the Taleo board of directors intends to take such action and specifying the facts underlying the determination that an intervening event has occurred, and the reasons for the adverse recommendation change, in reasonable detail; and

•

during the four business day period, if requested by Oracle Acquisition Entity, Taleo negotiates in good faith with Oracle Acquisition Entity to amend the merger agreement in such a manner that prevents the need for an adverse recommendation change as a result of the intervening event.

Notwithstanding the provisions described above, the merger agreement does not prohibit the Taleo board of directors from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal; provided that such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act) will constitute an adverse recommendation change unless Taleo’s board of directors expressly publicly reaffirms the board recommendation in such communication or within two business days after requested to do so by Oracle Acquisition Entity.

Taleo Equity-Based Awards

The vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by the merger agreement) of each outstanding Taleo compensatory award immediately prior to the effective time of the merger, and the vested and unvested portion of each outstanding compensatory award held by a person who is not an employee of, or a consultant to, Taleo or any of its subsidiaries immediately prior to the effective time of the merger, will be cancelled immediately prior to the effective time of the merger and, in exchange, each former holder of any such cancelled compensatory award will have the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Taleo common stock subject to the portion of such cancelled compensatory award immediately prior to the effective time of the merger and (ii) the merger consideration less any per share exercise price of the portion of such cancelled compensatory award immediately prior to such cancellation.

At the effective time of the merger, the unvested portion of each outstanding compensatory award held by an employee of, or a consultant to, Taleo or any of its subsidiaries as of immediately prior to the effective time of the merger will be assumed by Oracle and converted automatically into an option, restricted stock unit award, or restricted stock award, as the case may be, denominated in shares of Oracle common stock and subject to terms and conditions substantially identical to those in effect at the effective time of the merger (including any accelerated vesting provisions), except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of Taleo common stock subject to the unvested portion of such compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is the per share merger consideration and the denominator of which is the average closing price of Oracle common stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of each such assumed compensatory award shall equal (x) the per share exercise price of the unvested portion of each compensatory award immediately prior to the effective time of the merger divided by (y) the award exchange ratio (rounded to the nearest whole cent). At the effective time of the merger, each Taleo stock plan pursuant to which any assumed compensatory award has been granted also will be assumed by Oracle.

Pursuant to the merger agreement, Oracle Acquisition Entity has agreed to use commercially reasonable efforts to facilitate the assumption and conversion of the assumed compensatory awards, and Oracle will file with the SEC a registration statement on Form S-8 with respect to the shares of Oracle common stock issuable upon exercise of the assumed compensatory awards promptly following the effective time of the merger (and in no event later than 20 business days after the effective time of the merger).

Taleo Employee Stock Purchase Plan

As required by the merger agreement, Taleo will terminate its 2004 Employee Stock Purchase Plan and all offerings under such plan, effective as of March 15, 2012. Each outstanding award under the Employee Stock Purchase Plan will be exercised on March 15, 2012 for the purchase of shares of Taleo common stock in accordance with the terms of the Employee Stock Purchase Plan, and Taleo will refund to each participant in the Employee Stock Purchase Plan all amounts remaining in such participant’s account after such purchase.

Taleo Employee Compensation and Benefits

Employee Benefits and Service Credit. From and after the effective date of the merger, Oracle Acquisition Entity has agreed (i) with respect to employees of Taleo or its subsidiaries who continue employment with the surviving corporation or any of its subsidiaries following the effective time of the merger (who we refer to as continuing employees), to use reasonable efforts to provide those employees with credit for prior service with Taleo to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, vacation, fringe or welfare benefit plan of Oracle Acquisition Entity, the surviving corporation or any of their affiliates (other than equity compensation or sabbatical plans) in which any such employee is or becomes eligible to participate, but only to the extent service was credited to such employee under a comparable Taleo employee plan immediately prior to the effective date of the merger and would not result in a duplication of benefits and (ii) with respect to employee welfare benefit plans in which any continuing employee is or becomes eligible to participate, to use reasonable efforts to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements under applicable Oracle Acquisition Entity benefit plans for such employees and their eligible dependents, subject to certain limitations, and to provide such employees and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that such continuing employee commences participation under such applicable Oracle Acquisition Entity benefit plans, subject to certain limitations.

401(k) Plans. Unless Oracle Acquisition Entity requests otherwise in writing at least ten business days before the effective time of the merger, Taleo and its subsidiaries will terminate all plans intended to qualify as a tax-qualified retirement plan under Section 401(k) of the Code, effective as of the day immediately prior to the effective time of the merger. As of the day immediately prior to the effective time of the merger, Taleo employees will not have the right to contribute to any such plan. Taleo will provide Oracle Acquisition Entity with evidence that each such plan has been terminated.

Other Covenants and Agreements

Access to Information. From the date of the merger agreement until the effective time of the merger, subject to certain exceptions described in the merger agreement, Taleo has agreed to (i) give Oracle Acquisition Entity and its representatives reasonable access to the offices, properties, books, records, agreements, governmental authorizations, documents, directors, officers and employees of Taleo and its subsidiaries during normal business hours, (ii) furnish to Oracle Acquisition Entity and its representatives such financial, tax and operating data and other information as they may reasonably request and (iii) instruct its representatives to cooperate with Oracle Acquisition Entity and its representatives in Oracle Acquisition Entity’s investigation.

State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under state, federal or foreign laws becomes or is deemed to be applicable to Taleo, Oracle Acquisition Entity, Oracle Merger Subsidiary, the merger, the voting agreements or any other transaction contemplated by the merger agreement, then each of Taleo, Oracle Acquisition Entity, Oracle Merger Subsidiary, and their respective board of directors has agreed to grant such approvals and take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to render such statutes inapplicable.

Voting of Shares. Oracle Acquisition Entity will vote any shares of Taleo common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the special meeting, and will vote or cause to be voted the shares of Oracle Merger Subsidiary held by it or any of its subsidiaries, as the case may be, in favor of adoption of the merger agreement.

Public Announcements. Oracle Acquisition Entity and Taleo have agreed that each will consult with the other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated thereby. Neither will issue any such press release or make any such other public statement without the consent of the other party, which will not be unreasonably withheld, except as such release or announcement may be required by applicable law or any listing agreement with or rule of any national securities exchange or association upon which the securities of Taleo or Oracle Acquisition Entity, as applicable, are listed, or as such release or announcement may be made with respect to an adverse recommendation change, in each such case the party making the release or announcement will consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party making the release or announcement will consider such comments in good faith.

Notification of Certain Events. Subject to applicable law and certain limitations, the merger agreement provides that the executive officers of Taleo, including its chief executive officer, will consult in good faith on a regular basis with Oracle Acquisition Entity to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with Taleo, the status of ongoing operations and other matters reasonably requested by Oracle Acquisition Entity pursuant to procedures reasonably requested by Oracle Acquisition Entity. In addition, the merger agreement provides that Taleo will promptly notify Oracle Acquisition Entity of (i) any written notice or other written communication (or any other notice or communication to the extent that any officer of Taleo becomes aware of such notice or communication) alleging that consent from any entity or person is required in connection with the transactions contemplated by the merger agreement, (ii) any notice or other communication received from any governmental authority in connection with the transactions contemplated by the merger agreement, (iii) any suit, claim, action, litigation, arbitration or proceeding commenced or, to Taleo’s knowledge, threatened against, relating to or involving Taleo or any of its subsidiaries (or otherwise affecting Taleo or any of its subsidiaries in circumstances which could reasonably be expected to result in a liability to Taleo or any of its subsidiaries) that, if pending on the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement, or that relate to the consummation of the transactions contemplated by the merger agreement, (iv) any notice or other communication from any major customer or major supplier that such customer or supplier is terminating its relationship with Taleo or any of its subsidiaries as a result of the transactions contemplated by the merger agreement and (v) any inaccuracy of any representation or warranty or breach of covenant or agreement in the merger agreement that is reasonably likely to cause the conditions to the merger not to be satisfied.

Litigation. Taleo has agreed to give Oracle Acquisition Entity the opportunity to participate in the defense of any proceeding against Taleo and/or its directors and officers relating to the transactions contemplated by the merger agreement. Taleo has also agreed that it will obtain the prior written consent of Oracle Acquisition Entity prior to settling or satisfying any such proceeding (which consent may be granted or withheld in Oracle Acquisition Entity’s sole discretion).

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Taleo and Oracle Acquisition Entity will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable after the date of the merger agreement, including (i) the obtaining from governmental authorities all necessary actions or nonactions, waivers, consents and approvals and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the merger as soon as practicable after the date of the merger agreement and to fully carry out the purposes of the merger agreement.

Oracle Acquisition Entity and Taleo have further agreed to (i) provide or cause to be provided, as promptly as practicable to governmental authorities with regulatory jurisdiction over enforcement of any antitrust laws, information and documents requested by such governmental antitrust authorities or necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement, including preparing and filing any notification and report form and related material required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act) and any additional consents and filings under any antitrust laws as promptly as practicable following the date of the merger agreement (but in no event more than fifteen business days from the date of the merger agreement except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any antitrust laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by the merger agreement by any governmental authority.

The merger agreement provides that in connection with the receipt of any necessary governmental approvals or clearances (including under any antitrust law), neither Oracle Acquisition Entity nor any of its affiliates is required to, nor shall Taleo or any of its affiliates without the prior written consent of Oracle Acquisition Entity, agree or offer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Oracle Acquisition Entity, Taleo or any of their respective affiliates. Oracle Acquisition Entity or any of its affiliates will not be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any governmental authority or appeal any order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or other transactions contemplated by the merger agreement or seeking to obtain from Oracle Acquisition Entity or any of its affiliates any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Taleo, Oracle Acquisition Entity or any of their respective affiliates of all or any portion of the business, assets or any product of Taleo, Oracle Acquisition Entity or any of their respective affiliates or to require any such entity to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of Taleo, Oracle Acquisition Entity or any of their respective affiliates, in each case as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement.

Subject to applicable law, Taleo and Oracle Acquisition Entity and their respective counsel will (i) have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials to be submitted to, any governmental authority in connection with the transactions contemplated by the merger agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the FTC or any other governmental antitrust authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to the transactions contemplated by the merger agreement. Taleo and Oracle Acquisition Entity will, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement and to participate in the preparation for such discussion, telephone call or meeting. However, neither Oracle Acquisition Entity nor Taleo will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable foreign competition laws, without the prior written consent of the other.

Each of Oracle Acquisition Entity and Oracle Merger Subsidiary has agreed that, until the effective time of the merger, each will not, and will ensure that none of their subsidiaries or other affiliates will, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the completion of the transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of Oracle, Oracle Acquisition Entity and Oracle Merger Subsidiary, on the one hand, and Taleo, on the other hand, to consummate the merger are subject to the satisfaction at or prior to the closing of the merger of the following conditions:

•	adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of Taleo common stock;

•

no governmental authority with jurisdiction over any party will have issued any order, injunction, judgment, decree or ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited.

The obligations of Oracle Acquisition Entity and Oracle Merger Subsidiary to consummate the merger are subject to the satisfaction of the additional following conditions:

•

the representations and warranties of Taleo made in the merger agreement relating to corporate existence and power, corporate authorization, non-contravention of Taleo’s certificate of incorporation or bylaws, capitalization matters, finders’ fees, the opinion of Taleo’s financial advisor, the inapplicability of state takeover statutes to the merger and the absence of a “poison pill” stockholder rights plan, to the extent not qualified as to materiality or material adverse effect, will be true in all material respects, and to the extent so qualified will be true in all respects, when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true, to the extent not qualified as to materiality or material adverse effect, in all material respects, and to the extent so qualified, in all respects, in each case as of such specified date);

•

the other representations and warranties of Taleo made in the merger agreement, disregarding materiality or material adverse effect qualifications, will be true when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true as of such specified date), provided that such representations and warranties will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on Taleo;

•	Taleo will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•

Oracle Acquisition Entity will have received certificates signed on Taleo’s behalf by a senior executive officer of Taleo as to the satisfaction of the conditions described in the preceding three bullets;

•

Taleo will have delivered to Oracle Acquisition Entity a certificate executed by the secretary of Taleo certifying: (A) the approval of the Taleo board of directors and the stockholders of Taleo of the merger agreement and the transactions contemplated thereby, (B) the governing documents of Taleo and each of its subsidiaries, and (C) any and all Taleo board of directors, committee and stockholder resolutions, consents or other actions taken by the Taleo board of directors, any committee of the Taleo board of directors or the stockholders of Taleo between the date of the merger agreement and the closing date;

•

there will not be instituted or pending any suit, claim, action or proceeding initiated by any governmental authority, (i) challenging or seeking to make illegal, delay materially or otherwise restrain or prohibit the consummation of the merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Oracle Acquisition Entity’s (or that of its affiliates) ownership or operation of all or any material portion of the business, assets or products of Taleo and its subsidiaries, taken as a whole, or of Oracle Acquisition Entity and its affiliates, taken as a whole, or to compel Oracle Acquisition Entity or any of its affiliates to dispose of, license or hold separate all or any material portion of the business, assets or products of Taleo and its subsidiaries, taken as a whole, or of Oracle Acquisition Entity and its affiliates, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Oracle Acquisition Entity or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of Taleo common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to Taleo’s stockholders, or (iv) seeking to require divestiture by Oracle Acquisition Entity, Oracle Merger Subsidiary or any of Oracle Acquisition Entity’s other affiliates of any equity interests;

•

there will not be in effect any order, injunction, judgment, decree or ruling that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the preceding bullet point;

•

the waiting period applicable to the merger under the HSR Act or any applicable foreign competition law will have expired or been terminated and any affirmative approval of a governmental authority required under any applicable foreign competition law will have been obtained;

•

except as expressly permitted or contemplated by the merger agreement, as required by applicable law or agreed to in writing by Oracle Acquisition Entity, Taleo, in all respects, will not have done any of the following since the date of the merger agreement:

•

hired or engaged any employee, consultant or contractor, or induced or encouraged any employee, consultant or contractor to resign from Taleo or any of its subsidiaries or promoted, transferred or changed the employment status, title or terms of employment of any employee;

•	increased the salary or other compensation payable to any employee, consultant, contractor or advisor of Taleo or any of its subsidiaries;

•

formed, created, adopted or issued any new, or modified any existing, salary, bonus, commission, severance, equity compensation or other equity arrangement or other compensatory arrangement with any employee, consultant, contractor or advisor of Taleo or any of its subsidiaries;

•	modified or waived any of the terms or conditions of, or the performance or other criteria to payment or earning of, the arrangements referenced in the preceding bullet point;

•

repriced any right to acquire securities of Taleo or any of its subsidiaries or amended, accelerated or waived any vesting terms related to any award of securities of Taleo or any of its subsidiaries; or

•

declared, paid, committed to, approved or undertook any obligation for the payment of a bonus, commission or other additional salary, compensation or employee benefit to any employee, consultant, contractor or advisor of Taleo or any of its subsidiaries; and

•

there will not have been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Taleo.

The obligation of Taleo to consummate the merger is subject to the satisfaction of the additional following conditions:

•

the representations and warranties of Oracle Acquisition Entity and Oracle Merger Subsidiary made in the merger agreement will be true and correct in all material respects (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•	Oracle Acquisition Entity and Oracle Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement;

•

Taleo will have received a certificate signed on Oracle Acquisition Entity’s behalf by an authorized officer of Oracle Acquisition Entity as to the satisfaction of the conditions described in the preceding two bullets; and

•	the waiting period applicable to the merger under the HSR Act will have expired or been terminated.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the adoption of the merger agreement by Taleo’s stockholders, no such amendment or waiver of the above conditions or any other amendment to the merger agreement will be made that requires the approval of Taleo’s stockholders under Delaware law unless the required further approval is obtained.

Termination of the Merger Agreement

Taleo and Oracle Acquisition Entity may terminate the merger agreement by mutual written consent at any time before the consummation of the merger, notwithstanding any approval of the merger agreement by the Taleo stockholders. In addition, either Oracle Acquisition Entity or Taleo may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger has not been consummated on or before August 8, 2012 (which we refer to as the end date); provided that if all of the conditions to the consummation of the merger have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and applicable foreign competition laws and the obtainment of any affirmative approval of any governmental authority required under any applicable foreign competition law, then either Oracle Acquisition Entity or Taleo will be entitled to extend the end date by a three month period, and Oracle Acquisition Entity will be entitled to further extend the end date by a second three month period, but in no event will the end date be extended to a date that is later than the twelve month anniversary of the merger agreement; provided that such right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement results in the failure of the merger to be consummated by the end date;

•

any governmental authority of competent jurisdiction has issued an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action becomes final and non-appealable;

•	any law or regulation has been adopted that makes consummation of the merger illegal or otherwise prohibited; or

•	the special meeting has been held and the adoption of the merger agreement by Taleo’s stockholders has not been obtained thereat or at any adjournment or postponement thereof.

Oracle Acquisition Entity may also terminate the merger agreement if:

•	an adverse recommendation change (as defined in the section entitled “—Taleo Board Recommendation”) has occurred;

•

Taleo has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than a confidentiality agreement) relating to an acquisition proposal;

•	Taleo or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement;

•

if the Taleo board of directors or any committee thereof (A) has failed to reject any acquisition proposal within ten business days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of Taleo of a tender offer or exchange offer, which constitutes a failure to reject such acquisition proposal) or (B) has failed, pursuant to Rule 14e-2 promulgated under the Exchange Act, or otherwise, to publicly reconfirm the board recommendation within ten business days after receipt of a written request from Oracle Acquisition Entity that it do so if such request is made following the making by any person or entity of an acquisition proposal; or

•

Taleo has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Taleo set forth in the merger agreement was inaccurate when made or has become inaccurate, in either case such that the conditions to the merger relating to the accuracy of Taleo’s representations and warranties and performance of covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate, and such breaches or inaccuracies are either not cured or curable by Taleo through the exercise of commercially reasonable efforts prior to the end date and within 30 days or Taleo ceases to exercise commercially reasonably efforts to cure such breaches or inaccuracies.

Taleo may also terminate the merger agreement if:

•

prior to the adoption of the merger agreement by Taleo’s stockholders, the Taleo board of directors has authorized Taleo, in compliance with the terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party, provided that (1) Taleo pays any amounts due as described below under “—Termination Fees and Expenses”) and (2) Taleo substantially concurrently enters into such binding definitive agreement; or

•

Oracle Acquisition Entity or Oracle Merger Subsidiary has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Oracle Acquisition Entity or Oracle Merger Subsidiary has become inaccurate in any material respect, in either case such that the conditions to the merger relating to the accuracy of Oracle Acquisition Entity’s and Oracle Merger Subsidiary’s representations and warranties and performance of covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate, and such breaches or inaccuracies are either not cured or curable by Oracle Acquisition Entity or Oracle Merger Subsidiary through the exercise of commercially reasonable efforts prior to the end date and within 30 days or Oracle Acquisition Entity or Oracle Merger Subsidiary ceases to exercise commercially reasonable efforts to cure such breaches or inaccuracies.

The party that desires to terminate the merger agreement must give written notice of termination to each other party to the merger agreement, except in the case of termination by mutual written consent.

Termination Fees and Expenses

If the merger agreement is terminated, it will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other representative of such party) to each other party thereto. No such termination will relieve any party of any liability for damages resulting from any willful or intentional breach of the merger agreement.

Notwithstanding the foregoing, if Oracle Acquisition Entity terminates the merger agreement because:

•	an adverse recommendation change occurs;

•

Taleo enters into, or publicly announces its intention to enter into, a letter of intent, memorandum of understanding or other agreement (other than a permitted confidentiality agreement) relating to any acquisition proposal;

•	Taleo or any of its representatives willfully and materially breaches any of its obligations under the non-solicitation provisions in the merger agreement; or

•

if the Taleo board of directors or any committee thereof (i) fails to reject any acquisition proposal within ten business days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of Taleo of a tender offer or exchange offer, which constitutes a failure to reject such acquisition proposal) or (ii) fails, pursuant to Rule 14e-2 promulgated under the Securities Exchange Act, or otherwise, to publicly reconfirm the board recommendation within ten business days after receipt of a written request from Oracle Acquisition Entity that it do so if such request was made following the making by any person or entity of an acquisition proposal;

then Taleo will pay to Oracle Acquisition Entity, within two business days after any such termination, $66.0 million (which we refer to as the termination fee). Additionally, Taleo will pay to Oracle Acquisition Entity the termination fee within two business days after termination, if the merger agreement is terminated pursuant any of the termination provisions of the merger agreement after the occurrence of any event described in the preceding four bullets.

If Taleo terminates the merger agreement because, prior to the adoption of the merger agreement by Taleo’s stockholders, the Taleo board of directors authorizes Taleo, in compliance with the other terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party and Taleo substantially concurrently enters into such binding definitive agreement, then Taleo will pay to Oracle Acquisition Entity, prior to and as a condition of such termination, the termination fee.

Subject to certain changes to the definition of “acquisition proposal” as set forth in the merger agreement, if either Taleo or Oracle Acquisition Entity terminates the merger agreement because:

•	the merger is not consummated on or before the end date (as such end date may be extended as described above under “—Termination of the Merger Agreement”); or

•	the stockholder meeting has been held and the adoption of the merger agreement by Taleo’s stockholders has not been obtained thereat or at any adjournment or postponement thereof and (x) prior to such termination, in the case of the first bullet point above, or the stockholder meeting, in the case of the second bullet point above, an acquisition proposal has been publicly announced and not publicly withdrawn and (y) within 12 months following the date of such termination, Taleo enters into a definitive agreement with respect to, recommends to its stockholders or completes a transaction contemplated by such acquisition proposal, then Taleo will pay to Oracle Acquisition Entity, within two business days after entering into such definitive agreement, making such recommendation or consummating such transaction, the termination fee.

If either Oracle Acquisition Entity or Taleo terminates the merger agreement because the special meeting has been held and the adoption of the merger agreement by Taleo stockholders has not been obtained thereat or at any adjournment or postponement thereof, Taleo will pay all of the documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Oracle Acquisition Entity and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement. In no event will Taleo be required to pay Oracle Acquisition Entity for expenses exceeding $5.0 million; provided that the amount of any such payment will be credited against any obligation of Taleo to pay Oracle Acquisition Entity the termination fee pursuant to the immediately preceding paragraph. Taleo will make such payment as promptly as possible (but in any event within three business days) following receipt of an invoice for such expenses.

Taleo acknowledged in the merger agreement that the agreements contained in the provisions regarding the termination fees are an integral part of the transactions contemplated by the merger agreement and that, without those provisions, Oracle Acquisition Entity and Oracle Merger Subsidiary would not have entered into the merger agreement. If Taleo fails to pay the foregoing fees to Oracle Acquisition Entity when due, Taleo will pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime rate of Citibank.

Oracle Acquisition Entity acknowledged in the merger agreement that the termination fee will be payable by Taleo on only one occasion, whether or not the facts or circumstances giving rise to Taleo’s obligation to pay the termination fee may otherwise trigger an obligation to pay the termination fee under more than one provision of the merger agreement, or on more than one occasion pursuant to the same provision of the merger agreement.

Except as expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses; provided that Oracle Acquisition Entity will pay all filing fees payable pursuant to the HSR Act or any applicable foreign competition law unless the merger agreement is terminated as described above under “—Termination of the Merger Agreement” (other than termination by Taleo because Oracle Acquisition Entity or Oracle Merger Subsidiary materially has breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Oracle Acquisition Entity or Oracle Merger Subsidiary shall have become inaccurate in any material respect), in which case Taleo will reimburse Oracle Acquisition Entity for one-half of such filing fees.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Compliance with Obligations

Oracle has agreed to cause Oracle Acquisition Entity to honor Oracle Acquisition Entity’s obligations under the merger agreement.

THE VOTING AGREEMENTS

In connection with the execution of the merger agreement, Jason Blessing, Gary Bloom, Jonathan Faddis, Guy Gauvin, Michael Gregoire, Patrick Gross, Neil Hudspith, Douglas Jeffries, Christopher Lee, Hans Lidforss, Heidi Melin, Paul Pronsati, Greg Santora, Jeffrey Schwartz, Jonathan Schwartz, Jeffrey Stiefler, Michael Tierney and James Tolonen who were executive officers, directors and stockholders of Taleo as of the date of the merger agreement, in their capacity as stockholders of Taleo, entered into voting agreements with Oracle Acquisition Entity. Approximately 2.1% of the outstanding Taleo shares on the record date for the special meeting are subject to the voting agreements.

The following is a summary description of the voting agreements. The form of voting agreement is attached as Exhibit A to the merger agreement, which is hereby incorporated into this proxy statement by reference.

Each individual who entered into a voting agreement with Oracle Acquisition Entity agreed to vote his, her or its Taleo common stock at the special meeting:

•	in favor of adoption of the merger agreement, the merger and all agreements and actions contemplated by the merger agreement;

•	against an acquisition proposal by a third party;

•	against any reorganization, recapitalization, dissolution, liquidation or winding-up of Taleo or any other extraordinary transaction involving Taleo, other than the merger; and

•	against any corporate action that would frustrate the purpose of, or prevent or delay the consummation of the merger or the transactions contemplated by the merger agreement.

These individuals also granted to Oracle Acquisition Entity a proxy to vote their shares of Taleo common stock on any of the foregoing matters at the special meeting.

The individuals signing voting agreements have agreed that they will be bound by non-solicitation restrictions that are substantially similar to the non-solicitation provisions of the merger agreement described above under “The Merger Agreement—Non-Solicitation; Competing Acquisition Proposals.” These individuals further agreed to certain restrictions on the transfer of their Taleo shares and, subject to applicable law, not to make certain public communications criticizing or disparaging the voting agreement, the merger agreement and the transactions contemplated thereby without the prior written consent of Oracle Acquisition Entity. These individuals further agreed to (i) waive and not exercise any rights of appraisal or rights to dissent from the merger that they may be entitled to under Delaware law and (ii) not commence or participate in, and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Taleo, Oracle Acquisition Entity or Oracle Merger Subsidiary (or any of their respective successors) relating to the negotiation, execution or delivery of the voting agreement or the merger agreement or the consummation of the merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the voting agreement or (y) alleging a breach of any fiduciary duty of the Taleo board of directors in connection with the merger agreement or the transactions contemplated thereby.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of Taleo common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of Taleo common stock are held as capital assets (generally, as property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, partnerships, United States expatriates, controlled foreign corporations, passive foreign investment companies, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, stockholders who hold shares of Taleo common stock as part of a hedging, “straddle,” conversion or other integrated transaction, “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of Taleo common stock, stockholders who acquired their shares of Taleo common stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion does not address any aspect of state, local, alternative minimum, estate, gift or non-United States taxation that may be applicable to a particular stockholder.

Taleo stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Taleo common stock pursuant to the merger (including the application and effect of any state, local or non-United States income and other tax laws).

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of Taleo common stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Taleo common stock, you should consult your own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Taleo common stock that is:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of Taleo common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes. Generally, a U.S. holder of shares of Taleo common stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and such holder’s adjusted tax basis in the shares of Taleo common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of Taleo common stock have been held for more than one year at the effective time of the merger, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the exchange agent generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a holder’s United States federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Taleo common stock. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of Taleo common stock pursuant to the merger.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Antitrust Division and the FTC. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request, or “second request”, for additional information and documentary material.

Taleo and Oracle Acquisition Entity each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on February 21, 2012 and, in accordance with the merger agreement, requested “early termination” of the waiting period. On February 27, 2012, Taleo was informed by the FTC that Taleo had been granted “early termination” of the waiting period under the HSR Act with respect to the merger. The “early termination” of the waiting period has the effect of clearing the merger under the HSR Act.

In addition to the HSR Act, Oracle Acquisition Entity is also required to file pre-merger notifications with the Austrian Federal Competition Authority and the Italian Antitrust Authority, so that each such competition authority may evaluate whether the transaction complies with its jurisdiction’s respective merger control laws. Austrian merger notifications are subject to a four-week initial waiting period, which may be lengthened if the Austrian Federal Competition Authority determines that an in-depth “Phase II” investigation is warranted. Oracle Acquisition Entity filed a pre-merger notification with the Austrian Federal Competition Authority on February 23, 2012. Italian merger notifications are subject to a 30-day first-stage review, which may be extended to a second-phase proceeding if serious doubts concerning compatibility with the Italian antitrust laws arise. Oracle Acquisition Entity filed a pre-merger notification with the Italian Antitrust Authority on March 2, 2012. However, under Italian law, the transaction may proceed prior to clearance from the Italian Antitrust Authority.

LITIGATION RELATED TO THE MERGER

On February 14, 2012, a purported class action lawsuit on behalf of stockholders of Taleo was filed in the Delaware Court of Chancery, captioned Coyne v. Taleo Corporation, et al, Case No. 7245. The complaint names as the primary defendants the members of Taleo’s board of directors and generally alleges that the board members violated the fiduciary duties owed to stockholders by approving Taleo’s agreement to be acquired by Oracle. The complaint alleges that the board members engaged in an unfair process and agreed to a price that allegedly fails to maximize value for stockholders. The complaint also alleges that Oracle (and its wholly owned subsidiaries created to effect the merger) aided and abetted the board members’ alleged breach of fiduciary duties. The complaint seeks, among other things, declaratory and injunctive relief, including an injunction halting the merger. On February 24, 2012, a second complaint was filed in Delaware Court of Chancery, captioned Elliot v. Taleo Corporation, et al, Case No. 7279, containing similar allegations as in the Coyne complaint, although the Elliot complaint adds the Company as a defendant (along with Oracle and its subsidiaries) in its claim for aiding and abetting breach of fiduciary duty. On March 2, 2012, plaintiffs’ counsel filed a request with the Court of Chancery to consolidate these cases. Taleo expects the Court to grant consolidation and that plaintiffs will file a consolidated complaint in the near future.

On March 2, 2012, another purported class action complaint was filed in the Superior Court of the State of California, Santa Clara County, captioned Progress Associates v. Gregoire, et al, Case No. 12-CV-219889. This complaint names as defendants the individuals on Taleo’s board of directors and alleges that they violated fiduciary duties owed to stockholders by approving the Oracle transaction without properly shopping Taleo, resulting in an unfair price being paid to Taleo stockholders for the sale of Taleo. The complaint also asserts a breach of loyalty claim against the directors, based on their receipt of accelerated option payments when the deal closes. The complaint further alleges that the individual directors and Taleo breached a fiduciary duty of disclosure owed to stockholders by issuing a Preliminary Proxy Statement on February 24, 2012 that omits material information necessary for the stockholders to make an informed decision of the proposed transaction. In particular, the complaint asserts alleged omissions regarding: the conflicts of interest of Taleo’s financial advisor, Qatalyst; the sale process; and the criteria used by Qatalyst to render its opinion that the price paid for Taleo is fair.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Taleo common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Taleo common stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Taleo common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to Taleo a written demand for appraisal before the vote on the merger agreement at the special meeting.

•

The stockholder must not vote in favor of the proposal to approve the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or vote to abstain.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•

The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Taleo common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Taleo of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Taleo common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

If the merger is completed, Taleo will give written notice of the effective time of the merger within 10 days after such effective time to each former Taleo stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Taleo common stock held by all dissenting stockholders. A person who is the beneficial owner of shares of Taleo common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Taleo has received demands for appraisal, and the aggregate number of holders of those shares. A person who is the beneficial owner of shares of Taleo common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of Taleo common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of the Taleo common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A TALEO STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

CURRENT MARKET PRICE OF COMMON STOCK

Taleo common stock is listed on the NASDAQ Global Select Market under the trading symbol “TLEO.” The following table sets forth the high and low closing prices of Taleo common stock, as reported by the NASDAQ Global Select Market, for each of the periods listed.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2010
First Quarter	$27.22	$19.17
Second Quarter	27.93	21.97
Third Quarter	30.43	23.05
Fourth Quarter	32.66	27.28
Fiscal Year Ended December 31, 2011
First Quarter	36.07	28.50
Second Quarter	37.94	33.40
Third Quarter	36.96	22.03
Fourth Quarter	42.24	24.03
Fiscal Year Ending December 31, 2012
First Quarter (through March 5, 2012)	45.89	34.97

The following table sets forth the closing sale prices per share of Taleo common stock, as reported on the NASDAQ Global Select Market on February 8, 2012, the last full trading day before the public announcement of the proposed merger, and on March 5, 2012, the latest practicable date before the printing of this proxy statement:

February 8, 2012	$38.94
March 5, 2012	$45.89

If the merger is consummated, each share of Taleo common stock will be converted into the right to receive $46.00 in cash, without interest and less any applicable withholding taxes, and Taleo common stock will be removed from quotation on the NASDAQ Global Select Market and there will be no further public market for shares of Taleo common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number and percentage of shares of Taleo common stock beneficially owned, as of March 2, 2012, by (i) each person or group known by Taleo, based on filings pursuant to Section 13(d) or 13(g) under the Exchange Act, to beneficially own more than 5% of the outstanding shares of Taleo common stock; (ii) each person who is currently a director of Taleo; (iii) each named executive officer of Taleo, determined in accordance with Item 402 of Regulation S-K of the Securities Act; and (iv) all current directors and executive officers of Taleo as a group.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2) Class A Common Stock
	Number of Shares	%
5% Stockholders:
BlackRock, Inc. (3)	3,189,398	7.6
40 East 52nd Street
New York, New York 10022
FMR LLC (4)	4,609,777	11.1
82 Devonshire Street
Boston, Massachusetts 02109
The Vanguard Group, Inc. (5)	2,229,918	5.3
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Wells Fargo & Company (6)	2,809,477	6.7
420 Montgomery Street
San Francisco, California 94104
Non-Employee Directors:
Gary Bloom (7)	62,156	*
Patrick Gross (8)	49,303	*
Greg Santora (9)	59,949	*
Jeffrey Schwartz	12,290	*
Jonathan Schwartz (10)	56,924	*
Jeffrey Stiefler (11)	62,549	*
Michael Tierney (12)	513,598	1.2
James Tolonen (13)	45,203	*
Named Executive Officers:
Michael Gregoire (14)	364,403	*
Douglas Jeffries (15)	51,079	*
Guy Gauvin (16)	14,571	*
Neil Hudspith (17)	99,706	*
Jason Blessing (18)	101,095	*
Jonathan Faddis (19)	21,072	*
Katy Murray	—	—
All directors and current executive officers as a group (17 persons) (20)	1,519,301	3.6

*	Represents less than 1%.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares which the individual has the right to acquire within 60 days of March 2, 2012, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 42,122,006 shares of common stock outstanding on March 2, 2012. The vesting of all stock options and restricted stock awards held by Taleo’s non-employee directors will accelerate in full upon the closing of the merger pursuant to the terms of the awards. For purposes of this table, all such awards are assumed to have fully vested.

(3)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2012. According to the Schedule 13G, BlackRock, Inc. has sole voting power and sole dispositive power over these shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. No one person’s interest in Taleo common stock is more than 5%. The Schedule 13G filed by BlackRock, Inc. is on behalf of itself and the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited and BlackRock International Limited. For purposes of the reporting requirements of the Exchange Act, BlackRock, Inc. is deemed to be a beneficial owner of such securities.
(4)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2012. FMR LLC has sole voting power over 160,263 shares and sole dispositive power over 4,609,777 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 4,426,764 shares of Taleo common stock as a result of acting as investment advisor to various investment companies. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 183,013 shares of Taleo common stock as a result of its serving as investment manager of institutional accounts owning such shares
(5)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 9, 2012. The Vanguard Group, Inc. has sole voting power over 56,832 shares, sole dispositive power over 2,173,086 shares and shared dispositive power over 56,832 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,832 shares as a result of its serving as investment manager of collective trust accounts and directs the voting of those shares.
(6)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on December 31, 2011. Wells Fargo & Company has sole voting power over 2,621,418 shares and sole dispositive power over 2,808,785 shares. The Schedule 13G filed by Wells Fargo & Company is on behalf of itself and the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Advisors, LLC and Wells Fargo Bank, N.A. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership reported by a subsidiary.
(7)	Includes 25,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(8)	Includes 31,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(9)	Includes 25,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(10)	Includes 35,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(11)	Includes 35,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(12)	Includes 6,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(13)	Includes 35,000 shares subject to options that are exercisable within 60 days of March 2, 2012.
(14)	Includes 170,953 shares subject to options that are exercisable within 60 days of March 2, 2012, 11,250 restricted stock shares which may be reacquired by Taleo within 60 days of March 2, 2012 and 13,311 restricted stock units which vest within 60 days of March 2, 2012.
(15)	Includes 41,311 shares subject to options that are exercisable within 60 days of March 2, 2012 and 1,512 restricted stock units which vest within 60 days of March 2, 2012.
(16)	Includes 8,640 shares subject to options that are exercisable within 60 days of March 2, 2012 and 5,020 restricted stock units which vest within 60 days of March 2, 2012.
(17)	Includes 82,281 shares subject to options that are exercisable within 60 days of March 2, 2012, 4,376 restricted stock shares which may be reacquired by Taleo within 60 days of March 2, 2012 and 5,275 restricted stock units which vest within 60 days of March 2, 2012.
(18)	Includes 66,708 shares subject to options that are exercisable within 60 days of March 2, 2012, 2,250 restricted stock shares which may be reacquired by Taleo within 60 days of March 2, 2012 and 3,342 restricted stock units which vest within 60 days of March 2, 2012.
(19)	Includes 7,537 shares subject to options that are exercisable within 60 days of March 2, 2012, 375 restricted stock shares which may be reacquired by Taleo within 60 days of March 2, 2012 and 3,397 restricted stock units which vest within 60 days of March 2, 2012.
(20)	Includes 570,263 shares subject to options that are exercisable within 60 days of March 2, 2012, 19,626 restricted stock shares which may be reacquired by Taleo within 60 days of March 2, 2012 and 32,576 restricted stock units which vest within 60 days of March 2, 2012.

FUTURE STOCKHOLDER PROPOSALS

We will hold our 2012 annual meeting of stockholders only if the merger is not completed because, if the merger is completed, Taleo will cease to be an independent public company and will be wholly owned by Oracle and you will no longer have an ownership interest in Taleo.

Proposals of stockholders of Taleo intended for inclusion in the proxy statement and proxy card to be furnished to all stockholders entitled to vote at the 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must have been received by us not later than December 16, 2011. We did not receive any stockholder proposals prior to that date.

If a stockholder wished to present a proposal before the 2012 annual meeting of stockholders, but did not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must have delivered a written proposal to us not later than December 16, 2011. We did not receive any stockholder proposals prior to that date.

If a stockholder wished to nominate an individual for election to our board of directors at the 2012 annual meeting of stockholders, the stockholder must have delivered written notice to us not later than December 16, 2011. We did not receive any nominations prior to that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

If you have any questions about this proxy statement, the special meeting or the acquisition by Oracle after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact our proxy solicitor:

Georgeson Inc.

199 Water Street

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (888) 661-5651

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 6, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

February 8, 2012

among

TALEO CORPORATION,

OC ACQUISITION LLC,

TIGER ACQUISITION CORPORATION,

and

ORACLE CORPORATION

CONFIDENTIAL

i

ii

Exhibit A – Form of Voting Agreements

Exhibit B – Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 8, 2012, among Taleo Corporation, a Delaware corporation (the “Company”), OC Acquisition LLC, a Delaware limited liability company (“Parent”), and Tiger Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). The Ultimate Parent is a party solely with respect to the performance of its obligations set forth in Section 2.06 and 9.15.

WHEREAS, the Boards of Directors of each of the Company, the Ultimate Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s, the Ultimate Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any acquisition or purchase by any Person, directly or indirectly, of a majority of any class of outstanding voting or equity securities of one or more Subsidiaries of the Company the business of which constitutes 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries (for or as of, as applicable, the twelve (12) month period ended on the last day of the Company’s last fiscal year), (iii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries (for or as of, as applicable, the twelve (12) month period ended on the last day of the Company’s last fiscal year), (iv) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries (measured by the lesser of book or fair market value thereof as of the last day of the Company’s last fiscal year) or (v) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries (for or as of, as applicable, the twelve (12) month period ended on the last day of the Company’s last fiscal year).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2011.

“Company Balance Sheet Date” means September 30, 2011.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, any such material adverse effect resulting from or arising out of (A) the announcement or pendency of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto), (B) general economic or political conditions or changes in such conditions (including acts of terrorism or war) to the extent that such conditions or changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions or changes in such conditions in the industry in which the Company and its Subsidiaries operate to the extent that such conditions or changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action expressly prohibited by Section 6.01, or the taking of any specific action at the written direction of Parent or expressly required by this Agreement, (F) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger) or (G) any failure by the Company to meet internal or analysts’ estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

“Company Products” means each product (including any Software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock Award” means each award of share(s) of restricted Company Common Stock (regardless of whether such restrictions are time-based or performance-based) outstanding under any Company Stock Plan or otherwise that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company RSU” means each award of restricted stock units (regardless of whether such restrictions are time-based or performance-based) of the Company outstanding under any Company Stock Plan or otherwise.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s 2009 Equity Incentive Plan, the Company’s 1999 Stock Plan, the ViaSite Inc. Stock Plan, the Company’s 2004 Stock Plan, the Company’s 2005 Stock Plan, the Vurv Technology, Inc. Stock Option Plan, as amended and restated and the 2003 Series D Preferred Stock Plan.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any entity that is (or at the relevant time was) treated as a single employer with the Company or such Subsidiary or under common control with the Company or such Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Government Contract” means any Contract between, on the one hand, the Company or any of the Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Authority, (ii) any prime contractor to the United States government or any other Governmental Authority, provided, however, that the United States government or such other Governmental Authority is the end-user of the Company Products covered by such Contract, or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) obligations under capital leases, or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“International Plan” means any compensation or benefit plan that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States, for which the Company or any of its Subsidiaries may have any liability (actual or contingent).

“IT Assets” means all hardware, Software, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” and “delivered” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion (and to which Parent’s legal representatives have had unrestricted access) in the virtual data room hosted by IntraLinks, Inc. in connection with the Merger for a continuous period of at least 48 (forty-eight) hours immediately prior to the date of this Agreement (it being understood and agreed that as soon as practicable after the date of this Agreement, the Company shall deliver to Parent on optical media format a complete and accurate copy of the contents of said virtual data room as of the date of this Agreement).

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” means the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Company Representations” means the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), 4.05, 4.26, 4.27 and 4.28.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding bona fide, unsolicited, written Acquisition Proposal capable of acceptance by the Company which did not result from a breach of Section 6.03 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and Qatalyst Partners LP (or another financial advisor of nationally recognized reputation), and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other impediments to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such Third Party to finance such Acquisition Proposal), is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in a binding offer capable of acceptance by the Company in response to such Superior Proposal pursuant to and in accordance with Section 6.03 or otherwise).

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information relating to Taxes filed or required to be filed with a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (A) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes, (C) Software that is used to generate code or other Software that is described in clauses (A) or (B), and (D) Software that is used for the Company’s internal business purposes, including accounting Software, human resources Software, customer relationship management Software and similar Software, but excluding, with respect to clauses (B) and (D) only, any commercially available Software licensed by the Company for a one-time fee of $25,000 or less or for which the Company is obligated to pay $25,000 or less annually.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Ultimate Parent” means Oracle Corporation, a Delaware corporation.

“Ultimate Parent Stock” means the common stock, par value $0.01 per share, of the Ultimate Parent.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(d)
Adverse Recommendation Change Notice	6.03(e)
Agreement	Preamble
Antitrust Counsel Only Material	6.11(d)
Assumed Company Awards	2.06(a)
Award Exchange Ratio	2.06(a)
Board Recommendation	6.02(b)
Cashed Out Compensatory Awards	2.06(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Class B Common Stock	4.05(a)
Company Common Stock	4.05(a)
Company Compensatory Award	2.06(a)
Company Disclosure Schedule	4
Company Employee Plan	4.16(a)
Company Patents	4.20(a)
Company Preferred Stock	4.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(c)
Compensatory Award Payments	2.06(a)
Confidentiality Agreement	6.16
Continuing Employees	6.18(a)
Parent Benefit Plans	6.18(a)
Current Premium	6.10(a)
Dissenting Shares	2.05
Effective Time	2.02(b)
End Date	8.01(b)(i)
ESPP	2.06(d)
Exchange Agent	2.04(a)
Final Exercise Date	2.06(d)
Foreign Competition Laws	4.03
Governmental Antitrust Authority	6.11(b)
Indemnified Parties	6.10(b)
Insurance Policies	4.17(a)
Intervening Event	6.03(f)
Lease Agreement	4.21(b)
Leased Real Property	4.21(b)
Major Customers	4.14(a)(i)
Major Suppliers	4.14(a)(iii)
Material Contract	4.14(b)
Merger	Preamble
Merger Consideration	2.03(a)
Merger Subsidiary	Preamble
Necessary IP	4.20(b)
Notice Period	6.03(e)
Owned Real Property	4.21(b)

Term	Section
Parent	Preamble
Parent Expenses	9.04(d)
Payment Fund	2.04(a)
Proxy Statement	4.09
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Termination Fee	9.04(b)
Uncertificated Shares	2.04(a)
Voting Agreements	Preamble

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, E. Palo Alto, California, unless another place is agreed to in writing by the parties hereto.

Section 2.02. The Merger.

(a) Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c), or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $46.00 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Common Stock owned by the Ultimate Parent or any Subsidiary thereof (including Parent and Merger Subsidiary) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Common Stock held by the Company as treasury stock or by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the Company and each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as the Company or such Subsidiary, as applicable, owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.03(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.03(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware

Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06. Company Stock Options; Company RSUs; Company Restricted Stock Awards; ESPP.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the unvested portion of each Company Stock Option, Company RSU and Company Restricted Stock Award (each such Company Stock Option, Company RSU and Company Restricted Stock Award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time and that is held by a Person who is an employee of, or a consultant to, the Company or any of its Subsidiaries immediately prior to the Effective Time, shall be assumed by the Ultimate Parent and converted automatically at the Effective Time into an option, restricted stock unit or restricted stock award, as the case may be, denominated in shares of Ultimate Parent Stock and subject to terms and conditions substantially identical to those in effect at the Effective Time (each such assumed unvested portion of a Company Compensatory Award, an “Assumed Company Award”), except that (i) the number of shares of Ultimate Parent Stock that will be subject to each such Assumed Company Award shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Company Award by a fraction (the “Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Ultimate Parent Stock on Nasdaq over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of each such Assumed Company Award shall equal (x) the per share exercise or purchase price of each such Assumed Company Award divided by (y) the Award Exchange Ratio (rounded upwards to the nearest whole cent); provided, however, that in no case shall the assumption of the unvested portion of a Company Compensatory Award be performed in a manner that is not in material compliance with the requirements of Section 409A of the Code and in no case shall the assumption of the unvested portion of a Company Stock Option be performed in a manner that is not in material compliance with the requirements of Section 424(a) of the Code. At the Effective Time, each Company Stock Plan pursuant to which any Assumed Company Award has been granted shall be assumed by the Ultimate Parent.

(b) Notwithstanding the foregoing, (i) the vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by this Agreement) of each outstanding Company Compensatory Award as of immediately prior to the Effective Time and (ii) the vested and unvested portion of each outstanding Company Compensatory Award that is held by a Person who is not an employee of, or a consultant to, the Company or any of its Subsidiaries immediately prior to the Effective Time (each such award, or vested portion thereof, as the case may be, a “Cashed Out Compensatory Award”) shall not be assumed by the Ultimate Parent pursuant to this Section 2.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Compensatory Award Payments”). From and after the Effective Time, any such Cashed Out Compensatory Award shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Compensatory Award Payment, if any. The Compensatory Award Payments shall be paid as soon as practicable following the Effective Time, without interest.

(c) Parent shall use commercially reasonable efforts to cause the reservation, issuance and listing of Ultimate Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Assumed Company Award or any Cashed Out Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Assumed Company Award or Cashed Out Compensatory Award, as applicable. The Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Ultimate Parent Stock issuable upon exercise of the Assumed Company Awards promptly following the Effective Time (and in no event later than 20 Business Days after the Effective Time) and the Ultimate Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Company Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist the Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(d) The Company shall take such action as may be necessary under the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”), to (i) terminate all purchase periods under the ESPP as of the last day of the Company’s first payroll period of the month following the month in which this Agreement is executed (the “Final Exercise Date”); (ii) provide that no further purchase periods shall commence under the ESPP on or following the Final Exercise Date; and (iii) terminate the ESPP as of the Final Exercise Date. Each outstanding right under the ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPP. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the ESPP in accordance with the terms of the ESPP.

(e) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, Company Employee Plan or employee benefit arrangement of the Company or any individual party to an employment agreement with the Company or any of its Subsidiaries shall have any right hereunder or otherwise to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(f) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 2.06, including by amending the applicable Company Stock Plans or the ESPP.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than an increase in the number of shares outstanding as a result of the exercise of any Company Compensatory Award in accordance with its terms), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than as set forth in the forward looking statements or as set forth in the risk factors contained therein) filed on or after January 1, 2011 and prior to the date of this Agreement, and (b) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board held since January 1, 2008.

Section 4.02. Corporate Authorization. (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary to consummate the Merger and the other transactions contemplated by this Agreement. Assuming the due authorization and execution of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this

Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (v) making the Board Recommendation.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of Company Material Adverse Effect shall be taken into account.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Class A Common Stock of the Company, par value $0.00001 per share (the “Company Common Stock”), (ii) 4,038,287 shares of Class B Common Stock of the Company, par value $0.00001 per share (the “Company Class B Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock, the Company Class B Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on February 6, 2012, 41,769,494 shares of Company Common Stock were issued and outstanding (80,132 of which were Company Restricted Stock Awards), 76,370 shares of Company Common Stock were held by the Company as treasury shares, and no shares of Company Class B Common Stock or Company Preferred Stock were issued and outstanding; no warrants to purchase shares of capital stock of the Company were issued and outstanding; Company Stock Options to purchase an aggregate of 1,959,840 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 1,126,772 shares of Company Common Stock were exercisable), with a weighted average exercise price of

$22.35751; an aggregate of 1,924,860 shares of Company Common Stock were reserved for settlement of Company RSUs; and no shares of Company Common Stock were reserved for settlement of Company Compensatory Awards other than Company Stock Options and Company RSUs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on February 6, 2012, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares initially subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, (vi) the vesting schedule or schedule for the lapsing of restrictions, as applicable (including the extent to which it will become accelerated as a result of the Merger) and vested status of each such award, and (vii) the expiration date of each such award. The Company Stock Plans set forth in Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement is set forth in Section 4.05(b) of the Company Disclosure Schedule.

(c) Except as set forth in this Section 4.05 and for changes since February 6, 2012 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Compensatory Awards may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities. There are no shares of Company Class B Common Stock or Company Preferred Stock subject to any Company Compensatory Award. There are no performance shares, performance share units or similar securities with respect to the Company issued or outstanding (it being understood that, for purposes of this sentence, the exception contained in the introductory paragraph of this Article 4 shall not apply).

Section 4.06. Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Boards of Directors (or similar governing bodies) and each committee thereof of each of the Company’s Subsidiaries held since January 1, 2008.

(c) Section 4.06(c) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 4.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2010, 2009, and 2008, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2008 (the documents referred to in this Section 4.07(a) and Section 4.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since January 1, 2008, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2008 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08. Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended December 31, 2010 (nor has any such deficiency or weakness been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2008, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09. Disclosure Documents and Other Filings.

(a) The proxy or information statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(b) The Company has provided Parent with all information requested by Parent to evaluate which Governmental Authorities shall require Antitrust Filings. Set forth on Section 4.09(b) of the Company Disclosure Schedule is (i) a list of each country in which the Company and any of its Subsidiaries generated sales in the last completed fiscal year and the most recent twelve (12) month period, and the total sales the Company and any of its Subsidiaries generated in each such country in the last completed fiscal year and the most recent twelve (12) month period; and (ii) a schedule of each country in which the Company maintains one or more Subsidiaries, offices, or personnel.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) liabilities or obligations incurred directly as a result of this Agreement; and

(d) liabilities for the performance of obligations of the Company and its Subsidiaries under Contracts, to the extent such liabilities are readily ascertainable from the face of such Contracts.

Section 4.12. Litigation.

(a) There is no Proceeding pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $50,000.

Section 4.13. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since January 1, 2006 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

(c) Without limiting any other provision of this Agreement, with respect to each Government Contract, the Company and each Subsidiary of the Company: (i) has not at any time charged the U.S. government or any other Governmental Authority a price higher than its commercial customers with respect to the services or products covered by such Government Contract; and (ii) has complied in all respects with the notice, pricing, payment, disclosure and other requirements contained in such Government Contract and with all Applicable Laws (and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. government or any other Governmental Authority for a refund or other payment based upon the Company’s or any of its Subsidiaries’ failure to comply with any such requirements).

Section 4.14. Material Contracts

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets and which have continuing obligations or liabilities thereunder (whether or not of an executory nature) as of the date of this Agreement:

(i) each Contract between the Company or any of its Subsidiaries and any of the 50 (fifty) largest direct end user licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter periods ended December 31, 2011) (“Major Customers”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, providing for either (A) recurring annual payments to the Company or any of its Subsidiaries after the date hereof of $100,000 or more or (B) aggregate payments to the Company or any of its Subsidiaries after the date hereof of $300,000 or more;

(iii) each Contract between the Company or any of its Subsidiaries and any of (A) the 25 (twenty-five) largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended December 31, 2011), (B) the 20 (twenty) largest suppliers (other than licensors), including any supplier of manufacturing, outsourcing or development services, to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended December 31, 2011) (“Major Suppliers”), and (C) the 20 (twenty) largest distributors or resellers (including OEMs and value-added resellers) of any of the Company Products or services provided by the Company or any of its Subsidiaries (determined on the basis of aggregate revenues recognized from the sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended December 31, 2011);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (A) recurring annual payments by the Company or any of its Subsidiaries after the date hereof of $100,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries after the date hereof of $300,000 or more;

(v) each Contract that contains any provisions prohibiting or restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (B) hiring or soliciting for hire the employees or contractors of any Third Party;

(vi) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party, or any other similar provision, (D) grants “most favored nation” or similar rights, (E) contains pricing commitments with respect to future purchases by any Third Party of Company Products or services, or (F) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than 24 (twenty-four) months following the release of a replacement product or new version of a Company Product, as applicable;

(vii) each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (A) annual payments after the date hereof of $100,000 or more or (B) aggregate payments after the date hereof of $300,000 or more;

(viii) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes (A) release conditions that differ materially from the release conditions specified in the Company’s standard source code escrow terms or (B) use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

(ix) each Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(x) each Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business);

(xiii) each Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $100,000;

(xiv) any Contract (A) (1) between the Company or any of its Subsidiaries and any Governmental Authority, or (2) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Authority, or (B) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) each joint venture or other similar Contract or arrangement (including any equity-based partnership or partnership involving the sharing of profits) material to the Company and its Subsidiaries, taken as a whole;

(xvi) each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvii) each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) each Contract: (A) entered into in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions with respect to the Company or any of its Subsidiaries, or (B) entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that involved payment by or to the Company or any of its Subsidiaries of more than $100,000;

(xix) each Contract providing for indemnification of any Person (A) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect, or (B) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (1) assume control of the defense and settlement of any such claim, (2) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim or otherwise exclude from the Company’s and its Subsidiaries’ indemnification obligations any losses that would not have occurred if such non-infringing substitute had been implemented by the indemnified Person at the Company’s request and (3) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(xx) each Contract containing (A) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Affiliates, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (B) any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Affiliates that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (C) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person;

(xxi) each Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any Person by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(xxii) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole; or

(b) Each Contract disclosed (or required to be disclosed) in Section 4.14(a) of the Company Disclosure Schedule, required to be delivered or made available pursuant to Section 4.14(c) or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company or any Subsidiary of the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been delivered by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

Section 4.15. Taxes.

(a)(i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all Company Returns that have been filed were true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all material Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries have been reserved for in accordance with GAAP on the Company Balance Sheet, and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice.

(b)(i) The federal Company Returns through the taxable year ended December 31, 2006, and material state income and franchise Company Returns through the taxable year ended December 31, 2005, have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired.

(c)(i) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority in writing, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset, and (iii) no claim has been made by a Taxing Authority in writing in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g)(i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) There are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries, other than customary commercial or financial arrangements not primarily related to Taxes entered into in the ordinary course of business consistent with past practice.

(i) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (ii) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property.

(j) Neither the Company nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) other than any non-U.S. Subsidiary of the Company listed on Section 4.06(a) of the Company Disclosure Schedule; (ii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has engaged in a trade or business or had a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its formation.

(k) No foreign Subsidiary of the Company (i) has or has had a trade or business or permanent establishment within the United States that has subjected or would reasonably be expected to have subjected it to United States federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a); or (iv) holds assets which constitute U.S. property within the meaning of Section 956 of the Code.

(l) Section 4.15(l) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

Section 4.16. Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary or ERISA Affiliate and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which the Company or any Subsidiary or ERISA Affiliate thereof has any material obligation or liability. Complete and accurate copies of each Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, and descriptions of all material terms of any plan that is not in writing, have been furnished or made available to Parent together with (i) the three most recent annual reports and Tax Returns (and all schedules thereto), if any, required by be filed with the Internal Revenue Service with respect to such Company Employee Plan, (ii) the most recently received Internal Revenue Service determination letter, if any, issued with respect to each Company Employee Plan that is intended to qualify under Section 401(a) of the Code, and (iii) all other filings and material correspondence with any Governmental Authority with respect to each Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or been obligated to contribute to, any Company Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter or opinion letter would reasonably be expected to be revoked or not be issued. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.

(d) Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code. The Company and each of its Subsidiaries have performed all material obligations required to be performed by it under all Company Employee Plans. No events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) To the Knowledge of the Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Authority.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i) There is no material action, suit, investigation, audit or other Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.

(j) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, in all cases so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(k) Each Company Stock Option was granted with a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Each Company RSU is exempt from Section 409A of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(l) Each material International Plan is listed on Section 4.16(l) of the Company Disclosure Schedule. With respect to each International Plan, (i) such International Plan is in material compliance with the Applicable Laws of each jurisdiction in which such International Plan is maintained, (ii) all contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Applicable Law of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each of the Company’s Subsidiaries and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements with respect to such International Plan, and such International Plan has obtained from the Governmental Authority having jurisdiction with respect to such International Plan any required determinations that such International Plan is in compliance in all material respects with the Applicable Law of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been administered in all material respects at all times in accordance with its terms and all Applicable Laws, (v) to the Knowledge of the Company, there are no pending investigations by any Governmental Authority involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or other Proceedings against such International Plan or asserting any rights or claims to benefits under such International Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such International Plan, and (vii) except as required by Applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Plan at any time for any reason in accordance with the terms of each such International Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. No International Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(m) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability (contingent or otherwise) of the Company or any ERISA Affiliate at or following the Effective Time.

Section 4.17. Labor and Employment Matters.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, by employee ID number, the current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each of its Subsidiaries and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.

(b) Neither the Company nor any of its Subsidiaries is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or any Subsidiary. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, picketings, negotiated industrial actions, work stoppages or threats thereof by or with respect to such employees, in each case, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the last three (3) years there has not been any such action. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, nor any grievances, complaints, claims or other Proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or any of its Subsidiaries.

(c) Since January 1, 2009, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(d) Section 4.17(d) of the Company Disclosure Schedule contains a list of all individual (non-entity) independent contractors, consultants, agents or agency employees currently engaged by the Company and each of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such individual. Neither the Company nor any Subsidiary thereof engages or retains any independent contractors, consultants, agents or agency employees.

(e) The Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

Section 4.18. Insurance Policies. Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 4.18 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section  4.18 of the Company Disclosure Schedule.

Section 4.19. Environmental Matters.

(a) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, none of the foregoing is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c) There has been no release by the Company or any of its Subsidiaries, or by any other Person, for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(e) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(f) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20. Intellectual Property and Information Technology.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b) The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP.

(c) Section 4.20(c) of the Company Disclosure Schedule lists each Proceeding or, to the Knowledge of the Company, threatened Proceeding (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(d)(i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP or Company Products.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate Governmental Authorities. Section 4.20(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of the Company’s standard forms of such assignments to Parent. No employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full, other than current accounts payable that are not delinquent.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i) Section 4.20(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company or any Subsidiary permits any Third Party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xi) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties, (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any support agreement or maintenance agreement, and (xiii) any rights by a Third Party to audit or review any financial, license or royalty information, if any, with respect thereto. For purposes of this Section 4.20(i), Company Product includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP, (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP or (D) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, hold for use, license, host, distribute or otherwise dispose of any Company IP, and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing. All information set forth in Section 4.20(i) of the Company Disclosure Schedule is true and complete.

(j) The Company Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes, or (iii) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l) None of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of a Company Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any Third Party any license or right to such Company IP. Section 4.20(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes consistent with applicable industry best practices.

Section 4.21. Properties.

(a)(i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property, if any, currently owned by the Company or any of its Subsidiaries (each, an “Owned Real Property”). Section 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $100,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property and (iv) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. No interest of the Company or any of its Subsidiaries created by a Lease Agreement is subject to any Lien, other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any Third Party any interest in such Lease Agreement or any right to the use or occupancy of any Leased Real Property. There are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 4.22. Inventory. Neither the Company nor any of its Subsidiaries owns any inventory or is in possession of any inventory not owned by the Company or one of its Subsidiaries.

Section 4.23. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since January 1, 2008 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.25. Customers, Suppliers.

(a) Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Between the Company Balance Sheet Date and the date of this Agreement, there has not been any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier.

Section 4.26. Finders’ Fees.

(a) Except for Qatalyst Partners LP, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(b) The Company does not anticipate that the fees and expenses of its accountants, brokers, financial advisors, consultants, legal counsel and other Persons retained by the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 4.26(b) of the Company Disclosure Schedule.

Section 4.27. Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Qatalyst Partners LP, a written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders. A signed copy of such opinion has been or will be delivered to Parent for information purposes only.

Section 4.28. Antitakeover Statute; No Rights Plan.

(a) The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

(b) The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Ultimate Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, the Ultimate Parent and Merger Subsidiary has all limited liability company or corporate, as the case may be, powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. Each of Parent, the Ultimate Parent and Merger Subsidiary has all requisite limited liability company or corporate, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent, the Ultimate Parent and Merger Subsidiary of this Agreement and the consummation by Parent, the Ultimate Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate, as the case may be, action on the part of Parent, the Ultimate Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of the Ultimate Parent, Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent, the Ultimate Parent and Merger Subsidiary of this Agreement and the consummation by Parent, the Ultimate Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent, the Ultimate Parent and Merger Subsidiary of this Agreement and the consummation by Parent, the Ultimate Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or the certificate of incorporation and bylaws of the Ultimate Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, the Ultimate Parent, Merger Subsidiary or any other Subsidiary of Parent or the Ultimate Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent, the Ultimate Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Litigation. As of the date hereof, there is no Proceeding pending against or to the knowledge of Parent, threatened against, Parent, the Ultimate Parent or any of their respective Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair Parent’s, the Ultimate Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent, the Ultimate Parent nor any of their respective Subsidiaries are subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s, the Ultimate Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07. Financing. At the Closing, Parent shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01. Conduct of the Company. Except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, except as required by Applicable Law or except with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or except as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a) amend the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except distributions under the ESPP in the ordinary course and distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c)(i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with the applicable Company Compensatory Award’s terms as in effect on the date of this Agreement, or (B) the issuance of shares of Company Common Stock pursuant to the ESPP and in accordance with Section 2.06(d), or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(e) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $2,000,000 in the aggregate in any fiscal quarter;

(f) acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) pursuant to existing Contracts or commitments, (ii) sales of used equipment in the ordinary course of business consistent with past practice, or (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(h)(i) hire or engage any employees, consultants or contractors, or induce or encourage any employees, consultants or contractors to resign from the Company or any of its Subsidiaries, or promote any employees, or transfer any employees, or change the employment status or titles or terms of employment of any employees; or (ii) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of their employees, consultants, contractors, or advisors, or (iii) form, create, adopt or issue any new, or modify any existing, salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or (iv) reprice any right to acquire Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, or (v) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(i)(A) write-down any of its material assets, including any Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(j)(A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) to the Company or any of its Subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(k) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(l) enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $100,000 or with a value over the life of the Contract in excess of $300,000, other than (i) entering into Software license agreements, or the renewal of any existing Software license agreements, where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a Third Party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

(m) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any material claim for Tax refunds, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund or material reduction in Tax liability;

(n)(i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $150,000 in any individual case, other than (A) as required by their terms as in effect on the date of this Agreement, (B) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (C) claims, liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, provided that, in the case of each of (A), (B) or (C), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice, (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party, or (iv) pay any fees and expenses incurred in connection with the transactions contemplated by this Agreement, in excess of $100,000 in the aggregate;

(o) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

(p) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Stockholder Meeting; Board Recommendation; Proxy Material.

(a) The Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall cause to occur on the 30th calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholder Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may adjourn the Stockholder Meeting for no more than five (5) Business Days if necessary in order to obtain a quorum of its stockholders and the Company shall use its commercially reasonable efforts during such five (5) Business Day period to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by Applicable Law and (iii) if the Company receives an Acquisition Proposal, or the price or material terms of a previously received Acquisition Proposal are modified or amended, in any such case during the five (5) Business Day period immediately prior to the day of the Stockholder Meeting, the Company may delay the Stockholder Meeting until the date that is the seventh (7th) Business Day after the date on which the Stockholder Meeting would have been held but for such extension. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, the

Company agrees that (x) its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal, and (y) the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. The Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to adopt this Agreement and a resolution to adjourn the Stockholder Meeting will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

(b) Except to the extent expressly permitted by Section 6.03: (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Board Recommendation”) at the Stockholder Meeting; (ii) the Proxy Statement shall include the Board Recommendation; and (iii) neither the Company Board nor any committee thereof shall fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly, and the Company shall file with the SEC, the preliminary Proxy Statement (but in no event later than twenty (20) calendar days after the date of this Agreement). Notwithstanding anything contained in this Agreement to the contrary, (x) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the third Business Day after the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC, and (y) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the fifth Business Day immediately following clearance by the SEC with respect to such comments. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, (iv) not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed, and (v) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. If, at any time prior to the Stockholder Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 6.03. No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing provisions of Section 6.03(a) or anything else to the contrary set forth in this Agreement, prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from a breach of this Section 6.03, and that the Company Board believes in good faith, after consultation with its outside legal counsel and Qatalyst Partners LP (or another financial advisor of nationally recognized reputation), constitutes or is reasonably likely to lead to a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties to the stockholders of the Company under Applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b) unless the Company shall have notified Parent in writing at least twenty-four (24) hours before taking such action that it intends to take such action (it being understood that: (i) the Company shall only be required to provide the notice required by this sentence to Parent on one occasion with respect to any particular Third Party; and (ii) this parenthetical shall have no impact on the notification and other obligations of the Company contained in the remainder of this Section 6.03(c)). The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any

Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in either case in connection with any Acquisition Proposal or inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. In such notice, the Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, inquiry, offer, proposal or request. Commencing upon the provision of any notice referred to above, the Company shall (A) keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms of any such Acquisition Proposal, inquiry, offer, proposal or request, and (B) promptly upon receipt or delivery of any of the following, provide Parent (or its outside counsel) with copies of all material documents and material written or electronic communications relating to any such Acquisition Proposal (including the financing thereof), inquiry, offer, proposal or request exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and the Person making an Acquisition Proposal, inquiry, offer, proposal or request (or any of such Person’s Affiliates, or their respective officers, directors, employees, or Representatives), on the other hand. The Company shall promptly provide Parent with any non-public information concerning the business, present or future performance, financial condition or results of operations of the Company (or any of its Subsidiaries), provided to any Third Party that was not previously provided to Parent. The Company shall provide Parent with at least 48 hours’ prior notice (or any lesser period of advance notice provided to the members of the Company Board generally) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Stockholder Approval, the Company Board, following receipt of and on account of a Superior Proposal, may (i) make an Adverse Recommendation Change, or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 8.01(d)(i), but only if, in either case, the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or terminate this Agreement in accordance with the terms of Section 8.01(d)(i), unless (A) the Company promptly notifies Parent (the “Adverse Recommendation Change Notice”), in writing at least three (3) Business Days before making an Adverse Recommendation Change or terminating this Agreement (the “Notice Period”), of its intention to take such action with respect to a Superior Proposal, (B) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal, (C) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (y) that there may be multiple extensions of the Notice Period); and (D) Parent does not make, within the Notice Period, a binding offer capable of acceptance by the Company that is determined by the Company Board in good faith, after consulting with its outside counsel and Qatalyst Partners LP (or another financial advisor of nationally recognized reputation), to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(f) Notwithstanding the provisions of Section 6.03(d), the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), fail to make, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation (which shall be deemed to be an “Adverse Recommendation Change”) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be a breach of its fiduciary duties under Applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; and, provided, further, that the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this clause (f) unless the Company Board has (A) provided to Parent at least four (4) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(g) Nothing contained in this Section 6.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company Board expressly publicly reaffirms its Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

Section 6.04. Access to Information. From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request, and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, (B) the information is subject to confidentiality obligations of any Third Party, (C) such disclosure would result in disclosure of any trade secrets of Third Parties or (D) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information; provided, however, that with respect to clauses (B) through (D) of this Section 6.04, the Company shall use its reasonable best efforts to develop an alternative method or procedure for providing such information to Parent. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 6.05. Notice of Certain Events.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Executive Officers of the

Company, including but not limited to the Chief Executive Officer of the Company, shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) The Company shall promptly notify Parent of:

(i) any written notice or other written communication (or any other notice or communication to the extent that the General Counsel or any other officer of the Company becomes aware of such notice or communication) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving the Company or any of its Subsidiaries (or otherwise affecting the Company or any of its Subsidiaries in circumstances which could reasonably be expected to result in a liability to the Company or any of its Subsidiaries), as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15, or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that is reasonably likely to cause the conditions set forth in Section 7.02 not to be satisfied.

Section 6.06. 401(k) Plans. Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, effective as of the day immediately preceding the Effective Time, (i) the Company and each Subsidiary thereof shall take all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and (ii) no Company employee shall have any right thereafter to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. The Company shall provide Parent with evidence that each such Company Employee Plan has been terminated pursuant to an action by the Company Board or the board of directors of a Subsidiary, as applicable.

Section 6.07. State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.09. Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.10. Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 6.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”), which amount is set forth in Section 6.10(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained prior to the Effective Time (and which the Company may obtain prior to the Effective Time notwithstanding any restrictions otherwise set forth in this Agreement other than the restrictions set forth in the proviso at the end of this sentence), which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement; provided, however, that neither the Company nor any Subsidiary of the Company shall pay more than 200% of the Current Premium for such prepaid policies without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement set forth on Section 6.10(b) of the Company Disclosure Schedule between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(c) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification pursuant to this Section 6.10(c), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated, amended, or modified in any manner so as to adversely affect any Indemnified Party or their respective successors, heirs and legal representatives without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies (including their successors, heirs and legal representatives) shall be intended and express third party beneficiaries of this Section 6.10, and this

Section 6.10 shall be enforceable by such Indemnified Parties and their respective successors, heirs, and legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation).

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or other Proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger as soon as practicable after the date hereof and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.11, each of Parent and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or any of its Affiliates to, nor shall the Company or any of its Affiliates without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Affiliates. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Affiliates be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Affiliates any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Affiliates or Parent or any of its Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Affiliates or Parent or any of its Affiliates, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Subject to Applicable Law, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.11 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 6.11, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(e) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.12. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.13. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except (i) as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, or (ii) as such release or announcement may be made with respect to an Adverse Recommendation Change effected in accordance with Section 6.03, in each such case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.14. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.15. Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.16. Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidential Disclosure Agreement dated as of December 1, 2011 by and between the Ultimate Parent and the Company (the “Confidentiality Agreement”).

Section 6.17. Litigation. The Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (which consent may be granted or withheld in Parent’s sole discretion).

Section 6.18. Employee Matters

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall use reasonable efforts to cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.18(a) shall control; and (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(c) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.18 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof, of any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.18 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained; and

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a)(i) each of the Specified Company Representations, to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects, when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only be true, to the extent not qualified as to materiality or “Company Material Adverse Effect,” in all material respects, and to the extent so qualified, in all respects, in each case as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true would have or reasonably be expected to have a Company Material Adverse Effect; (iii) Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company to the foregoing effect, and (iv) the Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (A) the approval of the Company Board and the stockholders of the Company of this Agreement and the transactions contemplated hereby, (B) the certificate of incorporation and bylaws (or similar governing documents) of the Company and each of its Subsidiaries, and (C) any and all Company Board, committee and stockholder resolutions, consents or other actions taken by the Company Board, any committee of the Company Board or the stockholders between the date of this Agreement and the Closing Date;

(b) the Company shall have performed in all material respects its obligations under this Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company to the foregoing effect;

(c) there shall not be instituted or pending any Proceeding initiated by any Governmental Authority, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Equity Interests;

(d) there shall not be in effect any Order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 7.02(c);

(e) the applicable waiting period (and any extension thereof, subject to Section 6.11(d)) applicable to the Merger under the HSR Act or any Foreign Competition Law shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Foreign Competition Law shall have been obtained;

(f) the Company shall have performed in all respects its obligations under Section 6.01(h) of this Agreement; and

(g) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect;

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect; and

(c) the applicable waiting period (and any extension thereof, subject to Section 6.11(d)) applicable to the Merger under the HSR Act shall have expired or been terminated.

ARTICLE 8

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before August 8, 2012 (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the completion of the Merger set forth in Section 7.02(e) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied if the Closing Date were to occur on such date, then either Parent or the Company shall be entitled to extend the End Date by a three (3) month period by written notice to the other party, and Parent shall be entitled to further extend the End Date by a second three (3) month period by written notice to the Company, it being understood that in no event shall the End Date be extended to a date that is later than the twelve (12) month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) the Stockholder Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred (it being understood that the receipt by Parent of an Adverse Recommendation Change Notice shall not, in and of itself, entitle Parent to terminate this Agreement pursuant to this Section 8.01(c)(i));

(ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.03(b)) relating to any Acquisition Proposal; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) based solely on the delivery by the Company to Parent of an Adverse Recommendation Change Notice, pursuant to Section 6.03(e), expressing the Company’s intention to terminate this Agreement in accordance with the terms of Section 8.01(d)(i);

(iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.03;

(iv) if the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal within ten (10) Business Days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal; or

(v) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.02(b) or Section 7.02(a), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(v) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(v) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company:

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03(e), to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect, in either case such that the conditions to the Merger set forth in Section 7.03(a) and Section 7.03(b) respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto.

Section 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other Representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement. The provisions of this Section 8.02 and Sections 9.04, 9.05(b), 9.06, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Attention: Dorian Daley

     Brian S. Higgins

Facsimile No.: (650) 633-0272

Email: brian.s.higgins@oracle.com

with a copy to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, CA 94303

Attention: Keith Flaum

Facsimile No.: (650) 462-4144

Email: kflaum@dl.com

if to the Company, to:

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

Attention: General Counsel

Facsimile No.: (925) 452-3001

Email: jfaddis@taleo.com

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark Bertelsen, Melissa Hollatz and Michael Ringler

Facsimile No.: (650) 493-6811

Email: mbertelsen@wsgr.com

Section 9.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04. Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act or any Foreign Competition Law; provided, that if this Agreement is terminated pursuant to Section 8.01 (other than pursuant to Section 8.01(d)(ii)), the Company shall promptly thereafter reimburse Parent for one-half of all such filing fees paid by Parent.

(b) If this Agreement is terminated pursuant to Section 8.01(c)(i), Section 8.01(c)(ii), Section 8.01(c)(iii) or Section 8.01(c)(iv) (or if this Agreement is terminated pursuant to any other provision of Section 8.01 at any time after the occurrence of an event contemplated by any of Section 8.01(c)(i), Section 8.01(c)(ii) Section 8.01(c)(iii), or Section 8.01(c)(iv)), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $66,000,000 (the “Termination Fee”). If this Agreement is terminated pursuant to Section 8.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), prior to and as a condition of such termination, the Termination Fee.

(c) If this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 8.01(b)(i)) or the Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee. For purposes of (x) clause (i) of this Section 9.04(c), all references to “15%” in clause (i) of the definition of “Acquisition Proposal” shall be deemed to be references to a percentage of no more than “19.9%” with respect to any Person who currently is (and who remains) a passive investor and who files a Schedule 13G with the SEC with respect to beneficial ownership of Company Common Stock; and (y) clause (ii) of this Section 9.04(c), all references of “15%” in the definition of an “Acquisition Proposal” shall be deemed to be references to “50%”.

(d) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of the documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $5,000,000 (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.04(d) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(c).

(e) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

(f) Parent acknowledges and agrees that the Termination Fee contemplated by this Section 9.04 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Termination Fee may otherwise trigger an obligation to pay the Termination Fee under more than one subsection of this Section 9.04 or on more than one occasion pursuant to the same subsection of this Section 9.04 (it being understood, however, that this Section 9.04(f) shall not be interpreted to limit or restrict Parent’s ability to seek or obtain any other remedy it may have with respect to this Agreement).

Section 9.05. Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.10, (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time without the consent of the Company; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto agree to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12. Specific Performance. In the event of any breach or threatened breach by Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 9.13. Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 9.14. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.15. Compliance with Obligations. The Ultimate Parent hereby agrees to cause Parent to honor Parent’s obligations under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TALEO CORPORATION

By:	/s/ MICHAEL GREGOIRE
Name:	Michael Gregoire
Title:	Chief Executive Officer

OC ACQUISITION LLC

By:	/s/ BRIAN S. HIGGINS
Name:	Brian S. Higgins
Title:	Vice President

TIGER ACQUISITION CORPORATION

By:	/s/ BRIAN S. HIGGINS
Name:	Brian S. Higgins
Title:	Vice President

ORACLE CORPORATION

By:	/s/ BRIAN S. HIGGINS
Name:	Brian S. Higgins
Title:	Vice President

Signature page to Agreement and Plan of Merger

Annex B

February 8, 2012

Board of Directors

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

Members of the Board:

We understand that Taleo Corporation (the “Company”), OC Acquisition LLC (“Parent”), Tiger Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”) and, solely with respect to the performance of its obligations pursuant to Section 2.06 and Section 9.15, Oracle Corporation (“Ultimate Parent”), have entered into an Agreement and Plan of Merger, dated as of February 8, 2012 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.00001 per share (“Company Common Stock”), other than shares held in treasury or held by Ultimate Parent or any subsidiary of the Company or Ultimate Parent, will be converted into the right to receive $46.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock (the “Holders”) pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and schedules, and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain financial projections and operating data prepared by the management of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse

B-1

effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction, received a fee upon the Company’s execution of our engagement letter and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Ultimate Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Ultimate Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Ultimate Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on April 5, 2012.
Vote by Internet
• Go to www.investorvote.com/TLEO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Taleo board of directors recommends a vote FOR Proposals 1 – 3.	+

		For	Against	Abstain
1.	A proposal to adopt the Agreement and Plan of Merger, dated as of February 8, 2012, among Taleo Corporation, a Delaware corporation (“Taleo”), OC Acquisition LLC (“Oracle Acquisition Entity”), a Delaware limited liability company and wholly owned subsidiary of Oracle Corporation (“Oracle”), Tiger Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Oracle Acquisition Entity, and Oracle, a Delaware corporation, solely with respect to certain obligations set forth therein, as it may be amended from time to time, pursuant to which Taleo will be acquired by Oracle Acquisition Entity and become an indirect wholly owned subsidiary of Oracle.	☐	☐	☐

		For	Against	Abstain
2.	A proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Taleo’s named executive officers in connection with the completion of the merger.	☐	☐	☐

3.	A proposal to approve the adjournment of the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the merger agreement, including to solicit additional proxies if there is not a quorum present or if Taleo has not obtained sufficient affirmative stockholder votes to adopt the merger agreement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 1 U P X 1 3 6 4 9 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

                                     01FRGC

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Taleo Corporation

The Board of Directors Of Taleo Corporation Is Soliciting This Proxy

The undersigned owns shares of Class A common stock of Taleo Corporation (“Taleo”). Taleo’s Special Meeting of Stockholders will be held on April 5, 2012, starting at 8:00 a.m., local time, at Taleo’s offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. The undersigned appoints Michael Gregoire, with the power of substitution, as attorney, agent and proxy to vote all shares of common stock that the undersigned is entitled to vote at the meeting and at any postponement or adjournment of the meeting.

The individual named above will vote these shares as directed by the undersigned on this proxy.

IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUAL NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION THAT MAY BECOME PAYABLE TO TALEO’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE COMPLETION OF THE MERGER AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR TIME IF THE CHAIRMAN OF THE SPECIAL MEETING DETERMINES THAT IT IS NECESSARY OR APPROPRIATE AND IS PERMITTED BY THE MERGER AGREEMENT, INCLUDING TO SOLICIT ADDITIONAL PROXIES IF THERE IS NOT A QUORUM PRESENT OR IF TALEO HAS NOT OBTAINED SUFFICIENT AFFIRMATIVE STOCKHOLDER VOTES TO ADOPT THE MERGER AGREEMENT.

If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters.

(Items to be voted appear on reverse side.)